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Exhibit 99.182

BRAD R. GODSHALL, ESQ. (SBN 105438)
IAIN A.W. NASATIR, ESQ. (SBN 148977)
PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.
10100 Santa Monica Boulevard
Suite 1100
Los Angeles, CA 90067
Telephone:    (310) 277-6910
Facsimile:     (310) 201-0760

Attorneys for Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

SAN FERNANDO VALLEY DIVISION

In re		CASE NO. SV 00-14099 GM
SNTL CORPORATION, SN INSURANCE SERVICES, INC., SNTL HOLDINGS CORPORATION, SN INSURANCE ADMINISTRATORS, INC., INFONET MANAGEMENT SYSTEMS, INC., PACIFIC INSURANCE BROKERAGE, INC.,		(Jointly Administered with) SV 00-14100-GM SV 00-14101-GM SV 00-14102-GM SV 02- -GM SV 02- -GM
Debtors.
Chapter 11 cases
x	Affects all Debtors Affects only SNTL Affects only SNIS Affects only SNIA Affects only SNTLHC Affects only InfoNet Affects only Pacific	DISCLOSURE STATEMENT IN RESPECT OF FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR SNTL, SNTLHC, SNIS, SNIA, INFONET AND PACIFIC

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		1.	Consolidated Federal Income Tax Return Rules Pertaining to the NOLs	20
	C.	Litigation Over NOLs with CDI		21
		1.	The CDI Dispute	21
		2.	Possible Benefits of the NOLs to Creditors	21
	D.	The FHS Litigation		22
		1.	Procedural History	22
		2.	Potential Outcome	24
VII.	MANAGEMENT OF THE DEBTORS BEFORE AND AFTER THE BANKRUPTCY			25
	A.	Current Directors		25
	B.	Executive Officers		25
	C.	Post-Effective Date Directors and Officers		25
VIII.	CURRENT AND HISTORICAL FINANCIAL CONDITIONS			25
IX.	SUMMARY OF THE PLAN OF REORGANIZATION			25
	A.	Overriding Plan Concepts		25
		1.	The Litigation Trust	25
		2.	Beneficiary Distributions	26
		3.	The EON	26
		4.	Litigation Trust Certificates and Interests	27
		5.	Duplicate Claims Against Multiple Debtors—Single Distribution	31
		6.	Ongoing Effectiveness/Subordination Agreements	32
	B.	Classification of Claims		32
	C.	Unclassified Claims		32
		1.	Administrative Expenses	33
		2.	Court Approval of Fees Required	33
		3.	Priority Tax Claims	34
	D.	Classified Claims and Interests		34
		1.	Classes of Secured Claims	34
		2.	Classes of Other Priority Claims	34
		3.	Convenience Classes—Class 2 a - d	34
		4.	Classes of General Unsecured Claims	35
		5.	Chase Unsecured Claim—Class 4	36
		6.	Lender Group Secured Claims—Class 5(a)-5(b)	36
		7.	CIC/CRUS Litigation Claims Against Debtors—Class 6A and Class 6B	37
		8.	CDI Unsecured Claim—Class 7	38
		9.	Classes of Interest Holders	38
	E.	Means of Effectuating the Plan		39
		1.	Funding for the Plan	39

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	2.	Post-confirmation Management	40
	3.	Disbursing Agent	40
F.	Risk Factors		40
	1.	Tax Risks	40
	2.	Litigation Risks	40
	3.	Securities Law Risks	40
	4.	Business Risks	40
	5.	Bankruptcy Court Rulings and Conditions Precedent	41
G.	Other Provisions of the Plan		44
	1.	Assumption Or Rejection Of Executory Contracts And Unexpired Leases	44
	2.	Retention of Jurisdiction	44
	3.	Issuance of Stock in Reorganized SNTL to the SNTL Acquiror	45
	4.	Conversion of Reorganized SNTL to Limited Liability Company	45
	5.	Sources Of Payment	45
	6.	Tax Sharing Agreement	45
	7.	Revesting Of Assets	45
	8.	Discharge Of Debtors	45
	9.	Injunction	45
	10.	Good Faith	46
	11.	Cancellation of Existing Securities and Agreements	46
	12.	Reservation of Rights Regarding Substantive Consolidation	46
	13.	Issuance of EON	46
	14.	Establishment Administration of Litigation Trust, Termination and Management Duties	47
	15.	United States Federal Income Tax Treatment of the Holders of Litigation Trust Certificates	49
	16.	Exculpation	50
	17.	Termination of Creditors' Committee	50
	18.	Post-Confirmation Date Fees And Expenses	50
	19.	Payment Of Statutory Fees	50
	20.	Amendment Or Modification Of The Plan	51
	21.	Provisions Concerning Voting and Method Of Distributions Under The Plan/Disputed Claims	51
	22.	Objections to and Resolution of Claims, Administrative Claims and Equity Interests	53
	23.	Beneficiary Distributions Withheld For Disputed Unsecured Claims	54
	24.	Post-Effective Date Interest	55
	25.	Surrender of Existing Securities and Agreements	55
	26.	Reporting	55

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		27.	Document Access	56
	H.	Certain Federal Income Tax Consequences of the Plan		56
		1.	Federal Income Tax Consequences To The Debtors	58
		2.	Federal Income Tax Consequences To Holders of Claims	63
		3.	Federal Income Tax Consequences To Holders of Equity Interests in SNTL	69
		4.	Federal Income Tax Treatment Of Payments On The Litigation Trust Certificates	71
X.	CONFIRMATION REQUIREMENTS AND PROCEDURES			75
	A.	Who May Vote or Object		75
		1.	Who May Object to Confirmation of the Plan	75
		2.	Who May Vote to Accept/Reject the Plan	75
		3.	Who is Not Entitled to Vote	76
		4.	Who Can Vote in More Than One Class	76
		5.	Votes Necessary to Confirm the Plan	76
		6.	Votes Necessary for a Class to Accept the Plan	76
		7.	Treatment of Nonaccepting Classes	76
		8.	Request for Confirmation Despite Nonacceptance by Impaired Class(es)	77
	B.	Liquidation Analysis		77
	C.	Feasibility		78
XI.	EFFECT OF CONFIRMATION OF PLAN			78
	A.	Discharge		78
	B.	Revesting of Property in the Debtor		79
	C.	Modification of Plan		79
	D.	Post-Confirmation Status Report		79
	E.	Post-Confirmation Conversion/Dismissal		79
	F.	Final Decree		79

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EXHIBITS

1
Historic Income Statements

2
Cash Flow/Feasibility Analysis

3
Liquidation Analysis

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I.

INTRODUCTION

        SNTL Corporation ("SNTL"), formerly Superior National Insurance Group, Inc., SNTL Holdings Corporation ("SNTLHC"), formerly Business Insurance Group, Inc., SN Insurance Services, Inc. ("SNIS"), SN Insurance Administrators, Inc. ("SNIA"), InfoNet Management Systems, Inc. ("InfoNet") and Pacific Insurance Brokerage, Inc. ("Pacific") are the debtors and debtors in possession (collectively, the "Debtors" or the "Proponents") in the above-captioned Chapter 11 bankruptcy cases. On April 26, 2000, the Debtors, other than InfoNet and Pacific, commenced bankruptcy cases by filing voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), 11 U.S.C. § 101 et seq., with the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"); the Debtors InfoNet and Pacific filed their voluntary petitions for relief under Chapter 11 on May 7, 2002. Chapter 11 allows the Debtors to propose a plan of reorganization. Such a plan may provide for the Debtors to reorganize by continuing to operate, to liquidate by selling assets of the estate, or a combination of both. The Debtors are the parties proposing the first amended plan of reorganization (the "Plan") sent to you in the same envelope as this document. The Plan reflects modifications based upon various settlements reached by Debtors with Creditors and other parties in interest subsequent to Debtors' filing of their initial Plan of Reorganization in November, 2001 (the "Initial Plan"). THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT IN RESPECT OF THE ENCLOSED PLAN. TERMS NOT DEFINED IN THIS DISCLOSURE STATEMENT SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE PLAN.

A.    Purpose of This Document

        The Plan provides separate treatment for the Creditors and Equity Interest Holders of each of the Debtors. Under the Plan, Creditors and Holders of the common stock of SNTL (as well as certain other parties in interest) receive, among other things, Litigation Trust Certificates or, in the case of Equity Interest Holders, uncertificated interests in the Litigation Trust. The Litigation Trust will be funded by valuable litigation rights. The Litigation Trust also is the payee on an "Earn Out Note" (i.e., the "EON") which the Debtors believe is very valuable. Debtors believe that the recovery available to Creditors under the Plan far exceeds the recovery under any other feasible, possible reorganization or liquidation alternative. You are urged to read the Plan in its entirety.

        This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process the Bankruptcy Court follows in determining whether or not to confirm the Plan.

THIS DISCLOSURE STATEMENT DISCUSSES:

  (1)
  WHO CAN VOTE ON OR OBJECT TO THE PLAN,

  (2)
  WHAT THE TREATMENT OF YOUR CLAIM IS (i.e., what you will receive on account of your Claim if the Plan is confirmed), AND HOW THIS TREATMENT COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN LIQUIDATION,

  (3)
  THE HISTORY OF THE DEBTORS AND SIGNIFICANT EVENTS DURING THEIR BANKRUPTCIES,

  (4)
  WHAT THINGS THE COURT WILL LOOK AT TO DECIDE WHETHER OR NOT TO CONFIRM THE PLAN,

  (5)
  WHAT IS THE EFFECT OF CONFIRMATION, AND

  (6)
  WHETHER THIS PLAN IS FEASIBLE

        This Disclosure Statement cannot tell you everything about your rights. You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and what is the best course of action for you.

        You are advised to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

        The Bankruptcy Code requires a Disclosure Statement to contain "adequate information" concerning the Plan. [The Bankruptcy Court has approved this document as an adequate Disclosure Statement, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan. Any party can now solicit votes for or against the Plan].

B.    Deadlines For Voting And Objecting; Date Of Plan Confirmation Hearing.

        THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON THE DEBTORS AND ON ALL CREDITORS AND EQUITY INTEREST HOLDERS IN THIS CASE.

        The Ballot enclosed with this Disclosure Statement is for the use of Creditors and Equity Interest Holders in voting on the Plan. YOUR VOTE IS IMPORTANT. NON-ACCEPTANCE OF THE PLAN MAY LEAD TO A CHAPTER 7 LIQUIDATION, DISMISSAL OF THE CHAPTER 11 CASE OR THE CONFIRMATION OF ANOTHER PLAN. THESE ALTERNATIVES WILL NOT PROVIDE FOR DISTRIBUTIONS TO HOLDERS OF ALLOWED UNSECURED CLAIMS OR ALLOWED EQUITY INTERESTS AT THE SAME LEVEL AS PROVIDED IN THE PLAN. You are urged to review carefully the Plan, this Disclosure Statement, all exhibits and the accompanying Ballot. After doing so, please indicate your vote on the enclosed ballot and return it in the envelope provided to the address set forth below on or before June 7, 2002.

        1.    Time And Place Of The Confirmation Hearing

          The hearing where the Bankruptcy Court will determine whether or not to confirm the Plan will take place on June 18, 2002 at 10:00 a.m., in Courtroom 303 of the Bankruptcy Court, San Fernando Valley Division, 21041 Burbank Boulevard, Woodland Hills, CA 91367.

        2.    Deadline For Voting For Or Against The Plan

          If you are entitled to vote, it is in your best interest to timely vote on the enclosed ballot and return the ballot in the enclosed envelope to Iain A.W. Nasatir, Pachulski, Stang, Ziehl, Young & Jones P.C., 10100 Santa Monica Boulevard, Suite 1100, Los Angeles, CA 90067. Your ballot must be received by June 7, 2002 or it will not be counted.

        2.    Deadline For Objecting To The Confirmation Of The Plan

          Objections to the Confirmation of the Plan must be filed with the Court and served upon Brad R. Godshall, Pachulski, Stang, Ziehl, Young & Jones P.C., 10100 Santa Monica Boulevard, Suite 1100, Los Angeles, CA 90067 by June 7, 2002.

        3.    Identity Of Person To Contact For More Information Regarding The Plan

          Any interested party desiring further information about the Plan should contact Iain A.W. Nasatir, Pachulski, Stang, Ziehl, Young & Jones P.C., 10100 Santa Monica Boulevard, Suite 1100, Los Angeles, CA 90067.

C.    Disclaimer

        The financial data relied upon in formulating the Plan is based on Debtors' financial records as of the date hereof. The information contained in this Disclosure Statement is provided by the Debtors. The Debtors represent that everything stated in the Disclosure Statement is true to the Debtors' best knowledge. The Bankruptcy Court has not yet determined whether or not the Plan is confirmable and makes no recommendation as to whether or not you should support or oppose the Plan.

II.

OVERVIEW

A.    Brief Overview of Debtors' Joint Plan of Reorganization

        Under the Plan, the corporate structure of the various Debtors will be maintained, with a creditor of the Debtors, JPMorgan Chase Bank (f/k/a the Chase Manhattan Bank) ("Chase" or the "SNTL Acquiror"), becoming the sole shareholder of SNTL, the parent company of the Debtors' corporate group. The ultimate objective of the Plan is to rehabilitate the Debtors, with the assistance of Chase, to make such entities profitable as going concerns, thereby enabling Creditors to maximize recovery on account of their Claims. Recoveries by Creditors on their Claims is expected to come from several sources, including: SNTL's pending litigation against Foundation Health Corporation ("FHC"), Foundation Health Systems, Inc. ("FHS") and Milliman & Robertson, Inc. ("M&R") (as described infra, (the "FHS Litigation") and payments by Reorganized SNTL on the EON based upon the contribution of Reorganized SNTL and its subsidiaries (the "SNTL Group") to the consolidated group of JPMorgan Chase & Co. ("JPMC"), of which Chase is a part, measured by a portion of the realization of the tax benefits of the SNTL Group's NOLs.

        The Debtors cannot calculate the magnitude of the recoveries from these sources with any particular precision. As mentioned, however, and as set forth with particularity below, the Debtors believe that the recovery will be substantial and far in excess of what might be available under any alternative plan of reorganization or through a liquidation of the Debtors.

B.    Brief Overview Of Chapter 11

        Chapter 11 is the principal reorganization chapter under the Bankruptcy Code. Pursuant to chapter 11, a debtor is authorized to reorganize its financial affairs for its own benefit and that of its Creditors. Unless otherwise ordered by a Bankruptcy Court, the Bankruptcy Code allows a debtor to remain in operation and to work out its financial difficulties. In a chapter 11 case, the debtor continues to manage its affairs as a debtor in possession and as a fiduciary to the Creditors of the estate. In the instant Chapter 11 Cases, the Debtors have retained possession of their property and continue to manage their financial affairs as debtors in possession.

        The commencement of a chapter 11 case creates an estate comprising all of the legal and equitable interests that the debtor has in property as of the date the bankruptcy petition is filed.

        The filing of a chapter 11 petition also triggers the "automatic stay" provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides for a stay or an injunction against any attempt to collect a pre-petition debt, claim or obligation from the debtor or otherwise to interfere with its property or financial affairs. Unless the Bankruptcy Court orders otherwise, the automatic stay remains in full force and effect until the plan of reorganization is confirmed.

        The Bankruptcy Code authorizes the creation of official creditor and equity committees to protect the interests of Creditors and Equity Interest Holders, respectively. The fees and expenses of counsel and other professionals employed by such official committees are generally borne by the bankruptcy estate. In these Chapter 11 Cases, as more fully set forth below, the Bankruptcy Court has approved the formation of the Creditors' Committee, representing the collective interests of General Unsecured Creditors of the Debtors' Estates.

        A chapter 11 debtor emerges from bankruptcy by successfully confirming a plan of reorganization. A plan may either be consensual or non-consensual and provide, among other things, for the treatment of the claims of Creditors and interests of shareholders. The confirmation process and the conditions for confirming either a consensual or non-consensual plan are more fully described below.

        The formulation of a plan of reorganization is the primary purpose in each chapter 11 case. The plan of reorganization is the vehicle for setting forth the means by which the debtor will satisfy parties who hold claims against or interests in the debtor. Although it is referred to as a plan of reorganization, the plan may also provide for the orderly liquidation of a debtor's assets. In these Chapter 11 Cases, the Debtors' Plan calls for the reorganization of the financial affairs of the Debtors and the payment of, among other things, Litigation Trust Certificates or uncertificated interests to Creditors and Equity Interest Holders holding Allowed Claims or Allowed Equity Interests as more specifically described below. In other words, it is the intention of the Debtors that they will continue their existence and operate as Reorganized Debtors following confirmation of the Plan.

        After a plan of reorganization is filed, the Holders of claims against or equity interests in a debtor whose claims or interests are proposed to be impaired are permitted to vote to accept or reject the plan. Section 1125 of the Bankruptcy Code requires that, prior to soliciting acceptances of the proposed plan, the debtor must prepare a disclosure statement which contains adequate information about the debtor, its assets and liabilities and the plan of reorganization such as will enable a hypothetical, reasonable investor to make an informed judgment about the plan. This Disclosure Statement is presented to Holders of Claims against and Equity Interests in the Debtors to satisfy section 1125 of the Bankruptcy Code.

        Chapter 11 does not require that each holder of a claim against or equity interest in the debtor vote in favor of a plan of reorganization in order for a Bankruptcy Court to confirm the plan. The Bankruptcy Code defines acceptance of a plan by a class of Creditors that hold claims against the debtor as acceptance by at least two-thirds in dollar amount and more than one half of the number of the Holders of allowed claims in that class actually voting. Similarly, acceptance of a plan by a class of Equity Interests requires the affirmative vote of at least two-thirds (2/3) in amount of the Equity Interests in such class which actually voted. Holders of Claims or Equity Interests who fail to vote will not be counted as having either accepted or rejected the plan.

        Classes of Claims or Equity Interests that are not "impaired" under a plan of reorganization are presumed to have accepted the plan of reorganization and, therefore, are not entitled to vote. Acceptances of the Plan in these Chapter 11 Cases are being solicited only from those Persons who hold Claims or Equity Interests in an Impaired Class. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims of that class are modified. Modification for the purpose of determining impairment, however, does not include curing defaults, reinstating maturity or compensating for damages.

        Even if all of the classes of claims and equity interests accept a plan of reorganization, a Bankruptcy Court may determine that the plan should not be confirmed if the plan does not meet the requirements of section 1129 of the Bankruptcy Code. This section requires, among other provisions, that a plan of reorganization be in the "best interests" of Creditors and that the plan of reorganization be "feasible" in order that it may be confirmed. The "best interests" test generally requires that the value of the consideration to be distributed to the Holders of claims under a plan not be less than what they would receive if the assets of the debtor were to be liquidated under a hypothetical liquidation pursuant to chapter 7 of the Bankruptcy Code. The Bankruptcy Court must also find that there is a reasonable probability that the debtor will be able to perform the obligations set forth in the plan of reorganization and that the debtor will be able to continue operations after confirmation without the need for further financial reorganization in order to fulfill the "feasibility" requirement under section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies these requirements.

        Even though a creditor or equity interest holder may choose not to vote or may choose to vote against the plan, such creditor or equity interest holder will be bound by the terms and treatment set forth in the plan if such plan is accepted by the required majorities in each class of Creditors and Equity Interest Holders entitled to vote thereon or is otherwise confirmed by the Bankruptcy Court.

        Debtors may seek confirmation of the plan under the "cramdown" provisions of the Bankruptcy Code in the event the requisite approval of impaired classes is not obtained. Pursuant to section 1129(b) of the Bankruptcy Code, a proponent may "cramdown" the plan against a non-accepting class of Creditors or Equity Interests if the plan complies with all of the requirements of section 1129(a) (except section 1129(a)(8), which requires acceptance by all impaired classes), and the proponent establishes, among other things, that the plan is accepted by at least one impaired class of Creditors, that the plan is "fair and equitable," and that the plan does not "unfairly discriminate." In these Chapter 11 Cases, if any Class votes to reject the Plan, the Debtors will seek to satisfy the requirements of Confirmation under the "cramdown" provisions of the Bankruptcy Code. For a more complete description of these requirements, see section X.A.7 of this Disclosure Statement.

III.

BACKGROUND

A.    Description And History Of The Debtors' Business

        SNTL was originally incorporated in California in 1985 as Superior National Insurance Group, Inc. ("SNIG") and was reincorporated in Delaware in 1997. SNTL is the parent company of a group of insurance companies that until 2001 underwrote workers compensation and, to a limited extent, group health insurance. Debtor SNTL owns all of the outstanding and issued stock of Debtor SNTLHC. SNTLHC is a holding company, which owns all of the outstanding stock of Debtors SNIS, SNIA, InfoNet and Pacific. SNIS and SNIA are a managing general agent and third party claims administrator, respectively, specializing in workers compensation risks and services. InfoNet and Pacific are inactive companies with no known assets or liabilities.

        SNIS operates as a managing general agency ("MGA"). An MGA is an entity that manages all or part of the insurance business of an insurer, negotiates and binds insurance contracts on behalf of an insurer, and acts as an agent for the insurer. The services provided by MGAs include marketing, underwriting, policy administration, collections, safety management and premium audit. MGAs are not licensed insurance companies and therefore are prohibited from taking any insurance risk. However, in the states in which they do business, MGAs must be licensed insurance agents and are subject to regulation as such by those states' insurance departments. SNIA operates as a third party administrator ("TPA"). A TPA is an entity that provides claims administration services to insurance companies. Like MGAs, TPAs are not licensed insurance companies but nevertheless are subject to regulation by the insurance departments of the states in which they do business.

        In the past, SNIS derived a significant amount of business from its establishment of various "fronting" arrangements. In a "fronting" arrangement, an insurance policy is issued by a company (the "Front Company") to a policyholder (the "Insured"). For a fee, the Front Company then reinsures most, if not all, of the risk on the fronted policy to a reinsurer. The entire transaction is arranged by the MGA, which typically has pre-existing relationships and understandings with the Insured, the Front Company and the reinsurer. In this manner, the MGA can maximize the amount and quality of the insurance being issued to the Insured, while minimizing the premiums and other costs associated with that insurance. Prior to the bankruptcy filing, SNIS had entered into fronting arrangements principally with three companies: ZC Insurance Company ("ZCIC"), Centre Insurance Company ("CIC"), and Underwriters Insurance Company ("UIC").

        Since 1993 and until the acquisition of SNTLHC (then known as Business Insurance Group, Inc. ("BIG")) in December 1998, SNTL operated as a workers compensation insurer with the business focused almost entirely on California and Arizona. In 1998, 75.2% of SNTL's premium was written in

California, on a pro forma basis for this acquisition. Additionally, SNTL historically concentrated marketing to group programs and smaller accounts generating less than $50,000 in annual premiums, believing these accounts would provide higher margins. By contrast, SNTL's acquisition of SNTLHC expanded SNTL's business into a new field in that SNTLHC was a multi-state carrier in workers compensation insurance, traditionally marketing to larger accounts where pricing has been more competitive. SNTL and its subsidiaries paid no stockholder dividends subsequent to 1998.

        SNTLHC's insurance subsidiaries currently include Superior National Insurance Company ("SNIC"), Superior Pacific Casualty Company ("SPCC"), California Compensation Insurance Company ("CalComp"), Combined Benefits Insurance Company ("CBIC"), each an insurance company domiciled in California, and Commercial Compensation Insurance Company ("CCIC"), a New York domiciled insurer. SNIC's only subsidiary is wholly owned Western Select Service Corp., which provided vocational rehabilitation, legal, paralegal, and other services to SNIC and SPCC. No other SNTLHC subsidiary has any active subsidiaries.

        In addition to SNTLHC, SNTL owns Commercial Compensation Casualty Company, an insurance company domiciled in California ("CCCC") and, collectively with CalComp, CBIC, SNIC and SPCC, the "Conserved Companies"). CCIC was merged into CCCC on or about June 14, 2000, and, as a result of such merger, was conserved by the California Department of Insurance (the "CDI").

        On or about March 3, 2000, when the Commissioner of Insurance for the State of California (the "Commissioner") placed SNIC, SPCC, CalComp and CBIC into conservation, SNTL, SNIS and SNIA employed approximately 1,200 personnel providing sales, underwriting, and loss control services to its clients, which include insurance companies, other insurance agents, and individual policyholders. On or about September 26, 2000, an Order of Liquidation was entered as to SNIC, SPCC, CBIC and CalComp., placing them in liquidation (hereinafter, "Superior National Insurance Companies in Liquidation" or the "SNICIL Estates").

        SNTL also owns a reinsurance company domiciled in the nation of Bermuda named Superior (Bermuda) Ltd. ("SBL"). SBL is a Bermuda domiciled reinsurance company formed by SNIC in 1995. The sole function of SBL was to reinsure the run-off property and casualty ("P&C") liabilities associated with the workers compensation business underwritten by SNIC prior to 1994. Management's objective in forming SBL was to remove liabilities from SNIC's statutory annual statement that did not pertain to SNIC's core workers compensation business. Immediately after SBL was formed and capitalized by SNIC, and the P&C liabilities were transferred from SNIC to SBL, SNIC distributed the stock of SBL to its then-parent company, SNTL. The transactions described above were approved by the CDI and the Bermuda Office of the Registrar of Companies.

        SBL's reinsurance contract with SNIC was commuted (i.e., unwound) during 2000 concurrently with the execution of SNTL's Global Settlement Agreement with the CDI. See Section V.C. below. SBL's assets consist of approximately $2.0 million of cash. SBL has no liabilities or other obligations whatsoever.

        At present, SNTL, SNIS and SNIA have approximately fifty employees, providing the same services as detailed above. SNTLHC has no employees. The current corporate structure of Debtors is as follows:

B.    The Acquisition Of SNTLHC

        Prior to 1998, the SNTL group of companies concluded that it would be to its advantage to grow its business. This determination led to the ill-fated decision to acquire the stock of SNTLHC (then known as BIG).

        SNTL acquired SNTLHC, the holding company of CalComp, CCIC, and CBIC, in December 1998. This acquisition led to SNTL's insolvency. SNTL entered into a Purchase Agreement dated May 5, 1998 with FHC under which SNTL would purchase from FHC all of the shares of BIG (now SNTLHC) (the "SNTLHC Purchase Agreement"). By that acquisition, SNTL became the indirect owner of four additional insurance subsidiaries: Business Insurance Company ("BICO"), CBIC, CCIC and CalComp (the "SNTLHC Acquisition"). The purchase price was approximately $285 million in cash. SNTL borrowed approximately $110 million and sold common stock to raise the funds necessary to consummate the SNTLHC Acquisition. Shortly after completing the acquisition of SNTLHC, SNTL sold BICO (since renamed Centre Insurance Company) to Centre Solutions Holdings (Delaware) Limited.

C.    SNTL's Business Failure

        The purchase of SNTLHC proved to be disastrous. As discussed with more particularity below, SNTL has sued FHC, FHS, and M&R, the actuary for FHC's insurance subsidiaries, for defrauding SNTL in conjunction with the SNTLHC Acquisition. SNTL seeks recovery from FHC, FHS, and M&R of at least $300 million in damages, including indemnification of SNTL by FHC, FHS, and M&R from any damages suffered by SNTL due to the fraud, the return to SNTL of the $285 million that it paid FHS to acquire SNTLHC, punitive damages, and reimbursement of SNTL's costs associated with the lawsuit.

D.    CDI's Conservation Of Various Insurance Company Subsidiaries

        On March 3, 2000, the CDI used administrative powers relegated to it under the California Insurance Code to seize the assets and operations of the Conserved Companies (SNIC, SPCC, CalComp, and CBIC). On March 6, 2000, the CDI was granted permission by a California court to "conserve" the Conserved Companies, meaning they were removed from SNTL's control and their management was taken over by the CDI. On September 26, 2000, the CDI was granted permission by the Los Angeles Superior Court to liquidate the assets and operations of the Conserved Companies.

        The CDI seized and conserved the Conserved Companies because, after an analysis of the insurance companies' claim and claim adjustment expense reserves, SNTL's management informed the CDI that the Conserved Companies were "statutorily impaired." Under California law, any insurance company that does not possess sufficient assets to pay its unpaid claim and claim adjustment expenses, and to maintain in addition a statutorily prescribed minimum level of capital, is considered statutorily impaired. The CDI subsequently completed an examination of the Conserved Companies' financial condition and accepted SNTL's analysis of claim and claim adjustment expenses. The additional unpaid claim and claim adjustment expenses that management believed were necessary caused the statutory capital of the insurance companies to fall below zero. The CDI usually exercises its authority to seize the assets and operations of, and then to conserve, or liquidate, statutorily impaired insurance companies. SNTL management cooperated with the CDI throughout the CDI's examination of the Conserved Companies' books and records, and SNTL's management was ultimately responsible for making the judgment that the Conserved Companies were statutorily impaired.

        SNTL's management believed representations made by CDI personnel prior to March 3, 2000, including that the conservation of the Conserved Companies would occur on a "friendly basis," and that SNIS and SNIA would be permitted to carry on their historical MGA and TPA businesses. As such, SNTL permitted the CDI to occupy a dozen of its facilities, utilize its furniture and equipment, and expropriate the services of over 1,200 employees, on March 3, 2000, without hindrance or complaint. Further, SNTL's executives informed its employees that SNTL expected its employees to cooperate with the CDI, except when to do so conflicted with the interests of the non-Conserved Companies.

        Unfortunately for SNTL, in addition to removing the assets and operations of the Conserved Companies from SNTL's control on March 3, 2000, the CDI also removed, or attempted to remove, from SNTL's control the assets and operations of the Debtors including the seizure of the entirety of SNTL's operations, and the ejection of SNTL's senior management from the corporate offices. Subsequent actions taken, or positions adopted, by the CDI to mitigate SNTL's control over its assets and operations made things even more difficult for SNTL management, resulting in a very long period of non-reporting to stockholders and months of litigation between SNTL and the CDI.

        The seizure and conservation of the Conserved Companies, and the actual or attempted seizure of SNTL's employees, facilities, records, and bank accounts, by the CDI made it impossible for SNTL's management to conduct SNTL's affairs in an orderly fashion after March 3, 2000. Therefore, on April 26, 2000, the Debtors, other than InfoNet and Pacific, filed petitions with the Bankruptcy Court, seeking protection under Chapter 11 of the Bankruptcy Code. (InfoNet and Pacific filed their Chapter 11 petitions on May 7, 2002, in connection with and in furtherance of implementation of Section 10.1(w) of the Plan.)

        SNTL has written off its investment in the Conserved Companies for financial reporting purposes. The Plan contemplates that the Debtors will continue to be engaged as an MGA through the continuation of the business operations of SNIS and the engagement of other non-risk taking activities. Furthermore, the Debtors may decide, to the extent permitted by applicable law and subject to obtaining regulatory approval, to engage as a TPA through SNIA or otherwise.

E.    Relation of Certain Creditors to SNTL

        CIC, previously identified as one of the Debtors' Front Companies, has certain affiliates which have a common ownership interest in both the Debtors and CIC. Specifically, the Debtors believe Centre Reinsurance, Limited (BDA) is the parent of the parent of CIC, and it has a less than majority ownership interest in each of two partnerships which own SNTL stock. (CIC does not agree with the aforementioned characterization of their ownership.)

        ZCIC, also a Front Company of the Debtors, is owned, on information and belief, by Zurich Reinsurance Company, which is in turn owned by Zurich Reinsurance Centre Holdings, Inc. Zurich Reinsurance Centre Holdings, Inc. indirectly owns Centre Reinsurance, Limited (BDA), which as discussed above, indirectly owns CIC. (ZCIC does not agree with the aforementioned characterization of their ownership.)

        The cumulative ownership of all the affiliates of the ultimate owner of the Front Companies was disclosed in the Debtors' 1998 10K, as follows:

    Currently the ownership of our common stock is concentrated with a few entities. Insurance Partners, L.P. ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda"), and Capital Z Financial Services Fund II, L.P. ("IP II") played significant roles in the equity financing of our acquisition of BIG and own approximately 64.5% of the total number of shares of our outstanding common stock, or the same percentage on a diluted basis, is held in the aggregate by the IP partnerships and certain related parties. Certain affiliates of Zurich are limited partners of IP Delaware and IP Bermuda and hold approximately 23% of the limited partnership interests in those funds on an aggregate basis. They also hold a large portion of the limited partnership interests in IP II. In addition, certain affiliates of Zurich collectively own warrants to acquire approximately 5.5% of our common stock on a fully diluted basis, approximately 1.8% of which are subject to a revocable agency relationship with International Insurance Advisors, Inc.

IV.

DEBTORS' CREDITORS

        The Debtors have the following Claims against them as of the Petition Date which are addressed through the Plan:

A.    Priority Claims

        The Debtors believe they do not have any significant priority claims.

B.    The Lender Group Claims—Classes 3, 4 and 5

        The acquisition of BIG and its insurance subsidiaries was funded in December 1998 with (a) senior debt financing in the amount of $110.0 million (the "Lender Debt") and (b) equity financing in the amount of $200.1 million. The Lender Debt was obtained pursuant to the terms of a Credit Agreement, dated as of December 10, 1998 (the "Credit Agreement"), among SNTL, Chase, as administrative agent, and various lending institutions (the "Lender Group"). As described in more detail in Section IV.C, below, the Lender Debt is contractually senior in right to the Trust Preferred Securities (as defined below) issued by the Trust (as defined below) pursuant to the Senior Subordinated Indenture (as defined below). Although the Senior Subordinated Indenture contains a covenant limiting SNTL's ability to incur indebtedness, SNTL obtained, prior to the incurrence of the Lender Debt, the consent of the holders of the outstanding Trust Preferred Securities to incur the Lender Debt as "Senior Indebtedness" (as defined in the Senior Subordinated Indenture). This waiver was effected pursuant to the First Supplemental Indenture, dated as of November 17, 1998, between SNTL and the Wilmington Trust Company, as trustee. As a result of the Chapter 11 filing, all required repayments of principal and interest under the terms of the Credit Agreement for the Lender Group debt have been suspended, except for a $5.4 million distribution of cash, which was paid to the Lender Group on December 4, 2000, pursuant to a November 9, 2000 order of the Bankruptcy Court. The Lender Group had asserted their right to these funds as cash collateral, a conclusion the Creditors' Committee supported.

        The Lender Group has filed a Claim in the amount of $113,675,229. SNTL has scheduled this claim as undisputed, net of the distribution referenced above.

        The Lender Debt was secured by SNTL by a pledge of SNTL's equity interest in SNTLHC. SNTLHC, SNIS and SNIA each executed a guarantee of the Lender Debt. The guarantee of SNTLHC was secured by a pledge of SNTLHC's equity interest in SNIS and SNIA.

        In conjunction with the filing of Debtors' Initial Plan, two members of the Lender Group—The Bank of New York and Union Bank of California (collectively, the "Minority Lenders") made contentions concerning the effect of the aforementioned stock pledges (the "Stock Pledges") which could have had a material negative impact on the potential return available to General Unsecured Claims under the Plan or which, potentially, could render the Plan unconfirmable. Specifically, the Minority Lenders asserted that by reason of the pledge of stock of SNTLHC (the "SNTLHC Stock Pledge"), the Lender Group holds a first priority security interest in (a) any recovery under the FHS Litigation (the "FHS Recovery") and (b) payments by JPMC on the EON. This Plan reflects a compromise of the Minority Lenders' claims by granting the Lender Group an approximate $22.5 million priority Litigation Trust Certificate tranche (Series B), as set forth with more particularity below.

C.    The Trust Preferred—Class 3 Claims

        On December 3, 1997, SNTL formed Superior National Capital Trust I, a Delaware business trust (the "Trust"), for the sole purpose of issuing preferred securities, having an aggregate liquidation amount of $105 million, in a private placement (the "Trust Preferred Securities"). The Trust also issued to SNTL, for an aggregate consideration of approximately $3.25 million, all of its common securities. The proceeds from the sale of these securities were used by the Trust to purchase SNTL's 10 3/4% Senior Subordinated Notes due December 1, 2017 (the "Senior Subordinated Notes"). On January 16, 1998, SNTL and the Trust completed the registration with the Securities and Exchange Commission of an exchange offer for the outstanding Trust Preferred Securities, Senior Subordinated Notes and related guarantees of SNTL, pursuant to which substantially all of these securities were exchanged for substantially similar securities.

        The Trust Preferred Securities represent a General Unsecured Claim in the amount of $108,248,000, which Claim is undisputed but subordinated to the Lender Group Claims.

D.    Surety Bond Guarantees—Class 3 Claims

        Three Claims have been filed against the Debtors relating to surety bond guarantees, each Claim which, if Allowed, would constitute a General Unsecured Claim:

  (1)
  Continental Insurance Company for a claim purportedly incurred on September 1, 1999 in an amount of $50 million for a workers compensation bond issued on behalf of Superior National Insurance Company on October 1, 1999 in the amount of $50,000,000; which bond was indemnified by SNTL.

  (2)
  St. Paul Fire & Marine Insurance Company for a claim purportedly incurred on September 1, 1999 for workers compensation bonds to four of the Debtors' insurance subsidiaries for a total amount of $23,000,000; which bonds were indemnified by SNTL. St. Paul has filed identical and duplicative Claims in each of the four Cases.

  (3)
  Amwest Surety Insurance Company and Swiss Reinsurance America Corporation has filed a Claim purportedly incurred on March 5, 2000, for workers compensation bonds issued to California Compensation Insurance Company in the amount of $15,000,000 and to Superior National Insurance Company in the amount of $5,000,000; which bonds were indemnified by the Debtors.

        The Conserved Companies entered into the above-referenced Workers Compensation Bonds ("Bonds") commencing in September 1999. The Bonds represented a promise on the party of the surety to pay workers compensation claims on behalf of the Conserved Companies under certain circumstances. The Conserved Companies procured the sureties' promises to pay approximately $108.0 million of workers compensation claims in the states of California and Arizona. The Bonds with respect to California workers compensation claims (the "California Bonds") were procured as follows: CalComp $15.0 million, CBIC approximately $4.2 million, CCCC approximately $3.0 million, SNIC $70.0 million, and SPCC approximately $2.4 million, for a total of approximately $95.0 million of California Bonds. The Bonds with respect to Arizona workers compensation claims (the "Arizona Bonds") were procured as follows: SNIC approximately $8.4 million, and SPCC approximately $4.9 million, for a total of approximately $13.3 million of Arizona Bonds. In the case of each Bond, SNTL, or SNTL and various combinations of its Subsidiaries, agreed to indemnify the sureties against any loss or expense incurred by the sureties.

        The Debtors have filed objections to these proofs of claims, and dispute them for a number of reasons, including the basis upon which the Bonds are being called, since the policies are being honored in the state court liquidation proceedings. Moreover, since the claim of AmWest Surety Insurance Company was filed, it has been placed in liquidation, and there is a possibility that that particular bond will never be honored.

E.    Front Company Premium and Damage Claims—Class 3 and 6 Claims

        As discussed in Section III.A., above, the SNTL group of companies has historically entered into "fronting" relationships with related and unrelated party insurance companies. "Fronting" is the common insurance industry term used to describe the agreement by an insurance company to allow policies to be issued in its name by a third party. A fronting arrangement may allow a nonregulated entity, such as an insurance agent, to create a program for the benefit of a number of similar policyholders without the capital expense of forming a new insurance company. Fronting also permits an insurance company with a relatively low rating from the insurance rating agencies to offer its customers higher rated policies. A fronting company is generally paid a percentage of the policy premium as a fee for the use of its name and as compensation for the financial benefit provided by the insurance company to the third party. The fronting company usually cedes most, if not all, of the risk on the fronted policies to a reinsurer. The reinsurance is frequently, but not always, arranged by the third party as well.

        At the time of the seizure of the Conserved Companies by the CDI, SNTL's insurance subsidiaries were participating in fronting agreements principally with three companies: ZCIC, CIC and UIC. As a part of those fronting arrangement, SNIS, SNIA, and CalComp had entered into underwriting and claims management agreements (respectively) with the "front companies". At the time of the seizure of the Conserved Companies, these companies were prevented from performing under these agreements, and the front companies sought and accepted performance of those contractual obligations from the CDI in its capacity as conservator of the SNICIL Estates. As a result of those contractual obligations, CIC and ZCIC (collectively, the "Front Company Creditors") have filed General Unsecured Claims for damages arising out of the nonperformance of those contracts and for any and all premiums allegedly held by SNIS. The damages claims for nonperformance have also been asserted against SNTL as a guarantor and are set forth approximately as follows:

ZCIC	$4,176,000
CIC	$68,000,000

        The Front Company Creditors also have asserted Claims for unpaid premiums, including premiums allegedly held by the Debtors in separate "trust" accounts as follows: (1) ZCIC, $200,000; (2) CIC, approximately $1.7 million (the "CIC Trust Funds"); and (3) UIC, $3.8 million. As a condition of

Bankruptcy Court approval of the "global settlement" with the CDI (as discussed below), SNTL holds in fiduciary accounts the amounts claimed by ZCIC, CIC and UIC ((2) & (3) above). SNTL disputes it owes any such amounts and claims that such funds are commissions due and owing to SNTL from the Front Companies. SNTL believes that some or all of these Claims, if valid, are indemnified by the CDI through the Global Settlement Agreement (as defined below). See Section V.C., below, for a detailed discussion of the Global Settlement Agreement.

        The Plan incorporates a compromise of controversies with CIC in respect of the CIC Trust Funds. Specifically, pursuant to the Plan, the Debtors are generally permitted the use of the CIC Trust Funds for the purpose of advancing the FHS Litigation, while CIC has been granted a priority secured claim for the repayment of such Funds from the proceeds of the FHS Litigation. Debtors believe that this is a highly attractive settlement, given the Debtors' critical need for liquidity in order to maximize the value of assets of the Estates.

        Additionally, as discussed below, the Bankruptcy Court recently held that at least $2.4 million of the UIC alleged trust funds in fact did constitute property of the Estate. The remaining $1.6 million continues to be the subject of litigation with UIC.

F.    Other Claims

        1.    Other CIC Claims—Class 3 and 6 Claims

        CIC and Centre Reinsurance (US) Limited ("Centre Re") have also filed a contingent General Unsecured Claim for damages in the event that certain transactions are reversed or voided or disallowed as preferences or avoidable transfers. Specifically, effective December 31, 1999, CIC, Centre Re, SNTL, CalComp and SNIC entered into a letter agreement (the "Letter Agreement") referencing a "Partial Commutation and Settlement Agreement" (the "Partial Commutation Agreement") under which CIC released CalComp from the obligation of reinsuring CIC for the first $180 million under a "100% Quota Share Reinsurance Agreement" through December 31, 1999. CIC claims an entitlement to any amounts in excess of the $180 million which CalComp does not pay. CIC also claims that, in the event the foregoing transactions were found to be preferences or voidable transfers, that the $180 million liability CIC would then be responsible for would also be guaranteed by the Debtors. (The CDI, through the Commissioner, has now filed suit against CIC and other entities, seeking to unwind some or all of the aforementioned transactions. As of the date of this filing, the time to file responses to that suit has not expired. The Debtors are not parties to that litigation.)

        As part of these same transactions, SNTL and SNTLHC agreed to pursue the FHS Litigation in a commercially reasonable manner and to pay to CIC and Centre Re fifty percent (50%) of any award, judgment or recovery arising directly or indirectly from the FHS Litigation, capped at 50% of the first $75 million of any award above $75 million (the "CIC Recovery Claim"). CIC and Centre Re asserted a General Unsecured Claim in the amount of $40 million, representing its purported interest in the FHS Litigation. CIC also suggests a Claim for attorneys fees incurred and expected to be incurred relating to the foregoing, in the amount of approximately $3 million.

        The Debtors originally disputed these Claims. The Plan also constitutes compromise of controversy in respect of the CIC Recovery Claim. Generally speaking, CIC/Centre Re will receive $15 million of the first $30 million of any FHS Recovery in settlement of the CIC Recovery Claim. As mentioned above, as part and parcel of this settlement, CIC will permit the Debtors' use of the CIC Trust Funds to advance the FHS Litigation. Debtors believe that this is also a highly favorable settlement for the Estates.

        2.    Other UIC Claims—Class 3 Claims

        UIC has filed a General Unsecured Claim for $11.4 million for reinsurance funds allegedly due it from the Conserved Companies and purportedly guaranteed by SNTL. SNTL also disputes this Claim.

        3.    Claims Against the Insurance Subsidiaries—Class 3 Claim

        Many Claims have been brought against SNTL or the other Debtors seeking to enforce obligations of the insurance subsidiaries of SNTL. Absent any guaranty or other indemnity arrangement, SNTL expects these Claims to be disallowed.

        4.    CDI Claim against FHS Litigation Proceeds—Class 3 Claim

        The CDI, on behalf of the Commissioner in his capacity as Liquidator of the SNICIL Estates, has also filed a proof of claim seeking any recovery in the FHS Litigation. SNTL intends to file an objection to this Claim on a variety of grounds.

        5.    Employee Claims—Class 3 Claims

        Various former executives of Debtors have filed Claims based upon three year employment contracts, which Claims should be capped at one year's compensation, pursuant to Section 502(b)(7) of the Bankruptcy Code. The amount of such Claims currently total $8,253,960.76, but SNTL anticipates the allowed value of such Claims to be approximately $2.75 million before taking into account other defenses and objections SNTL may have.

        6.    HSO Reinsurers' Claim—Class 3 Claim

        Insurance Corporation of Hannover, Scandinavian Reinsurance and Odyssey Reinsurance Corporation (collectively the "HSO Reinsurers") have filed a General Unsecured Claim for $37.5 million and received relief from the automatic stay to file a lawsuit seeking the same recovery, based upon SNTL and SNTLHC's alleged fraud in inducing the HSO Reinsurers to reinsure the Conserved Companies for 50% of $75 million in excess of losses over $603 million. That litigation has been stayed pending the result of a related arbitration proceeding between the CDI and the HSO Reinsurers.

V.

POST-PETITION EVENTS

        The following material events have transpired since the filing of these Cases:

A.    Commercial Compensation Casualty Company Merger and Distribution

        SNTLHC's subsidiary, CCIC, was not seized or conserved by the CDI on March 6, 2000. CCIC was domiciled in the State of New York and, therefore, was subject to primary regulation by the New York Department of Insurance ("NYDI"). The NYDI did not seize or conserve CCIC at the request of the CDI, and perhaps also because CCIC was statutorily solvent. On March 6, 2000, the date of the CDI's seizure and conservation actions against the Conserved Companies, CCIC was about to complete its merger into CCCC, a new California domiciled company, into which SNTL's wholly owned subsidiary SNTLHC, had contributed $5.4 million of capital. SNTL sought to terminate the merger because CCCC was a solvent company, and therefore the CDI could not conserve it. CCCC might then someday be liquidated and its $5.4 million of capital recovered for the benefit of the Debtors.

        If the final merger documents had been executed by New York regulators prior to the seizure, or if the CDI could have persuaded the New York regulators to execute them before March 6, 2000, the insurance operations of CCIC when merged into CCCC would have almost certainly resulted in the conservation of CCCC and the loss of its $5.4 million of capital. SNTL moved expeditiously on March 6, 2000, to inform the NYDI, New York Department of Corporations and all the relevant parties at the CDI that the merger of CCIC into CCCC was terminated. The CDI demanded that SNTL complete the merger, which was acceptable to SNTL, but only if SNTL was first allowed to receive as a dividend from CCCC the $5.4 million that had been contributed to CCCC by SNTLHC. The CDI ultimately agreed to allow the $5.4 million distribution, in return for the completion of the merger.

        CCIC was merged into CCCC on or about June 14, 2000 and, as a result thereof, CCIC was conserved by the CDI. The CDI, however, informed SNTL that the return of the $5.4 million was contingent upon, and adjustable by, any amounts owed by SNTL to the Conserved Companies. The CDI performed an audit of SNTL's inter-company accounts, and ultimately determined that the Conserved Companies owed SNTL $1.9 million, which was paid to SNTL in June, 2000.

        Notwithstanding management's recommendation that the CCCC funds be retained by SNTL to assure the viability of its future operations and legal activities, the Lender Group claimed the $5.4 million CCCC distribution as cash collateral under the terms of the Credit Agreement. The $5.4 million distribution, less certain bank expenses charged to SNTL, plus interest, was paid to the Lender Group in November, 2000, pursuant to Bankruptcy Court order, reducing their Claims by a corresponding amount.

B.    Litigation with the CDI

        During the post-petition period, SNTL has had frequent and significant disputes with the CDI over a variety of important issues and assets, including, but not limited to, access to employees, access to data, access to records, liability resulting from actions taken by the CDI in its capacity in conserving the SNICIL Estates, ownership of leases, ownership of net operating losses, ownership of contractual rights and satisfaction of pre-existing obligations. These conflicts were, for the most part, waged on two fronts: the Bankruptcy Court overseeing SNTL and the state court overseeing the conservation and ultimate liquidation of the SNICIL Estates.

        Shortly after filing the Debtors' petitions, the Debtors filed motions to allow use of funds in their possession to pay employees. This motion and other related attempts to use funds were opposed by the CDI, who claimed ownership over these funds, and who maintained that the Bankruptcy Court was not the appropriate forum or jurisdiction in which such issues could be settled. It took over three months and multiple hearings in the Bankruptcy Court to determine that in fact the Bankruptcy Court was the appropriate forum and did have jurisdiction to decide ownership of the funds and of certain real property and personal property leases which were in question. The Bankruptcy Court also determined that the McCarran-Ferguson Act did not divest it of jurisdiction and that the Eleventh Amendment did not shield the CDI from rulings on these issues by the Bankruptcy Court.

        The Debtors also litigated issues before the Los Angeles Superior Court judge supervising the conservation efforts of the CDI, including challenging unsuccessfully the bid by Lumbermens Mutual Casualty Company, Kemper Employers Group, Inc., and Kemper Employers Insurance Company (collectively "Kemper") for assets of the Conserved Companies, and successfully objecting to certain agreements and procedures the CDI sought to implement which would have interfered with the Debtors' reorganization efforts or devalued their assets. Such actions included filing a motion to modify the conservation orders regarding SNTL's set off rights and filing proofs of claims in the CDI's conservations. Many of these issues were ultimately resolved by the Global Settlement Agreement (as defined below) reached with the CDI.

        Unresolved, however, was the dispute over the ownership of the NOLs of SNTL and its subsidiaries and the validity of the Original Tax Sharing Agreement (as defined below). After negotiations on these issues proved unsuccessful, SNTL and the CDI extensively briefed and argued over several months and hearings, the issues surrounding the ownership of the NOLs. On or about February 17, 2001, the Bankruptcy Court issued a tentative ruling in which it adopted the Debtors' position. At that time, the CDI and SNTL agreed to revisit settlement discussions.

        Finally, the global settlement described below contained several obligations on the part of the CDI which went unfulfilled or ignored. These obligations involved a commutation of a reinsurance contract between SNIS and SBL, access to documents and witnesses, documentation of lease assumptions and liens and implementation of data exchange. The Debtors filed a motion to enforce the global settlement, which the Bankruptcy Court tentatively granted, but sent the Debtors and the CDI to mediation, in which a satisfactory resolution was achieved.

C.    The Global Settlement Agreement With The CDI

        On September 8, 2000, the Debtors entered into a Global Settlement Agreement with the CDI and Kemper (the "Global Settlement Agreement"). The Global Settlement Agreement was approved by the Bankruptcy Court on September 22, 2000, and by the Los Angeles Superior Court on September 26, 2000.

        The Debtors agreed to use their best efforts to assign to the CDI and Kemper certain of the Debtors' owned or leased real or personal property located in the State of California, which included furniture, fixtures, equipment, software, hardware and office equipment. The Debtors also agreed to use their best efforts to assign to the CDI and Kemper any of the names, trade names, trademarks, service marks and logos under which the Conserved Companies conducted business. The CDI agreed generally to indemnify the Debtors for legal costs or damages incurred by the Debtors with respect to the assignment of owned or leased property or other assets to the CDI or Kemper. The Debtors were allowed to retain the use of the corporate names "SN Insurance Administrators, Inc." and "SN Insurance Services, Inc.," and title to the domain name superior.com and the computer hardware to which the domain name applies. The Debtors may not use the superior.com domain name, but rather must sell or assign it to a party not engaged in the insurance business.

        The Debtors also agreed in general to conduct no business in California, and agreed to other restrictions outside of California, for a period of thirty (30) months commencing on August 31, 2000. The Debtors may apply to the CDI for permission to conduct lines of insurance business other than workers compensation after August 31, 2001, which permission may not be arbitrarily withheld by the

Commissioner. During the thirty (30) months from September 1, 2000 through February 28, 2003, SNIS agreed to compete with Kemper only as an agent, MGA, TPA, underwriter, or risk management services provider, with respect to workers compensation insurance, and only in nineteen (19) states (the "Permitted States"). Furthermore, the Debtors may only do business with respect to a particular policy where (i) each agent or other producer with respect to that policy is located in a Permitted State and (ii) more than 90% of the total payroll for such policy arises in such Permitted State. In addition, the Debtors may write workers compensation insurance without limitation for certain of its Creditors. The Debtors are permitted to operate administrative and corporate headquarters in California, although certain functional and size limitations apply during the thirty-months after August 31, 2000.

        The CDI agreed to assist the Debtors to continued administration of the business of the Front Companies who issued insurance policies underwritten by SNIG and insured 100% by the Conserved Companies, including the right to control, manage, direct and require performance of the obligations of third party administrators, and the right to access SNTL's computer systems for the purpose of Front Company policy administration. The CDI agreed to indemnify the Debtors with respect to any claims by the Front Companies relating to the actual possession, collection or disposition of Front Company premiums after March 3, 2000, and with respect to any claims by the Front Companies relating to any performance or nonperformance of underwriting or claims administration pursuant to the contracts between the Debtors and the Front Companies. The CDI indemnity is secured by a lien upon the proceeds of the CDI's arbitration proceedings with the United States Life Insurance Company of the State of New York up to an amount of $28.0 million. The proceeds from the liquidation of the lien can be used to satisfy any and all obligations, including indemnity and defense obligations of the Conserved Companies to the Debtors.

        On September 8, 2000, SNIS paid to the CDI $24.0 million in premiums, the ownership of which was disputed and which SNIS had collected on behalf of the Front Companies and the CDI. On September 26, 2000, subsequent to Bankruptcy Court approval of the Global Settlement Agreement, SNIS paid to the CDI an additional $30,595,310.93 of disputed premiums it had collected on behalf of the Front Companies and the CDI. The CDI agreed that $10.5 million of SNIS' funds were owned by SNIS as further consideration for the Debtors' agreement to enter into the Global Settlement Agreement, including releases, property transfers and assignments, and a full and final release of claims against the Conserved Companies relating to the ownership of the disputed premiums. SNIS agreed to transmit on a weekly basis the full amount of any premiums related to the Conserved Companies' policies that came into its possession after August 22, 2000.

        The CDI provided the Debtors' officers, directors, employees, attorneys and certain others with releases from liability, but reserved its right to assert claims against a) Zurich Insurance Group ("Zurich") or any affiliate of Zurich other than the Debtors; b) any individual officer, director or employee of Zurich or any of its affiliates (other than an individual who is an officer, director or employee of one or more of the Debtors, and not of Zurich or any of its other affiliates); c) the Conserved Companies' officers and directors, regardless of whether they also are officers and directors of the Debtors, for errors and omissions in the management of the Conserved Companies; d) actuarial, accounting or other professional firms who provided services to or for the benefit of the Conserved Companies, including M&R and, e) the Debtors for the recoveries sought in the FHS Litigation or any entitlement of the CDI to intervene in the FHS Litigation on behalf of the Conserved Companies. The Debtors reserved all of their rights and defenses and did not acknowledge any alleged claim the CDI may have to intervene in or share in any recovery from the FHS Litigation.

        The Debtors released the CDI, and their officers, directors, employees and attorneys, from liability, except for claims: a) from liabilities arising out of the CDI's expropriation of property, or from the CDI's takeover of the Debtors' offices; b) in the estates of the Conserved Companies other than any claim arising out of the Global Settlement Agreement; and c) arising from indemnity, contribution, or similar obligations, with respect to any losses suffered by the Debtors as a result of the actions of the CDI in administering Front Company contracts after March 3, 2000.

        Though it is not part of the Global Settlement Agreement, the CDI issued a letter dated September 8, 2000 stating that the Debtors have entered into the Global Settlement Agreement, and, subject to the limitations of the Global Settlement Agreement, the CDI has no objection to any third party conducting any lawful business with the Debtors. A second open letter, dated September 8, 2000, confirmed that the agency and third party administrator licenses of SNIS and SNIA issued by the CDI are in full force and effect, that no disciplinary action has been imposed on the licenses, and that no disciplinary proceedings are pending. That letter also states that the SNIS and SNIA licenses entitle them to engage in all lawful activities prescribed by the California Insurance Code and the regulations promulgated thereunder.

        In short, the Global Settlement Agreement resolved most disputes between the CDI and the Debtors, leaving in place mechanisms for resolution of the remaining outstanding issues. For example, the issue of responsibility for Front Company contractual obligations, including premiums due post conservation, was resolved with an indemnity provided by the CDI. The issue of the ownership of the NOLs was set for hearing in the Bankruptcy Court, where Judge Mund determined the ownership, but not the allocation, of the NOLs. The Global Settlement Agreement also provided for cooperation between the CDI and the Debtors in their various litigations, including but not limited to the FHS Litigation, but preserved the CDI's alleged claim for proceeds in that litigation (a claim disputed by the Debtors).

D.    Negotiation and Development of Restructuring Proposal

        Shortly after the consummation of the Global Settlement Agreement in September 2000, the Debtors and an affiliate of Capital Z Financial Services Fund II, L.P. ("Cap Z") (a major shareholder of SNTL) intensified their search for a suitable sponsor for the Debtors' plan of reorganization, and began serious discussions with Chase and another confidential potential plan sponsor. Various structures for a plan of reorganization were explored with both candidates, without a clear determination of the best structure for a reorganization. The Debtors determined in November 2000 that it would be helpful, if not essential, to have the CDI consent to the structure of the reorganization, and in particular to the NOL ownership issues, in formulating both the structure of the reorganization and the identity of the plan sponsor. Unfortunately, by approximately the beginning of 2001, it became apparent that the CDI did not intend to provide any help with or consent to the restructuring process. As a result, litigation ensued (discussed at VI.C).

        After the Bankruptcy Court ruled on the ownership of the NOLs, the Debtors and Cap Z reopened their discussions with both the CDI and Chase (the other plan sponsor no longer being an option) in May 2001. During the summer of 2001, the Debtors, Cap Z and Chase negotiated heavily a term sheet, which developed into a restructuring proposal (the "Restructuring Proposal"). The Restructuring Proposal itself developed into the Plan addressed in this Disclosure Statement. The critical elements of the Restructuring Proposal were (1) the acquisition by Chase of SNTL, and through SNTL, substantially all of the Debtors' assets; (2) the retention by Chase of the Debtors' businesses and employees; and (3) the payment of claims of creditors (other than Chase) and equity interest holders measured by a portion of the realization of the tax benefits of the SNTL Group's NOLs. These and other aspects of the restructuring proposal are set forth in the Plan and discussed herein.

        Although Chase and the Debtors have finalized the Restructuring Proposal, the Restructuring Proposal contains significant conditions precedent which must be satisfied before the deal can be consummated. These conditions include, among others, the presence of approximately $420 million of NOLs, the entry by SNTL into a consulting services agreement with an MGA partner on terms acceptable to the SNTL Acquiror, the entry by SNTL into a settlement agreement with the CDI, on terms acceptable to the SNTL Acquiror, with respect to the ownership, allocation and use of the NOLs (or the entry of Bankruptcy Court rulings to the same effect), the satisfaction of the SNTL Acquiror regarding the capitalization, budget and business plan of Reorganized SNTL, the receipt of favorable rulings by the Bankruptcy Court regarding various tax issues essential to the successful implementation of the Plan and the payment by the Debtors of the costs and expenses of the SNTL Acquiror up to an agreed upon cap. These and other aspects of the Restructuring Proposal are set forth in the Plan and discussed herein. See Section IX.F. below.

E.    The Initial Plan and Litigation Concerning Stock Pledges

        Debtors filed their Initial Plan in November, 2001. The Initial Plan recognized no secured claims of any value. As mentioned, following the filing of the Initial Plan, the Minority Lenders asserted for the first time their contention that the Stock Pledges entitled the Lender Group to potentially the entirety of the FHS Recovery as well as all payments to the Litigation Trust in respect of the EON (as described below) as the "proceeds" of the Stock Pledge in respect of SNTLHC. The Minority Lenders theories were set forth at length in their objection and in opposition to the motion the Debtors filed on or about January 10, 2002, to determine the value of the secured claim of the Lender Group in respect of the Stock Pledges.

        With respect to the NOLs, the Minority Lenders argued that since the objective of the Plan Sponsor (JPMorgan Chase) was to purchase the stock of SNTL and to therefore control the consolidated group, the stock of SNTLHC was an essential part of the realization of the NOLs, and that stock was pledged to the Lender Group, including the Minority Lenders. The Minority Lenders reasoned that their stock pledge must have value. Since the Plan and Disclosure Statement ascribed no value whatsoever to the stock pledges, and did not treat the Lender Group as a secured creditor, the Plan and Disclosure Statement were objectionable.

        In response, the Debtors sought to determine the value of the Stock Pledges was zero in their motion, arguing that the stock of an insolvent company was worthless, that any NOL realization could not, and did not, constitute proceeds of the pledged stock under the UCC, and that the pledged stock was not indispensable to the Plan and therefore had no value.

        The motion also addressed the Minority Lenders' lien claim in respect of the FHS Litigation. Relying on a Ninth Circuit decision interpreting the UCC, the Minority Lenders claimed that recoveries on litigation claims arising from fraud committed in the purchase of securities or otherwise representing a diminution in the value of securities are proceeds of the underlying securities, to which the Lender Group, in the case of the SNTLHC Stock Pledge, had a security interest. The Debtors, in their motion, responded that the revised UCC clarified that such recoveries were not proceeds, that any claim which arises out of a tort is excluded under the UCC, that no lien could exist on certain of the Debtors' avoidance claims against FHS nor any punitive damage recovery, and that the Ninth Circuit decision did not control this case.

        The Minority Lenders and the Debtors subsequently reached an agreement to the litigation in connection with an amendment to the proposed Plan. Under the proposed Plan amendment, the Minority Lenders could receive a $15 - $22.5 million distribution on a sliding scale (depending on the source of the distribution) in part before, and in part pro rata with the unsecured creditors. This settlement is incorporated into the Plan.

        Additionally, CIC/Centre Re stated their intention of objecting to the Initial Plan on the grounds that the FHS Litigation, which formed one of the cornerstones of the Initial Plan, was subject to their partial ownership interests pursuant to the Letter Agreement discussed above.

        The Plan was filed herein in settlement of these disputes. As set forth with more particularity below, the Plan grants both the Lender Group and CIC/Centre Re priority Litigation Trust Certificates in relinquishment of all of the Claims set forth above. The Debtors believe that these settlements represent rational settlements of significant disputes which threatened to derail the reorganization process.

F.    Other Post-Petition Events

        The Debtors have also, with court approval, assumed and assigned leases, rejected leases, changed the names of certain Debtors, hired professionals to assist with the FHS Litigation (see infra at VI.D.), hired professionals to assist with certain claims relating to premium funds received by the Debtors and monitored proceedings in the CDI's state court liquidation proceedings.

        After the Initial Plan was filed, the Debtors filed a motion for setting an administrative claims bar date, which motion was granted. The administrative claims bar date was set as January 15, 2002.

        The Debtors also moved to have approximately $2.4 million released from the "UIC Funds" held pursuant to the Bankruptcy Court Order Approving the Global Settlement Agreement. An order granting that motion was entered Wednesday, April 3, 2002 but litigation continues with respect to the remaining sum of $1.6 million.

G.    Commencement of Chapter 11 Cases of InfoNet and Pacific

        Section 10.1(w) of the Plan provides that, as a condition precedent to Plan effectiveness, certain affiliates of SNTL, including InfoNet and Pacific, must have been effectively discharged of all their liabilities. In order to effectuate that condition precedent, it was determined to commence Chapter 11 cases for InfoNet and Pacific. On May 7, 2002, InfoNet and Pacific accordingly filed for bankruptcy protection, and the Plan was amended to make all provisions thereof applicable to InfoNet and Pacific in all respects, including for purposes of the discharge (to be) provided to the Debtors pursuant to Section 9.6 of the Plan.

VI.

DEBTORS' ASSETS

        The principal assets which form the basis of the Debtors' Plan are the continuing business of SNIS, the SNTL Group's NOLs, the FHS Litigation and other possible litigation. With the exception of these assets, the various Debtors have only miscellaneous assets of value only in administering Debtors' limited business operations. A discussion of the continuing business of SNIS, the FHS Litigation and the NOLs is set forth below.

A.    Continuing Operations

        As discussed previously, SNIS operates as an MGA. An MGA is an entity that manages all or part of the insurance business of an insurer, negotiates and binds insurance contracts on behalf of an insurer, and acts as an agent for the insurer. The services provided by MGAs include marketing, underwriting, policy administration, collections, safety management and premium audit. MGAs are not licensed insurance companies and therefore are prohibited from taking any insurance risk. However, in the states in which they do business, MGAs must be licensed insurance agents and are subject to regulation as such by those states' insurance departments. Pre-bankruptcy, SNIS derived a significant amount of business from its establishment of various "fronting" arrangements, in which it would arrange the issuance of an insurance policy by a Front Company to the Insured, which the Front Company would then, for a fee, reinsure most, if not all, of the risk on the fronted policy to a reinsurer. In this manner, the MGA can maximize the amount and quality of the insurance being issued to the insured, while minimizing the premiums and other costs associated with that insurance. SNIS had entered into fronting arrangements principally with three companies: ZCIC, CIC and UIC.

        Following consummation of the Plan, the SNTL Acquiror, who will become the sole parent of Reorganized SNTL and, through Reorganized SNTL, its direct and indirect subsidiaries, intends to continue the MGA business of Reorganized SNIS. In particular, Reorganized SNIS plans to enter into contracts with insurance and reinsurance companies to accept the insurance risk associated with the service arrangements it undertakes on behalf of its clients. Although the SNTL Acquiror at this time has no definite plans to continue the business of SNIA, it will be evaluating future business opportunities for SNIA and, as such, may determine to continue its business operations to the extent permitted by applicable law and subject to obtaining regulatory approval.

B.    Tax Net Operating Loss Carryforwards

        1.    Consolidated Federal Income Tax Return Rules Pertaining to the NOLs

        SNTL elected in 1985 to file a consolidated federal income tax return, which means that SNTL and all of its subsidiaries, including the Conserved Companies, have always combined their tax returns and reported their taxable income or losses to the Internal Revenue Service ("IRS") substantially as if they were a single company. The election to file a consolidated return is only revocable with the express permission of the IRS. In order to be included in a consolidated return at least 80% of the voting power and value of the common stock of each subsidiary must be owned either directly by SNTL or directly by an affiliate of SNTL. Because SNTL owned directly, or indirectly through its affiliates (such as SNTLHC), 100% of the stock of each of its subsidiaries at December 31, 2000, all of SNTL's subsidiaries were included in SNTL's 2000 consolidated return.

        SNTL's 2000 and prior consolidated federal income tax returns reflected approximately $1.026 billion of NOLs. The Debtors estimate the NOLs for the first six (6) months of 2001 will be approximately $50 million. Thus, the estimated NOLs as of June 30, 2001 are approximately $1.076 billion.

        The Internal Revenue Code ("IRC") permits NOLs to be carried back two (2) years and then carried forward twenty (20) years, to offset any consolidated taxable income in those years. Approximately $256 million of the $1.076 billion of the NOLs was generated in 2000, and, if not used in future years, will expire at the end of 2020. Similarly, the approximately $50 million of NOLs generated in the first six (6) months of 2001 will expire at the end of 2021 if not used prior thereto. The NOLs have value to the extent they can be used in future years to offset taxable income, if any, prior to the NOL's expiration date and, therefore, will aid in the rehabilitation of the Debtors.

        NOLs are generally grouped together and considered to be an "attribute" of, or owned by, the group of corporations filing the consolidated return. The consolidated return regulations impart to the controlling parent of the group virtually total control over the group's taxation. In the present case, the controlling parent is SNTL. Some exceptions to this general rule apply, but none of those exceptions are material to the present case. The only way that a consolidated NOL can be apportioned to an individual corporation in a consolidated group is when that corporation leaves the group (for example, by sale) or the group no longer files a consolidated return.

        If a member of the group leaves the consolidated return ("deconsolidates"), the group's consolidated NOL is apportioned to the deconsolidated member in the proportion that the deconsolidated company's separate NOL, to the extent unused, bears to the sum of the separate NOLs of all of the group's members with NOLs, if any. The IRS has ruled that insurance companies conserved or placed in liquidation by a state regulator must continue to be included in their parent company's consolidated return. Thus, the conservation of the Conserved Companies does not result in their deconsolidation from the SNTL Group from the Debtors' consolidated return.

C.    Litigation Over NOLs with CDI

        1.    The CDI Dispute.

        As part of the Global Settlement Agreement, the Debtors agreed with the CDI that the use of the NOLs of the SNTL Group and the allocation between SNTL and the Conserved Companies of any value realized on such NOLs, would be subject to further negotiations and to the confirmation of a plan of reorganization by the Bankruptcy Court.

        On August 18, 2000, SNTL filed an adversary proceeding against the CDI in its capacity as conservator of the Conserved Companies for declaratory and injunctive relief. Subsequently, SNTL sought an adjudication that it owned the NOLs by virtue of a tax sharing agreement between SNTL and its insurance subsidiaries which stated the NOLs were owned by SNTL (the "Original Tax Sharing Agreement"). In February, 2001, the Bankruptcy Court, after much briefing and many hearings, granted SNTL's motion for a preliminary injunction as well as the subsequently filed motion for summary adjudication on the issue of who owned the NOLs (the "Motion for Summary Adjudication"). In granting the preliminary injunction, the Bankruptcy Court rejected several arguments of the CDI, including its claims that the McCarran-Ferguson Act divests the Bankruptcy Court of jurisdiction, by reverse pre-emption, and that the Eleventh Amendment provided the CDI with sovereign immunity.

        On or about March 21, 2001, the Bankruptcy Court ruled that the Original Tax Sharing Agreement was valid, but specifically did not decide the allocation of the NOLs under that agreement.

        The CDI has on several occasions informed the Debtors that it may attempt to force the deconsolidation of the Conserved Companies in other ways if SNTL prevailed on its Motion for Summary Adjudication. The CDI believes a forced deconsolidation would result in the apportionment of the NOLs of the SNTL Group to the Conserved Companies. The CDI also believes it may be possible to force deconsolidation by convincing the IRS that the Conserved Companies are tax-exempt organizations, in which case they could not be included in a consolidated return. The CDI has further stated that it may attempt to cause the Conserved Companies to issue new stock to stockholders other than SNTLHC so that they would no longer meet the 80% common stock ownership threshold required for inclusion in SNTL's consolidated return. SNTL sought and received an order enjoining the CDI from taking any of the foregoing actions.

        These matters, however, are not completely resolved. The Bankruptcy Court still has certain issues to decide, including allocation of the benefits of the NOLs, before a plan of reorganization can be confirmed unless the CDI and SNTL can arrive at a satisfactory resolution. The Plan incorporates a settlement of outstanding issues with the CDI. The Plan contemplates (a) indemnification by JPMC for certain tax liabilities incurred by the Conserved Companies while they are part of JPMC's consolidated group; (b) ownership and use of all NOLs of the SNTL Group, however generated, by JPMC; (c) cooperation and access to materials in the CDI's possession; (d) limitation on actions the CDI can take which could or would have adverse tax consequences; and (e) a deemed allowed claim of $3.3 million to be paid out of a Litigation Trust Series A Certificate. Final documentation is still being completed at this time.

        2.    Possible Benefits of the NOLs to Creditors

        The Plan is intended to comply with IRC §§ 269 and 382(1)(5). See Section IX.H. below. Specifically, the SNTL Acquiror (Chase) is an existing creditor of SNTL that, pursuant to the Plan, will acquire in satisfaction of its Claim against the Debtors all of the Common Stock of Reorganized SNTL (the "New SNTL Common Stock"), as well as a Litigation Trust Certificate. As such, following the Effective Date, the SNTL Group will become a part of JPMC's (SNTL Acquiror's corporate parent) consolidated tax group. The SNTL Acquiror has agreed to make payments to creditors and equity interest holders measured by a portion of the realized benefits of the incorporation of the NOLs into JPMC's consolidated tax return pursuant to the formulas set forth in the Plan and Section IX below. It is impossible to calculate precisely how much the Creditors might recover with respect to their Claims by reason of this Plan structure. The NOLs of the SNTL Group will be reduced by the amount of income deemed realized by the Debtors as a result of the discharge of debt under the Plan (as discussed below in Section IX.H. In addition, payments on the EON will not be measured by the gross amount of the NOLs, in order to take into account, among other things, future taxable income of the SNTL Group, including the Conserved Companies. The Debtors believe, however, that on the Confirmation Date, the NOLs held by the Debtors from which payments on the EON will be made will exceed $420 million, and their return reported NOLs in excess of $1 billion. The Debtors reasonably hope and expect that, based on the magnitude of these NOLs, payments will be made on the EON (as discussed in Section IX.A. below) from a minimum NOL Utilization Value of $147 million (assuming the Turnaround Amount is zero). However, as stated above, the payments to be made on the EON will not equal, but will be measured by, the amount of NOL Utilization Value.

D.    The FHS Litigation

        1.    Procedural History

        As mentioned, SNTL (as Superior National Insurance Group, Inc., as it was formerly known) commenced the FHS Litigation by filing an adversary proceeding in the in Bankruptcy Court (No. 00-01267-GM) on April 24, 2000. The complaint filed by SNTL asserts that FHC, FHS and M&R defrauded SNTL in connection with FHS's 1998 sale of SNTLHC (then called Business Insurance Group, Inc.) to SNTL and that M&R conspired with FHC and FHS and assisted in the execution of the fraud. SNTL seeks recovery from FHC, FHS, and M&R in the amount of at least $300.0 million in damages including consequential damages in a variety of areas arising out of the $285 million purchase of BIG and its subsidiaries from FHC, punitive damages, and reimbursement of SNTL's costs associated with the lawsuit.

        The FHS Litigation contains seven causes of action alleging: (a) under the California Uniform Fraudulent Transfer Act, SNTL is entitled to void the SNTLHC Acquisition because SNTL did not receive reasonably equivalent value for the purchase price it paid for SNTLHC and became insolvent as a result of the SNTLHC Acquisition; (b) FHC, FHS, and M&R conspired and committed fraud to induce SNTL to purchase SNTLHC; (c) SNTL is entitled to rescission of the SNTLHC Acquisition based on the fraud committed by FHC, FHS, and M&R; (d) SNTL is entitled to indemnification by FHC due to misrepresentations FHC made to SNTL regarding the adequacy of its reserves, the status of its accounts receivables, the financial health of its captive insurance companies, and the provision of reliable and enforceable reinsurance to guarantee SNTLHC's reserves; (e) FHC breached the SNTLHC Purchase Agreement when it made the misrepresentations regarding the adequacy of its reserves, the status of its accounts receivables, and the financial health of its captive insurance companies, and the provision of reliable and enforceable reinsurance to guarantee SNTLHC's reserves; (f) FHC, FHS, and M&R committed securities fraud under the California Corporations Code by fraudulently misrepresenting SNTLHC's reserve adequacy, the enforceability of reinsurance acquired by FHC to guarantee SNTLHC's reserves, and the assets and liabilities of SNTLHC as disclosed to SNTL and (g) SNTL is entitled to recovery of the value of the acquisition from FHC.

        FHS and FHS responded to the lawsuit on June 30, 2000, alleging fourteen defenses as follows: (a) SNTL failed to state a claim for which relief may be granted, (b) SNTL's fraud and rescission claims are barred because SNTL could not have justifiably relied on any of the alleged fraudulent misrepresentations purportedly supporting SNTL's claims, (c) SNTL's contract and indemnification claims are barred at least in part due to SNTL's failure to commence its action within a binding contractual statute of limitations period, (d) SNTL's contract and indemnification claims are barred because SNTL failed to comply with the contractual duties and prerequisites specified in the SNTLHC Purchase Agreement with FHS necessary to obtain indemnification from FHC, (e) SNTL's complaint and all causes of actions therein are barred by the doctrine of laches, (f) SNTL's rescission claim is barred because SNTL, FHC, and FHS, cannot be restored to the status quo that existed prior to SNTL's purchase of SNTLHC, (g) if FHC and FHS made statements to SNTL, they always acted in good faith, they had reasonable grounds to believe that the statements made were true and did not contain omissions of material fact, they exercised reasonable care, they did not know of any untrue statements of material fact in our allegations, and they did not knowingly or recklessly omit to state any material fact required to be stated in order to not be misleading, (h) FHC and FHS did not cause SNTL's losses, if losses exist, (i) the lawsuit is barred by the doctrine of unclean hands, (j) SNTL engaged in fraudulent conduct in connection with the negotiation and execution of the SNTLHC Purchase Agreement and is not entitled to relief, (k) SNTL is estopped from asserting any claims, (l) FHC and FHS accepted consideration of the sale of SNTLHC to SNTL in satisfaction of a debt in good faith and without knowledge of the alleged voidability of the transfer, (m) SNTL failed to use reasonable efforts to mitigate any losses suffered and is not entitled to any recovery, and (n) SNTL is barred from seeking any remedy other than the remedies provided and properly sought in the SNTLHC Purchase Agreement.

        M&R responded to the FHS Litigation on June 30, 2000, alleging fifteen (15) defenses as follows: (a) SNTL's claims are barred by the SNTLHC Purchase Agreement, (b) SNTL's claims are barred by an indemnification agreement with FHS, (c) SNTL's claims are barred by the doctrine of judicial estoppel, (d) SNTL's claims are barred by the doctrine of waiver, (e) SNTL's claims are barred by the doctrine of estoppel, (f) SNTL's claims are barred by the doctrine of release, (g) SNTL's claims are barred by the doctrine of assumption of risk, (h) SNTL's complaint fails to state a claim on which relief can be granted, (i) SNTL's complaint fails to join a necessary party, (j) M&R believes SNTL's claims are barred by failure to mitigate damages, (k) SNTL's claims are barred because M&R made no false or misleading statements or omissions, (l) SNTL's claims are barred because SNTL did not rely on M&R's alleged statements and omissions, (m) SNTL's claims are barred because SNTL could not reasonably have relied on M&R's alleged statements and omissions, 14) SNTL's claims are barred because M&R never intended to deceive SNTL or intended that SNTL rely on any statements or omissions, and 15) SNTL's claims are barred because M&R never entered in any agreement with, or acted in concert with, FHS or FHS to commit any wrongful act.

        On August 2, 2000, Defendants' motion to withdraw the reference to the Bankruptcy Court was granted. The Action is now before The Hon. Gary Taylor in the United States District Court for the Central District of California (the "District Court"). On September 8, 2000, Defendant M&R filed a motion for judgment on the pleadings. On October 27, 2000, that motion was denied by the District Court in a five-page order issued without a hearing. On January 5, 2001, SNTL filed a motion to compel document production by FHC. On January 24, 2001, the District Court granted SNTL's motion and required FHC to produce the documents requested by SNTL.

        Discovery is in progress in the FHS Litigation, and the discovery cut-off is September 3, 2002. Substantial written, third-party, and deposition discovery has taken place. The parties, collectively, have produced in excess of 300 boxes of relevant documents, the vast bulk of which have been produced by SNTL. The CDI, liquidator of BIG's insurance subsidiaries, has commenced a voluminous production of documents to the parties, totaling nearly 2,000 boxes of documents, which consist mostly of files maintained by certain of the Debtors' subsidiary companies. The CDI produced these documents only after the District Court ordered production on December 26, 2000 and after the CDI appealed the District Court's Order to the Court of Appeals for the Ninth Circuit. The trial schedule was delayed many months due to the CDI's initial refusal to produce documents and the subsequent appeal to the Ninth Circuit. In addition, over twenty (20) third-parties have been served with subpoenas and have produced documents in the FHS Litigation. The parties have listed in excess of 150 potential witnesses in the FHS Litigation. The depositions of eleven witnesses have commenced, including the deposition of SNTL's former chief actuary (four days) and FHS's general counsel (four days, not yet completed).

It is anticipated that approximately 20 additional depositions will be taken before the discovery cut-off. The trial in the FHS Litigation is currently set for February 2003.

        2.    Potential Outcome

        SNTL's claims are likely to face motions for summary judgment by some or all of the Defendants. Although SNTL believes it has meritorious claims against each of the Defendants, and that at a minimum there are issues of material fact that relate to its claims, there can be no guarantee that SNTL's claims will survive summary judgment.

        To the extent Defendants' summary judgment motions are defeated, SNTL will seek to recover in excess of $300 million at trial. If SNTL prevails only on its contract claims against FHC and FHS, contractual damages will be capped at $50 million under the terms of the SNTLHC Purchase Agreement, even though SNTL believes it will be able to support contract claims in excess of the $50 million contractual threshold. However, if SNTL prevails on its fraud claims against any or all of Defendants, SNTL will be able to seek to recover damages in excess of the $50 million cap, namely the purchase price it paid for BIG and its subsidiaries (in excess of $280 million). Defendants' potential liability, including consequential and punitive damages that will be claimed by SNTL, could far exceed $285 million. SNTL believes it has discovered substantial evidence that supports fraud claims against each of the Defendants. Because discovery in the case is proceeding and because of the uncertainty of litigation, however, there can be no guarantee that SNTL will prevail or recover damages at these or any levels at trial, or that a verdict of any amount will withstand an appeal.

        Finally, the CDI has filed a timely proof of claim for any and all amounts recovered by SNTL on account of the litigation. SNTL intends to file an objection to this proof of claim and believes that its objection should be sustained on a variety of grounds.

VII.

MANAGEMENT OF THE DEBTORS BEFORE AND AFTER THE BANKRUPTCY

A.    Current Directors

        The Debtors' current directors are Bradley E. Cooper, Roger W. Gilbert, Steven B. Gruber, Gordon E. Noble, J. Chris Seaman, and Robert A. Spass.

B.    Executive Officers

        The names and current offices held by Debtors' current executive officers are as follows:

Name	Position
J. Chris Seaman	President and Chief Executive Officer
Alexander Corbett	Senior Vice President and Chief Financial Officer
Douglas Roche	Senior Vice President and Chief Information Officer

C.    Post-Effective Date Directors and Officers

        The SNTL Acquiror will control the Debtors following the Effective Date. The directors and officers of the Debtors and their compensation will be designated by the SNTL Acquiror.

        The Trustee of the Litigation Trust will be J. Chris Seaman.

        The Trustee's proposed compensation will initially be $250,000 annually, plus reimbursement of expenses. The Litigation Trust may employ other individuals, subject to approval by an "Oversight Board" discussed in more detail below.

VIII.

CURRENT AND HISTORICAL FINANCIAL CONDITIONS

        The Debtors' historical income statements and balance sheets for the last two (2) years are attached hereto as Exhibit "1."

IX.

SUMMARY OF THE PLAN OF REORGANIZATION

A.    Overriding Plan Concepts.

        In order to understand the Plan, certain overriding Plan concepts must first be understood. The general concept of the Plan is as follows:

        1.    The Litigation Trust.

        Initially, the Plan incorporates the creation of a "Litigation Trust". The Claims of all Creditors against the Debtors are "discharged"—i.e., extinguished and Equity Interests in SNTL are extinguished. In exchange for those Claims, Creditors will receive "Beneficiary Distributions" (as described below) from the Litigation Trust. These Beneficiary Distributions from the Litigation Trust shall be the sole source of recovery for Creditors on their Claims and the Holders of Equity Interests in SNTL.

        2.    Beneficiary Distributions.

        Distributions from the Litigation Trust are generally referred to as "Beneficiary Distributions". There are two primary types of Beneficiary Distributions, based upon the source of the funds received by the Litigation Trust that permit the Beneficiary Distribution in question to be made. (The types of Beneficiary Distributions are important because different Classes of creditors have different priority recovery rights, depending upon the type of Beneficiary Distribution that is being made.) "Beneficiary EON Distributions" are Distributions on account of the Litigation Trust's receipt of payments on the "EON" (as described below). "Beneficiary Litigation Distributions" are Distributions on account of the Litigation Trust's receipt of a "Litigation Recovery". (Such "Litigation Recovery" is expected to arise from the FHS Litigation.) Distributions of "Gross Litigation Proceeds" are Distributions on account of the Litigation Trust's receipt of gross proceeds recovered from the FHS Litigation before payment of any litigation or administrative costs incurred by the Litigation Trust.

        3.    The EON.

        Payments by Reorganized SNTL and JPMC to the Litigation Trust following the Effective Date will be made pursuant to the "EON". The formula concerning when payments are to be made pursuant to the EON is unavoidably complicated. Debtors, however, believe that the payments could exceed $100 million, payable several years in the future. The EON has the following terms pursuant to the Plan:

          a.    Subject to the provisions of the Plan and the express terms of the EON, Reorganized SNTL shall pay an amount equal to the "Distributable NOL Utilization Value" to the Litigation Trust. The term "Distributable NOL Utilization Value" is defined in the Plan.

          b.    Other than at the SNTL Acquiror's sole discretion, Distributable NOL Utilization Value shall not include any portion of NOL Utilization Value attributable to NOLs of the SNTL Group utilized by JPMC until 30 days after the earlier of (i) the date on which the statute of limitations closes (with extensions) with respect to the applicable Utilization Year or (ii) the date on which the SNTL Acquiror and the Internal Revenue Service have both executed a "closing agreement," pursuant to Section 7121 of the IRC, that covers all matters relating to the utilization of the SNTL Group's NOLs in JPMC's federal income tax return, and in the case of clause (i), Distributable NOL Utilization Value shall include only those NOLs of the SNTL Group utilized by JPMC in a Utilization Year for which the statute of limitations has closed (with extensions). The determination of whether or not an NOL of the SNTL Group is utilized in a particular Utilization Year shall be made, in the case of clause (i), on the date on which the statute of limitations closes (with extensions) with respect to such Utilization Year, or, in the case of clause (ii), the date on which the closing agreement referred to therein has been executed.

          c.    Payments of Distributable NOL Utilization Value due under the EON shall bear simple interest at the six month LIBOR rate of interest plus 50 basis points (without compounding) beginning on January 1 of the year or years immediately following the applicable Utilization Year or Utilization Years to which such amounts of Distributable NOL Utilization Value relates. Interest shall accrue from such date or dates referred to in the preceding sentence through the applicable Distribution Date in which such Distributable NOL Utilization Value is paid to the Litigation Trust. The total interest that accrues on a payment of Distributable NOL Utilization Value shall be hereinafter referred to as the "Accrued Interest." Reorganized SNTL shall pay a portion of the Accrued Interest to the Litigation Trust, which portion shall be determined by applying the definition of Distributable NOL Utilization Value (substituting "Accrued Interest" for First Level Net NOL Utilization Value" or "Net NOL Utilization Value" (as applicable) each place it appears), on the same Distribution Date in which such Distributable NOL Utilization Value is paid to the Litigation Trust; provided, however, that, in applying the last proviso in the definition of

  Distributable NOL Utilization Value, the Cumulative NOL Utilization Value shall be deemed to also include the amount of Accrued Interest taken into account on such Distribution Date.

          d.    For each year following the year in which initial payments on the EON are made, the SNTL Acquiror shall determine in its reasonable discretion, based on advice from KPMG, whether adjustments to the Turnaround Amount are required due to an overestimation of such amount; if an adjustment is required due to an overestimation, then the amount of the reduction shall constitute additional First Level Net NOL Utilization Value or Net NOL Utilization Value (or applicable). The amount payable to the Litigation Trust shall be treated as a payment of Distributable NOL Utilization Value which shall be paid pursuant to Section 4.1(b) of the Plan, together with interest thereon pursuant to Section 4.1(c) of the Plan.

          e.    The payments to be made under the EON shall be calculated in accordance with the mechanics set forth in Section 5.4(j) of the Plan and shall be subject to the provisions set forth in Sections 4.2(i) and 4.4 of the Plan.

          f.      Nothing contained in the Plan shall be construed as to prevent the SNTL Acquiror from settling any dispute with the Internal Revenue Service regarding the NOLs and other tax items of the SNTL Group in any manner it deems advisable in its sole discretion, taking into account the overall interest of JPMC. No party, including but not limited to the Litigation Trust or any member of any Class, shall be entitled to inquire into, or to receive information with respect to, the circumstances or background of any such settlement.

        4.    Litigation Trust Certificates and Interests

        As mentioned, essentially all Creditors of the Debtors and the Holders of Equity Interests in SNTL will receive interests in the Litigation Trust. Creditors will receive Litigation Trust Certificates. Holders of Equity Interests in SNTL will receive uncertificated, non-transferable interests in the Litigation Trust.

          a.    Litigation Trust Certificates and interests are designated in various series. There shall be five series of Litigation Trust Certificates or uncertificated interests, the highest priority being the "A" series, the fourth highest priority being the "D" series and the lowest priority being the "E" series. The "B" series (comprised of the "B-1," "B-2" and "B-3" certificates, with the "B-3" certificates comprised of the "B-3A" and "B-3B" certificates) and the "C" series (comprised of the "C-1" and "C-2" certificates) have mixed second and third priority rights as set forth below. The recipients and sources of payment of Litigation Trust Certificates or uncertificated interests is as follows:

Series of Certificate or Interest	Recipient/Claim	Sources of Payment
Series A	CDI	Beneficiary EON Distributions
Series B-1	Lender Group Secured Claims (excluding the Chase Claim)	Beneficiary Distributions
Series B-2	Chase Secured Claim	Beneficiary Litigation Distributions
Series B-3A	The first $15 million of the CIC/CRUS Litigation Claim	Gross Litigation Proceeds
Series B-3B	CIC Trust Fund Claim	Gross Litigation Proceeds
Series C-1	General Unsecured Claims (including Lender Group Unsecured Claim and the Cap Z Administrative Claim ($10 million))	Beneficiary Distributions
Series C-2	Chase Unsecured Claim	Beneficiary Litigation Distributions
Series D	Cap Z Administrative Claim ($15 million)	Beneficiary Distributions
Series E	Holders of SNTL Equity	Beneficiary Distributions

            (1)  The Holder of the Litigation Trust Series A Certificate shall be entitled to receive the first level of Beneficiary EON Distributions up to a maximum Distribution of $3.3 million plus post-Effective Date interest in accordance with Section 5.7 of the Plan; provided, however, that such maximum Distribution of $3.3 million which the Holder of the Litigation Trust Series A Certificate is entitled to receive shall, to the extent applicable, be reduced in accordance with the terms of the Tax Sharing Agreement.

            (2)  Holders of Litigation Trust Series B-1 Certificates shall be entitled to receive, on a Pro Rata basis with all Holders of all other Litigation Trust Series B-1 certificates, (i) the second level of Beneficiary EON Distributions made after the payments on account of the Litigation Trust Series A Certificate, up to a maximum amount of $12.3 million, and (ii)(1) twenty and one-half percent (20.5%) of the first $30 million of Beneficiary Litigation Distributions (in accordance with Section 4.2(g) of the Plan) and (2) forty-one percent (41%) of all Beneficiary Litigation Distributions in excess of an aggregate amount of Beneficiary Litigation Distributions equal to $30 million plus an amount equal to the CIC Trust Funds (in accordance with Section 4.2(g) of the Plan), up to a maximum amount of $12.3 million; provided, however, that after the Holders of the Litigation Trust Series B-1 Certificates have received $18.45 million in aggregate Beneficiary Distributions on account of such B-1 Certificates they shall be entitled to no further Beneficiary Distributions on account of such certificates.

            (3)  The Holder of the Litigation Trust Series B-2 Certificate shall be entitled to receive, (i) four and one-half percent (4.5%) of the first $30 million of Beneficiary Litigation Distributions (in accordance with Section 4.2(g) of the Plan) and (ii) nine percent (9%) of all Beneficiary Litigation Distributions in excess of an aggregate amount of Beneficiary Litigation Distributions equal to $30 million plus an amount equal to the CIC Trust Funds (in accordance with Section 4.2(g) of the Plan), up to a maximum amount of $2.7 million; provided, however, that, notwithstanding such maximum amount of $2.7 million, such Holder shall not be entitled to receive any further Beneficiary Litigation Distributions on account of such certificate if the Holders of Litigation Trust Series B-1 Certificates are no longer entitled to receive any further Beneficiary Litigation Distributions on account of their certificates.

            (4)  (i) The Holders of the Litigation Trust Series B-3A Certificate shall be entitled to receive in the aggregate, in Cash, fifty percent (50%) of the first $30 million of Gross Litigation Proceeds (in accordance with Section 4.2(g) of the Plan); and (ii) the Holder of the Litigation Trust Series B-3B Certificate shall be entitled to receive, in Cash, one hundred percent (100%) of all Gross Litigation Proceeds in excess of the first $30 million until such Holder has been paid an amount equal to the CIC Trust Funds.

            (5)  Holders of Litigation Trust Series C-1 Certificates (Holders of General Unsecured Claims) shall be entitled to receive, on a Pro Rata basis with Holders of all other Litigation Trust Series C-1 Certificates, (i) after the Holders of the Litigation Trust Series A Certificate and the Litigation Trust Series B-1 Certificates are no longer entitled to receive Beneficiary EON Distributions, the third level of Beneficiary EON Distributions, and (ii) their aggregate Pro Rata share of all Beneficiary Litigation Distributions not otherwise required to be paid to the Holders of Litigation Trust Series B Certificates until the satisfaction in full of their Allowed Unsecured Claims (plus post-Effective Date interest in accordance with Section 5.7 of the Plan).

            (6)  The Holder of the Litigation Trust Series C-2 Certificate shall be entitled to receive its Pro Rata share of all Beneficiary Litigation Distributions not otherwise required to be paid to the Holders of Litigation Trust Series B Certificates until the satisfaction in full of its Allowed Chase Unsecured Claim (plus post-Effective Date interest in accordance with Section 5.7 of the Plan); provided, however, that the amount remaining to be paid on the Litigation Trust Series C-2 Certificate at any given time shall be determined by reducing the Adjusted Unsecured Claim represented by such certificate by (i) the aggregate amount of Beneficiary Litigation Distributions received on account of such certificate, and (ii) an amount equal to the product of (x) the same cumulative percentage as the Lender Group Unsecured Claims represented by the Litigation Trust Series C-1 Certificates are reduced (in the aggregate) in respect of any Beneficiary EON Distributions received on account of such Litigation Trust Series C-1 Certificates, and (y) the initial face amount of the Litigation Trust Series C-2 Certificate.

            (7)  The rights of the Holders of the Litigation Trust Series B-1 Certificates, the Litigation Trust Series B-2 Certificate, the Litigation Trust Series B-3 Certificates and the Litigation Trust Series C Certificates to receive amounts from the first $30 million of Beneficiary Litigation Distributions or Gross Litigation Proceeds, as the case may be, shall be on a pari passu basis. Similarly, until the Holders of the Litigation Trust Series B-1 Certificates and the Litigation Trust Series B-2 Certificate have been paid in full on account of Beneficiary Litigation Distributions, the rights of the Holders of the Litigation Trust Series B-1 Certificates, the Litigation Trust Series B-2 Certificate, and the Litigation Trust Series C Certificates to receive amounts from the first $15 million of Beneficiary Litigation Distributions in excess of the first $30.0 million plus an amount equal to the CIC Trust Funds shall be on a pari passu basis.

            (8)  In order to ensure that a Holder of a Litigation Trust Series C Certificate does not a receive a greater percentage of Distributions on account of its Allowed Unsecured Claim than the percentage of Distributions received by any other Holder of a Litigation Trust Series C Certificate on account of that Holder's Allowed Unsecured Claim, the Disbursing Agent shall, prior to making a particular Beneficiary Distribution to any Holders of Litigation Trust Series C Certificates, determine the correct amount of a Beneficiary Distribution to be made on account of a Litigation Trust Series C Certificate to a Holder thereof by performing the following steps:

              (a)  In the event of a Beneficiary EON Distribution, calculate the EON True-Up Percentage, and in the event of a Beneficiary Litigation Distribution, calculate the Litigation True-Up Percentage,

              (b)  multiply the applicable True-Up Percentage by such Holder's Adjusted Unsecured Claim, and

              (c)  reduce the product in clause (ii) by the cumulative amount of any previous Distributions to such Holder in respect of such Litigation Trust Series C Certificate; provided, however, that in the case of the Litigation Trust Series C-2 Certificate, such product shall be further reduced by an amount equal to the product of (x) the same cumulative percentage as the Lender Group Unsecured Claims represented by the Litigation Trust Series C-1 Certificates are reduced (in the aggregate) in respect of any Beneficiary EON Distributions received on account of such Litigation Trust Series C-1 Certificates, and (Y) the initial face amount of the Litigation Trust Series C-2 Certificate.

        The resulting amount in clause (iii) shall then be distributed by the Disbursing Agent to such Holder.

            (9)  In accordance with Section 4.4 of the Plan, the Trust Preferred Claims shall be subordinated to the Lender Group Claims until the Lender Group Claims have been satisfied in full. Any Beneficiary Distribution to the Holders of the Trust Preferred Claims in respect of their Litigation Trust Series C-1 Certificates shall be payable to the Holders of the Lender Group Claims on a Pro Rata basis until the Lender Group Claims have been satisfied in full, including interest (whether pre-petition, post-petition or post-Confirmation interest) in accordance with Section 4.4 of the Plan; provided, however, that any Distribution which would have been paid to the Holders of Trust Preferred Claims on account of the EON shall not be made to the extent such amounts are payable to the Holder of the Chase Unsecured Claim. Provided that the Lender Group Claims shall have been satisfied in full (including interest as set forth above in Section 4.2(i) of the Plan), the Holders of the Trust Preferred Claims shall be subrogated to the rights of the Lender Group Claims to the extent that Beneficiary Distributions to be made to the Holders of the Trust Preferred Claims in respect of their Litigation Trust Series C-1 Certificates were instead paid to the Lender Group pursuant to the preceding sentence; provided, however, that on and after the Subrogation Date, the SNTL Acquiror shall pay to the Litigation Trust, on each Distribution Date on or after the Subrogation Date, an amount equal to the product of (x) the percentage that the Litigation Trust Series C-1 Certificates originally issued to the Holders of the Lender Group Unsecured Claims are reduced (in the aggregate) due to Beneficiary EON Distributions received on such Distribution Date on account of such Litigation Trust Series C-1 Certificates and (y) the initial face amount of the Litigation Trust Series C-2 Certificate; provided, further, that the Holders of the Trust Preferred Claims shall not be so subrogated to the extent of any Beneficiary Distributions payable to the Holders of the Lender Group Claims pursuant to the preceding sentence on account of post-petition or post-Confirmation interest on the Lender Group Claims, nor shall the Holders of the Trust Preferred Claims have any claims against the Debtors in respect of such post-petition or post-Confirmation interest. Notwithstanding anything to the contrary, the Holders of the Trust Preferred Claims shall not have the right to receive any amounts pursuant to their rights of subrogation until the Lender Group Claims have been satisfied in full, including interest (whether pre-petition, post-petition or post-Confirmation interest).

            (10) After the Litigation Trust Series C Certificates have been satisfied in full, the Holder of the Litigation Trust Series D Certificate shall be entitled to receive the fourth level of Beneficiary EON Distributions and the third level of Beneficiary Litigation Distributions, until it receives a maximum amount of $15 million; provided, however, that such Holder is not entitled to receive any Beneficiary EON Distributions to the extent the Holder of the Litigation Trust Series A Certificate and/or the Holders of the Litigation Trust Series B-1 Certificates remain entitled to receive such Distributions.

            (11) After the Litigation Trust Series D Certificate has been satisfied in full, the Holders of SNTL's Equity Interests shall be entitled to receive payments on account of their Litigation Trust Series E Interests on a Pro Rata basis in proportion to their stock ownership, with rights to receive an amount equal to any residual value in the Litigation Trust; provided, however, that such Holders are not entitled to receive any Beneficiary EON Distributions to the extent the Holder of the Litigation Trust Series A Certificate and/or the Holders of the Litigation Trust Series B-1 Certificates remain entitled to receive such Distributions.

            (12) If Reorganized SNTL has a GAAP book value of less than $4.9 million and possesses less than $4.9 million of Cash as of the Effective Date, then, if Operating Loss Amounts are greater than zero, (i) to the extent that Litigation Recoveries (subject only to the satisfaction of expenses and the creation of appropriate reserves permitted to be taken by the Litigation Trust, but not exceeding $5 million) are received, the SNTL Acquiror shall be paid an amount equal to such Operating Loss Amounts, up to a total amount of $10 million, together with interest thereon from the Effective Date at the rate of 10% per annum, from Litigation Recoveries until the SNTL Acquiror has been paid in full, and (ii) any Beneficiary Litigation Distributions that may be made by the Litigation Trust shall be delayed until the end of the calendar quarter during which such Litigation Recoveries were received.

            (13) The Litigation Trust Certificates will be subject to a number of restrictions as determined by the Debtors and the Committee as necessary to comply with applicable securities law, which may include that (1) no certificates may be listed on an "established securities market" within the meaning of Treasury Regulations Section 1.7704-1(b); (2) each Litigation Trust Certificate may be transferred only once; (3) transfers of the Litigation trust Certificates may occur during only one month out of each year, as designated by the Trustee; (4) Litigation Trust Certificates may not be purchased or sold through a broker or a dealer; (5) a certificateholder may solicit offers to purchase its certificates during only one month out of each year, as designated by the Trustee; (6) a certificateholder may accept an unsolicited offer to purchase its Litigation Trust Certificates only if such offer is made during one month out of each year, as designated by the Trustee, and is specifically addressed to the certificateholder; (7) if a certificateholder makes any transfer of Litigation Trust Certificates, such certificateholder must transfer all of its Litigation Trust Certificates; and (8) the transferee of any Litigation Trust Certificates must be the principal and not a representative of the principal.

        5.    Duplicate Claims Against Multiple Debtors—Single Distribution

        Any Holder of Claims which are based upon or relate to the same or similar indebtedness or obligations, against multiple Debtors, whether by reason of a guarantee, indemnity agreement, joint and several obligation or otherwise, may vote each Claim against each Debtor. Nonetheless, given that expected distributions under the Plan are based principally on the enterprise value of the consolidated Debtors, a Creditor holding such similar Claims against multiple Debtors shall be deemed to have only one Claim against one Debtor in the Allowed amount of the largest of all such similar Claims for purposes of Distributions under this Plan.

        6.    Ongoing Effectiveness/Subordination Agreements.

        Nothing in the Plan is intended to affect the enforceability of any subordination agreement entered into prior to the Effective Date by any Creditor or group of Creditors in favor of any other Creditors of any Debtor in respect of any obligations owing by any Debtor. Without limiting the generality of the foregoing, pursuant to Section 510 of the Bankruptcy Code, the subordination of Trust Preferred Claims to Lender Group Claims pursuant to the terms of the Senior Subordinated Indenture is unaffected by this Plan, and, by reason of such subordination, any Beneficiary Distribution in respect of Trust Preferred Claims shall first be payable to the Holders of Lender Group Claims until the Lender Group Claims have been satisfied in full, including interest (whether pre-petition, post-petition or post-Confirmation interest); provided, however, that any amounts which would have been paid to the holders of the Trust Preferred Claims on account of the EON shall be treated as provided for in section 4.2(i) of the Plan. Notwithstanding any other provision of the Plan, for purposes of the subordination of the Trust Preferred Claims to the Lender Group Claims, interest on the Lender Group Claims (whether pre-petition, post-petition or post-Confirmation) shall accrue at the applicable non-default contract rate set forth in the Credit Agreement through the Effective Date and at six percent (6%) from the Effective Date through the date that the Lender Group Claims are paid in full.

B.    Classification of Claims

        As required by the Bankruptcy Code, the Plan classifies Claims and Equity Interests in various classes according to their right to priority. The Plan states whether each class of Claims or Equity Interests is impaired or unimpaired. The Plan provides the treatment each class of Claims and Equity Interests will receive.

C.    Unclassified Claims

        Certain types of Claims are not placed into voting Classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Debtors have not placed the following Claims in a Class.

        1.    Administrative Expenses

        Administrative Claims are Claims for costs or expenses of administering the Debtors' Chapter 11 cases which are allowed under Bankruptcy Code section 507(a)(1). The Bankruptcy Code requires that all Administrative Claims be paid on the Effective Date of the Plan, unless a particular Creditor agrees to a different treatment. J. Chris Seaman has been allowed an administrative claim of $150,000.00.

        Pursuant to the Plan, Cap Z is also to receive a $25 million Administrative Claim by reason of Cap Z's substantial contribution in formulating the Plan. Cap Z has provided critical support and service in arriving at a sponsor for the Plan. Besides finding the appropriate candidate to sponsor the Plan, Cap Z was also instrumental in finding the requisite management consultant team to implement SNIS and SNIA's reorganization. In return for this irreplaceable contribution, Cap Z is to receive an Allowed Administrative Claim for $25 million, which will be paid as an Allowed General Unsecured Claim in the amount of $10 million by holding a Litigation Trust Series C-1 Certificate, and a claim subordinate to Creditors but before equity, of $15 million, to be paid with a Litigation Trust Series D Certificate. The following chart lists all of the Debtors' anticipated § 507(a)(1) Administrative Claims due and owing as of the Effective Date and their treatment under the Plan:

Name	Holdback at 11/30/01	Estimated	Treatment
Seaman Defense	$8,121.50	$150,000.00	Paid in full on Effective Date
PSZYJ	$226,959.02	$500,000.00	Paid in full on Effective Date
QUEU	$462,403.90	$1,500,000.00	Paid in full on Effective Date
Paul Weiss	$57,404.40	$150,000.00	Paid in full on Effective Date
Manatt Phelps	$11,673.30	$0.00	Paid in full on Effective Date
Riordan & McKinzie	$98,560.30	$75,000.00	Paid in full on Effective Date
Latham & Watkins	$146,405.80	$300,000.00	Paid in full on Effective Date
KPMG	$144,607.40	$175,000.00	Paid in full on Effective Date
Miller, Herbers	$23,032.50	$250,000.00	Paid in full on Effective Date
Ed Shoop	$59,137.40	$50,000.00	Paid in full on Effective Date
Tom MacDonald		$40,000.00	Paid in full on Effective Date
Rick Sherman		$100,000.00	Paid in full on Effective Date
Clerk's Office Fees		$500.00	Paid in full on Effective Date
Office of the U.S. Trustee Fees		$15,000.00	Paid in full on Effective Date
Cap Z		$25,000,000.00 [Excluded]	Litigation Trust Series A-1- Certificate for $10 million Litigation Trust Series B Certificate for $15 million
Other Employee Related Claims		$1,065,000.00	Paid in full on Effective Date

TOTAL	$1,238,305.52	$4,371,000.00

        2.    Court Approval of Fees Required

        For all fees except Clerk's Office fees, U.S. Trustee's fees and the fees of the SNTL Acquiror's professionals, the professional in question must file and serve a properly noticed fee application and the Bankruptcy Court must rule on the application. Only the amount of fees allowed by the Bankruptcy Court will be owed and required to be paid under this Plan.

        As indicated above, the Debtors will need to pay an estimated $5.6 million worth of Administrative Claims on the Effective Date of the Plan unless the claimant has agreed to be paid later or the Bankruptcy Court has not yet ruled on the claim. As indicated elsewhere in this Disclosure Statement, the Debtors will have sufficient cash on hand on the Effective Date of the Plan in order to make these payments.

        3.    Priority Tax Claims

        Priority Tax Claims are certain unsecured income, employment and other taxes described by Bankruptcy Code Section 507(a)(8). The Bankruptcy Code requires that each Holder of such a 507(a)(8) Priority Tax Claim receive the present value of such Claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax. The Plan provides that any priority tax claims will be paid in full on the Effective Date or over time a period not to exceed six (6) years. These Claims are estimated to be $0.

D.    Classified Claims and Interests

        1.    Classes of Secured Claims

        Secured claims are claims secured by liens on property of the estate. The following chart lists all classes containing Debtor's secured pre-petition claims and their treatment under this Plan:

CLASS#	DESCRIPTION	INSIDERS (Y/N)	IMPAIRED (Y/N)	TREATMENT
5a	Lender Group (including Chase) against stock of SNTLHC	N	Y	Litigation Trust Series B-1 or B-2 Certificates entitling Creditors to Beneficiary Distributions
5b	Lender Group against stock of SNTLHC subsidiaries	N	Y	Litigation Trust Series B-1 or B-2 Certificates entitling Creditors to Beneficiary Distributions

        2.    Classes of Other Priority Claims

        Certain other Priority Claims that are referred to in Code Sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in Classes. These types of Claims are entitled to priority treatment as follows: the Code requires that each Holder of such a Claim receive Cash on the Effective Date equal to the allowed amount of such Claim. However, a Class of Other Priority Claims may vote to accept deferred Cash payments of a value, as of the Effective Date, equal to the allowed amount of such Claims. Classes 1a, 1b, 1c, 1d, 1e and 1f, representing Other Priority Claims against each Debtor, are to receive payment in full of such Claims on the Effective Date under the Plan. The amount of these Claims is estimated to be between $120,000 and $1,000,000.

        3.    Convenience Classes—Class 2 a - f

        Claims in the Convenience Classes (Classes 2 a-f) are any Claims in the Allowed Amount of $2,000 or less or that are voluntarily reduced to $2,000 by the election of the Holder thereof on such Holder's ballot. Debtors estimate that the aggregate Allowed amount of such Convenience Claims will not exceed $336,000.

          a.    Impairment and Voting.    Convenience Claims are impaired and the Holders thereof are entitled to vote on the Plan.

          b.    Distributions.    Each Holder of a Convenience Claim is entitled to receive Cash in the amount equal to fifty percent (50%) of such Allowed Convenience Claim on the later of the Effective Date and the date such Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable.

        4.    Classes of General Unsecured Claims

          a.    Impairment And Voting.    General Unsecured Claims against each Debtor are classified in the Plan in either Class 3a, 3b, 3c, 3d, 3e or 3f. Each of Classes 3a-f is impaired under the Plan. Each Holder of a General Unsecured Claim is entitled to vote to accept or reject the Plan

          b.    Treatment/Distributions.    Each Holder of an Allowed Class 3a-f Claim shall receive a Litigation Trust Series C-1 Certificate in the Allowed amount of such Class 3a, 3b, 3c, 3d, 3e or 3f Claim on the later of the Effective Date and the date such General Unsecured Claim becomes an Allowed Claim, or as soon thereafter as is practicable. However, if such Holder of a Litigation Trust Series C-1 Certificate is also the initial Holder of a Litigation Trust Series B-1 Certificate pursuant to Section 4.9 of the Plan, then the face amount of such Litigation Trust Series C-1 Certificate shall be reduced dollar for dollar by the aggregate amount of Beneficiary Distributions received in respect of such Litigation Trust Series B-1 Certificate.

          c.    Magnitude of Claims and Distributions.

            (1)  The following amount of General Unsecured Claims (including duplicate Claims filed against multiple Debtors) have been filed against each Debtor:

Class:	Amount:	Disallowed to Date:
3a (SNTL)	$228,362,364.75	$115,900,992.00
3b (SNTLHC)	$126,596,186.32	$21,972,161.00
3c (SNIS)	$208,254,705.08	$53,826.00
3d (SNIA)	$40,250,450.67	$0
3e (InfoNet)	$0	$0
3f (Pacific)	$0	$0

Total	$1,303,463,706.82	$118,926,979.00

            (2)  The expected recovery on General Unsecured Claims is extremely difficult to calculate, because of the speculative nature of the EON and the FHS Litigation. Distributions on the Litigation Trust Series C-1 Certificates are also limited by the fact that Holders of Litigation Trust Series A and B Certificates are entitled to receive priority Distributions. The magnitude of the priority distribution right in respect of the Litigation Trust Series A Certificate is $3.3 million (plus post-Effective Date interest) (solely in respect of Beneficiary EON Distributions). The aggregate priority Distribution rights in respect of the aggregate Litigation Trust Series B Certificates are approximately $39.2 million.

        As indicated above, however, Debtors believe that the minimum recovery on the EON will exceed $100 million. Even taking the priority Litigation Trust Series Certificates into account, and assuming no further objections are sustained and all remaining Unsecured Claims are allowed, the return on General Unsecured Claims is estimated to be at least four percent (4%), assuming the "low" return on the EON and without any recovery in the FHS Litigation. As discussed with more particularity above concerning Debtors' objections to a host of these Claims, the Debtors believe that the amount of Filed Claims against them is drastically overstated. Debtors' best case estimate of the amount of the ultimately Allowed General Unsecured Claims (which excludes the secured portion of the Lender Group Claims) against each Debtor is as follows:

Class:	Amount:
3a (SNTL)	$251,721,340.00
3b (SNTLHC)	$23,584.00
3c (SNIS)	$80,996.00
3d (SNIA)	$198,921.00
3e (InfoNet)	$0
3f (Pacific)	$0

        This potential best case scenario could result in a return to creditors of nearly twenty-five percent (25%), with the same conservative assumptions provided above. In each instance, the value of the Litigation Trust Series C Certificates is highly contingent. The Debtors' estimate of the value of the EON assumes that the SNTL Acquiror does not fund SNTL or any subsidiary thereof on account of operating losses (and further assumes that there are no expenses incurred by the Litigation Trust). This amount, however, is subject to uncertainties, including the amount of taxable income to be generated by the SNTL Acquiror and the SNTL Group and uncertainties in the tax law. See IX.H.—Certain Federal Income Tax Consequences of the Plan.

        5.    Chase Unsecured Claim—Class 4

        Class 4 consists of the Chase Unsecured Claim.

          a.    Impairment And Voting.    Class 4 is Impaired under the Plan. The Holder of the Chase Unsecured Claim is entitled to vote to accept or reject the Plan.

          b.    Distributions.    Chase is the SNTL Acquiror under the Plan. On the Effective Date, the Holder of the Allowed Class 4 Claim shall receive in full satisfaction thereof the New SNTL Common Stock and the Litigation Trust Series C-2 Certificate in the Allowed amount of such Claim. The face amount of the Litigation Trust Series C-2 Certificate shall be reduced dollar for dollar by an amount equal to the product of (i) the cumulative percentage that the face amounts of all Litigation Trust Series C-1 Certificates originally issued to the Holders of the Lender Group Unsecured Claims pursuant to Section 4.7 of the Plan are reduced (in the aggregate) on account of Beneficiary Distributions received on account of all Litigation Trust Series B-1 Certificates and (ii) the initial face amount of the Litigation Trust Series C-2 Certificate.

        6.    Lender Group Secured Claims—Class 5(a)-5(b)

          a.    Impairment And Voting.    Claims in Class 5 are impaired by the Plan. Each Holder of a Lender Group Secured Claim is entitled to vote to accept or reject the Plan.

          b.    Treatment/Distributions.    The Lender Group Secured Claims are deemed Allowed in an aggregate amount of up to $22.5 million. Each Holder of an Allowed Class 5(a) or 5(b) Claim shall receive, on the Effective Date, an applicable Litigation Trust Series B Certificate in the Allowed amount of such Holder's Class 5(a) or 5(b) Claim, which Allowed amount shall equal each Holder's Pro Rata share of up to $22.5 million. For the purpose of determining such "Pro Rata" allocation, "Pro Rata" shall mean the ratio that the amount of each member of the Lender Group's Allowed Claim as of the Petition Date bears to the total amount of the Allowed Claims of the Lender Group as of the Petition Date. However, if such Holder also holds a Litigation Trust Series C Certificate pursuant to Section 4.7 of the Plan, and such Holder has been satisfied in full in respect of such certificate, then such Holder shall not be entitled to receive any further Beneficiary Distributions in respect of the Litigation Trust Series B Certificate held by it. All liens and security interests held by the Lender Group on any asset of any Debtor shall be deemed released on the Effective Date.

        7.    CIC/CRUS Litigation Claims Against Debtors—Class 6A and Class 6B

          a.    Impairment And Voting.    Class 6 includes the CIC/CRUS Litigation Claims held by CIC and Centre Re against the Debtors. Claims in Class 6 are impaired by the Plan and are entitled to vote to accept or reject the Plan.

          b.    Distribution.    The Holders of the Allowed Class 6A Claim shall receive a Litigation Trust Series B-3A Certificate in the amount of $15 million in partial satisfaction of the CIC/CRUS Litigation Claim. The Class 6A Claim shall be deemed Allowed in the amount of $15 million for purposes of payment of the Litigation Trust Series B-3A Certificate. The Holder of the Allowed Class 6B Claim shall be CIC and it shall receive a Litigation Trust Series B-3B Certificate in an amount equal to the CIC Trust Funds, calculated as of the date on which the Debtors or the Litigation Trust first utilize any of these funds. The Class 6B Claim shall be deemed Allowed in the amount of the CIC Trust Funds for purposes of payment of the Litigation Trust Series B-3B Certificate. Additionally, in compromise of the CIC/CRUS Litigation Claim, Debtors, Centre Re, and CIC agree as of the Effective Date as follows:

            (1)  The Debtors and the Litigation Trust may utilize the CIC Trust Funds to pay expenses incurred in connection with the FHS Litigation and for no other purpose.

            (2)  Except as otherwise provided below, the Debtors' right to use the CIC Trust Funds to fund the FHS Litigation is without prejudice to the rights of the Debtors or CIC or Centre Re with respect to the CIC Trust Funds. In the event that sufficient Gross Litigation Proceeds are recovered to pay the Litigation Series B-3B Certificate, then the Debtors will pay the Litigation Series B-3B Certificate from Gross Litigation Proceeds. The Debtors retain the right to assert that the CIC Trust Funds were not CIC's or Centre Re's trust funds, and CIC and Centre Re reserve the right to assert that the CIC Trust Funds were their trust funds. In the event that it is determined that the CIC Trust Funds were CIC's or Centre Re's trust funds, CIC or Centre Re will be allowed to setoff against claims the Debtors may have against them in the amount of any CIC Trust Funds not paid to CIC under the Litigation Trust Series B-3B Certificate.

            (3)  Gross Litigation Proceeds of up to $15 million paid on account of the Litigation Trust Series B-3A Certificate will be applied as a credit against the CIC/CRUS Litigation Claim; provided, however, that, if the CIC/Centre Re Litigation Claim is challenged and is disallowed by Final Order, then such payment shall be applied as a credit against the General Unsecured Claims of CIC or Centre Re.

            (4)  In no event will the Trustee, the Reorganized Debtors, or the SNTL Acquiror be authorized or permitted to recapture or assert a claim against or lien on any sums paid or payable to CIC or Center Re under the Litigation Trust Series B-3 Certificates, nor shall the Trustee, the Reorganized Debtors, the SNTL Acquiror or the Disbursing Agent withhold payment of, or assert any set off rights against these sums on account of the Debtors' claims against CIC or Centre Re or the CIC Trust Fund, nor shall such sums be subject to withholding or placed in a Reserve as a Disputed Claim. The Trustee shall be required to distribute Cash to the Disbursing Agent for payment to the Holder of the Litigation Trust Series B-3 Certificates immediately upon receipt of Gross Litigation Proceeds, shall not deduct Cash therefrom to satisfy expenses of the Litigation Trust or the Disbursing Agent, shall not utilize such Cash to establish any Reserves, and shall have no discretion but to distribute such Cash to the Holders of the Litigation Trust Series B-3 Certificates upon receipt.

            (5)  Once the Litigation Trust Series B-3 Certificates have been paid in full, CIC and Centre Re waive any ownership or lien interest either may have in the FHS Litigation or the proceeds thereof in excess of the payments made on account of the Litigation Trust Series B-3 Certificates. Notwithstanding anything herein to the contrary, CIC and Centre Re retain their respective rights to recover the remainder of the CIC/CRUS Litigation Claim (and the Debtors and the Litigation Trust retain their rights to object to such Claim) as a General Unsecured Claim to the extent the Allowed CIC/CRUS Litigation Claim exceeds the portion of the Gross Litigation Proceeds which they receive as Holders of the Litigation Trust Series B-3A Certificate, exclusive of any payment made to CIC or Centre Re on account of the Litigation Trust Series B-3B Certificate.

            (6)  Once the Litigation Trust Series B-3 Certificates have been paid in full, CIC and Centre Re release and waive any claim to direct or control the FHS Litigation; provided, however, that the Debtors shall keep CIC and Centre Re informed of the status of the FHS Litigation and the Debtors' strategy and tactics therein and provide such information as is reasonably requested by them. Anything herein to the contrary notwithstanding, subject to further order of the Bankruptcy Court (which the Litigation Trust reserves the right to oppose), CIC and Centre Re reserve their respective rights (if any) to assert control of the FHS Litigation if the Debtor fails to prosecute the FHS Litigation.

            (7)  Except as specifically provided herein, Cash payments made to CIC and Centre Re on account of the Litigation Trust Series B-3 Certificates will have no effect upon CIC and Centre Re's respective General Unsecured Claims.

        8.    CDI Unsecured Claim—Class 7

          a.    Impairment And Voting.    Class 7 consists of the CDI Unsecured Claim, defined in the Plan as all Claims of the CDI in its capacity as Liquidator of the Liquidating Companies against any Debtor based upon the alleged ownership of the SNTL Group's NOLs. The CDI Unsecured Claim does not include any other Claims that might be asserted by the CDI against the Debtors' Estates. Claims in Class 7 are impaired by the Plan. The Holder of the Class 7 Claim is entitled to vote to accept or reject the Plan.

          b.    Distribution.    On or prior to the Effective Date, the Holder of the Class 7 Claim will enter into the Tax Sharing Agreement with Debtors and, pursuant thereto, shall receive the Litigation Trust Series A Certificate in full satisfaction of the CDI Unsecured Claim.

        9.    Classes of Interest Holders

          9.1    Class 8—Equity Interests in SNTL

          a.    Impairment And Voting.    Class 8 consists of the Equity Interests in SNTL. Class 8 is impaired by the Plan. Each Holder of a Class 8 Equity Interest, is entitled to vote to accept or reject the Plan.

          b.    Distributions.    On the Effective Date, each Holder of an Allowed Class 8 Equity Interest shall receive a beneficial interest in the Litigation Trust Series E Interests in proportion to such Holder's Allowed Class 8 Equity Interest.

          9.2    Class 9—Equity Interest in SNTLHC

          a.    Impairment And Voting.    Class 9 consists of the Equity Interests in SNTLHC. Class 9 is unimpaired by the Plan. The Holder of the Class 9 Equity Interest has no right to vote on the Plan.

          b.    Distributions.    On the Effective Date, the Holder of the Equity Interest in SNTLHC shall retain its Equity Interest.

          9.3    Class 10—Equity Interest in SNIS

          a.    Impairment And Voting.    Class 10 consists of the Equity Interests in SNIS. Class 10 is unimpaired by the Plan. The Holder of the Class 10 Equity Interest has no right to vote on the Plan.

          b.    Distributions.    On the Effective Date, the Holder of the Equity Interest in SNIS shall retain its Equity Interest.

          9.4    Class 11—Equity Interest in SNIA

          a.    Impairment And Voting.    Class 11 consists of the Equity Interests in SNIA. Class 11 is unimpaired by the Plan. The Holder of the Class 11 Equity Interest has no right to vote on the Plan.

          b.    Distributions.    On the Effective Date, the Holder of the Equity Interest in SNIA shall retain its Equity Interest.

          9.5    Class 12—Equity Interest in InfoNet

          a.    Impairment And Voting.    Class 12 consists of the Equity Interests in InfoNet. Class 12 is unimpaired by the Plan. The Holder of the Class 12 Equity Interest has no right to vote on the Plan.

          b.    Distributions.    On the Effective Date, the Holder of the Equity Interest in InfoNet shall retain its Equity Interest.

          9.6    Class 13—Equity Interest in Pacific

          a.    Impairment And Voting.    Class 13 consists of the Equity Interests in Pacific. Class 13 is unimpaired by the Plan. The Holder of the Class 13 Equity Interest has no right to vote on the Plan.

          b.    Distributions.    On the Effective Date, the Holder of the Equity Interest in Pacific shall retain its Equity Interest.

E.    Means of Effectuating the Plan

        The means of effectuating the Plan are set forth in the cash flow and asset analysis, attached as Exhibit "2."

        1.    Funding for the Plan

        The Plan will be funded primarily by Debtors' assets on hand. Notwithstanding the foregoing however, the Debtors or the Trustee (following the Effective Date of the Plan) reserve the right under the Plan and the organizational documents establishing the Litigation Trust to seek and accept financing for the purpose of administering the Litigation Trust and financing the FHS Litigation, in each case subject to Bankruptcy Court approval (based on a business judgment standard); provided, however, that prior to Confirmation, such financing shall only be sought by the Debtors with the consent of the Committee and the SNTL Acquiror. Such a financier would likely request a priority return right on any recoveries by the Litigation Trust in return for such Litigation Trust financing. Parties in interest should consider this financing risk in making their decision to accept or reject the Plan. The Debtors and the Trustee will consider and agree to such financing on terms which either the Debtors or the Trustee, as the case may be, believe are in the best interest of Creditors in terms of maximizing the value of potential Beneficiaries Distributions.

        2.    Post-confirmation Management

        Following the Effective Date, the Debtors shall be managed by personnel selected by the SNTL Acquiror.

        Following the Effective Date, management of the Litigation Trust shall be provided by J. Chris Seaman or his successor appointed pursuant to the terms of the Litigation Trust Agreement.

        3.    Disbursing Agent

        David Gottlieb, or his successor appointed pursuant to the terms of the Litigation Trust Agreement, shall act as the Disbursing Agent for the purpose of making all Distributions provided for under the Plan. Mr. Gottlieb's compensation shall be submitted to the Bankruptcy Court for approval prior to confirmation.

F.    Risk Factors

        The Plan has the following material risks:

        1.    Tax Risks

        See Section IX.H.—Certain Federal Income Tax Consequences of the Plan.

        2.    Litigation Risks

        See Section VI.D.—The FHS Litigation.

        3.    Securities Law Risks

        Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if: (i) the securities are offered and sold under a plan of reorganization and such securities are of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; and (ii) the recipients of the securities are issued such securities entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the distribution of the EON and the Litigation Trust Certificates under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws. As such, no registration statement will be filed under the Securities Act of 1933 as amended (the "Securities Act") or any state securities laws with respect to the offer and distribution under the Plan of the EON and Litigation Trust Certificates. Confirmation of the Plan is conditioned upon the receipt of a ruling by the Bankruptcy Court that section 1145(a)(1) of the Bankruptcy Code applies to the EON and the Litigation Trust Certificates.

        4.    Business Risks

        Although the business projections for the Reorganized Debtors indicate that such companies will reach a profit at some reasonably foreseeable point in the future, there is no guarantee that this will occur. Chase, as the SNTL Acquiror, has no obligation to run any of the businesses of the Reorganized Debtors if they are unable to be run at a profit. If, in such an instance, Chase determines to discontinue the operations of such businesses, this could adversely affect the recoveries to creditors and equity interest holders.

        5.    Bankruptcy Court Rulings and Conditions Precedent

          a.    Conditions Precedent.    The Plan shall not become effective unless and until the following conditions shall have been satisfied by the Debtors or waived by the Debtors, the Creditors' Committee and the SNTL Acquiror pursuant to Section 10.2 of the Plan:

            (1)  the Bankruptcy Court shall have entered an order approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code;

            (2)  the Confirmation Order shall have been entered, and no stay or injunction shall be in effect with respect thereto, which order shall include, among other things, (i) appropriate findings under section 1145 of the Bankruptcy Code to protect the Debtors, the SNTL Acquiror and JPMC, (ii) findings that the Reorganized Debtors shall have no liability in connection with the Insurance Litigation, (iii) findings that none of Superior National Capital Trust I, Superior National Capital Holding Corporation, Superior National Capital, L.P. were, prior to the Effective Date, involved in the insurance, managing general agent, third party administrator or other similar business of the SNTL Group and were solely financing vehicles, and (iv) an approval of the Tax Sharing Agreement;

            (3)  all actions, documents, and Plan Agreements and other agreements necessary to implement the Plan shall have been effected or executed;

            (4)  the Debtors shall have received all authorizations, consents, licenses, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are determined by the Debtors to be necessary to implement the Plan, including, without limitation, no-action letters from the Securities and Exchange Commission and letter or other rulings from the Internal Revenue Service;

            (5)  no ownership change of any member of the SNTL Group shall have occurred within the meaning of section 382(g) of the IRC subsequent to December 1998 and prior to the Effective Date.

            (6)  SNTL shall be the sole stockholder of SNTLHC.

            (7)  SNTLHC shall be the sole stockholder of the Other Subsidiaries.

            (8)  SNTLHC shall be the sole stockholder of the Liquidating Companies (as defined in the Plan).

            (9)  SNTL through the Other Subsidiaries shall have continued the managing general agent operations historically carried on by the Other Subsidiaries.

            (10) the following rulings (the "Tax Rulings") shall be sought from and final, non-appealable rulings substantially to the same effect shall be granted by the Bankruptcy Court:

              (a)  As of December 31, 2000, there are at least approximately $420 million in NOLs available to Reorganized SNTL.(1)

(1)
Notwithstanding the foregoing, Debtors reported over $1 billion in NOLs in their 2000 tax return, and a Tax Ruling shall be sought consistent with the tax return.

              (b)  SNTL Acquiror is a "qualified creditor" within the meaning of Treasury Regulations Section 1.382-9(d)(1), and will receive 100 percent of the New SNTL Common Stock pursuant to the Plan in partial satisfaction, discharge and release of its "qualified indebtedness" within the meaning of Treasury Regulations

      Section 1.382-9(d)(2); accordingly, the Plan satisfies the requirements of Section 382(1)(5) of the IRC, and therefore Section 382(a) of the IRC does not apply to SNTL's "ownership change" pursuant to the Plan.

              (c)  The acquisition of the New SNTL Common Stock by the SNTL Acquiror in exchange for a portion of the Chase Claim is a "qualified stock purchase" within the meaning of Section 338(d)(3) of the IRC.

              (d)  A principal purpose of the Plan, including (i) Reorganized SNTL's issuance of the New SNTL Common Stock to the SNTL Acquiror, (ii) Reorganized SNTL's issuance of the EON, (iii) the establishment of the Litigation Trust, and (iv) the subsequent conversion of Reorganized SNTL into a limited liability company, is not the avoidance or evasion of federal income tax within the meaning of Section 269 of the IRC and the Treasury Regulations under the IRC.

              (e)  Taking into account the business activities of SNTL up to the time of Confirmation of the Plan, SNTL will have carried on more than an insignificant amount of an active trade or business during the Chapter 11 Cases within the meaning of Treasury Regulations Section 1.269-3(d), and therefore the principal purpose of the ownership change of SNTL pursuant to the Plan is not the avoidance or evasion of federal income tax.

            (11) SNTL shall have a GAAP book value of not less than $5 million, and SNTL shall possess not less than $5 million of Cash, as of the date the SNTL Acquiror becomes SNTL's sole owner and the SNTL Acquiror shall be satisfied with the business plan for Reorganized SNTL.

            (12) A subsidiary of Aon Corporation or another entity satisfactory to the SNTL Acquiror (the "MGA Partner") shall have entered into a consulting services agreement with SNTL on terms that are satisfactory to the SNTL Acquiror.

            (13) The capitalization, budget, and business plan of Reorganized SNTL shall be satisfactory to the SNTL Acquiror.

            (14) The SNTL Acquiror shall be satisfied that there shall be no material insurance risks borne by the SNTL Acquiror or the MGA Partner with respect to the business conducted by SNTL through the Other Subsidiaries.

            (15) SNTL shall have either (i) reached a final agreement with the CDI on terms acceptable to the SNTL Acquiror in its sole discretion or (ii) received rulings of the Bankruptcy Court that are acceptable to the SNTL Acquiror in its sole discretion, with respect to the ownership, allocation, or use of the NOLs of the SNTL Group, and with respect to the periodic provision of sufficient information regarding the past, current and future operations of the Liquidating Companies to enable federal income tax returns to be filed which are true, correct and complete in all material respects; pursuant to such agreement or rulings (as the case may be), the CDI shall also be required to provide to SNTL, at least annually, (x) all actuarial reports prepared or commissioned by the CDI relating to the Liquidating Companies, and (y) should the SNTL Acquiror decide in its sole discretion to prepare its own actuarial reports at its own expense, all necessary information to prepare such actuarial reports.

            (16) The SNTL Acquiror is satisfied that the Plan is feasible and reasonable in all respects.

            (17) All legal documentation regarding the Plan, including but not limited to the acquisition of SNTL, shall be satisfactory to the SNTL Acquiror.

            (18) The terms of the EON shall be satisfactory to the SNTL Acquiror.

            (19) At the date the SNTL Acquiror becomes its sole owner, SNTL will be free and clear of any liabilities whatsoever, except for ordinary operating liabilities disclosed to the Bankruptcy Court.

            (20) The SNTL Acquiror shall have received to pay the costs of expenses of the SNTL Acquiror up to $200,000, as previously authorized by order of the Bankruptcy Court.

            (21) The Reorganized Debtors shall not have been fined and/or sanctioned by any state regulatory agencies for violations of any applicable state insurance laws or regulations as a result of actions taken or not taken prior to the Effective Date.

            (22) The SNTL Group holds all permits, licenses, registrations, certificates and other authorizations necessary for the conduct of their businesses in all jurisdictions where one or more members of the SNTL Group do business and all such permits, licenses, registrations, certificates and other authorizations are valid and in full force and effect.

            (23) Superior Pacific Insurance Group, Inc., InfoNet Management Systems, Inc., Pacific Insurance Brokerage, Inc., Regional Benefits Insurance Services, Inc., Western Select Service Corp., Superior (Bermuda) Limited, and any other direct or indirect subsidiary of SNTL each shall have been effectively discharged of all of their liabilities through either the filing of a bankruptcy petition for such entity or such other process as is acceptable to the SNTL Acquiror.

            (24) An order approving the CEO Employment Contract shall have been entered.

          b.    Waiver Of Conditions.    The Debtors, with the consent of the Creditors' Committee and the SNTL Acquiror, may waive one or more of the conditions precedent set forth in Section 10.1 of the Plan by a writing signed by an authorized representative of the Debtors, approved as to form and substance by counsel to the Creditors' Committee and counsel to the SNTL Acquiror, which is filed with the Bankruptcy Court.

          c.    Risk of Failure of Conditions Precedent.    There is a substantial risk that a failure of one or more of the foregoing conditions precedent to effectiveness of the Plan might arise. As of the date of approval of this Disclosure Statement, for example, it remains unclear whether the Reorganized Debtors will have the working capital required by the SNTL Acquiror to go forward with the Plan. As mentioned above, the Debtors reserve the right to address any such working capital deficiency by acquiring financing prior to or after Confirmation. The provider of such financing may well demand a priority return right from the Litigation Trust as a condition to the providing of such financing. Parties in interest should take into account the possibility of the need for such financing in determining whether to vote to accept or reject the Plan.

G.    Other Provisions of the Plan

        1.    Assumption Or Rejection Of Executory Contracts And Unexpired Leases

          (a)    Executory Contracts And Unexpired Leases.    Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, executory contracts or unexpired leases that exist between the Debtors and any person shall be deemed rejected by each of the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Hearing, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Hearing, or (iii) which will be set forth in Exhibit "A" to the Appendix; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Hearing, to amend Exhibit "A" to the Appendix, to delete any executory contract or unexpired lease therefrom or to add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall, subject to approval of the Bankruptcy Court as provided in the Plan, be deemed to be, respectively, assumed or rejected. The Debtors shall provide notice of any amendments to Exhibit "A" to the Appendix to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Exhibit "A" to the Appendix shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

          (b)    Approval Of Assumption Or Rejection Of Executory Contracts And Unexpired Leases.    Entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) hereof, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the unexpired leases specified in Section 6.1(a) hereof through the date of entry of an order approving the assumption or rejection of such unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Sections 6.1(a) of the Plan.

          (c)    Cure Of Defaults.    Except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, Reorganized SNTL or the Litigation Trust, as the case may be, shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

          (d)    Bar Date For Filing Proofs Of Claim Relating To Executory Contracts And Unexpired Leases Rejected Pursuant To The Plan.    Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Exhibit "A" to the Appendix must be filed with the Bankruptcy Court and/or served upon the Disbursing Agent and the Litigation Trust or as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Exhibit "A" to the Appendix. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors, and their respective property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

        2.    Retention of Jurisdiction

        The Court will retain jurisdiction to the extent provided by law as set forth in the Plan.

        3.    Issuance of Stock in Reorganized SNTL to the SNTL Acquiror

        Reorganized SNTL shall issue one share of Series A common stock, representing all of the stock of Reorganized SNTL, to the SNTL Acquiror on the Effective Date.

        4.    Conversion of Reorganized SNTL to Limited Liability Company

        Immediately after the New SNTL Common Stock and the EON are issued by Reorganized SNTL, and pursuant to the Plan, the SNTL Acquiror will cause Reorganized SNTL to adopt a plan to convert into a limited liability company, with the SNTL Acquiror as its sole member; SNTL shall then convert into a limited liability company, and JPMC shall assume SNTL's obligations with respect to the EON pursuant to the JPMC Assumption Agreement.

        5.    Sources Of Payment

        Allowed Administrative Claims, Other Priority Claims, Convenience Claims, and the Allowed amount of the professional fees shall be paid by the Debtors from their Cash on hand. All such payments shall be made on the Effective Date, or as otherwise provided in the terms of the Plan.

        6.    Tax Sharing Agreement

        In order to resolve certain disputes between the Debtors and the CDI, such parties intend to enter into the Tax Sharing Agreement. In connection therewith, the CDI will receive a Litigation Trust Series A Certificate in the amount of $3.3 million, provided, however, that such amount shall, to the extent applicable, be reduced in accordance with the Tax Sharing Agreement.

        7.    Revesting Of Assets

          (a)  The property of the Estates shall revest in the Reorganized Debtors on the Effective Date, except for the Transferred Assets.

          (b)  From and after the Effective Date, each of the Reorganized Debtors may operate its business, and may use, acquire, and dispose of property free of any restrictions imposed under the Bankruptcy Code. Other than their obligations under Sections 9.12 and 9.13 of the Plan, the only obligation of the Reorganized Debtors under the Plan will be to pay the amounts required to be paid under the EON.

          (c)  As of the Effective Date, all property of the Debtors and Reorganized Debtors shall be free and clear of all liens, claims, and interests of holders of Claims and Equity Interests, except as provided in the Plan.

        8.    Discharge Of Debtors

        The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against each of the Debtors and the Debtors-in-Possession, or any of their assets or properties, arising on or prior to the Effective Date. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged, and released in full and (b) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

        9.    Injunction

        Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in each of the Debtors which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against each of the Debtors with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

        10.    Good Faith

        Confirmation of the Plan shall constitute a finding that: (i) this Plan has been proposed in good faith and in compliance with applicable provisions of the Bankruptcy Code; and (ii) the solicitation of acceptances or rejections of this Plan by all Persons and the offer, issuance, sale, or purchase, of a security offered or sold under the Plan has been in good faith and in compliance with applicable provisions of the Bankruptcy Code. Accordingly, on the Effective Date each of the Debtors and their officers and directors, the SNTL Acquiror and its officers and directors, JPMC and its officers and directors, the members of the Creditors' Committee, and each of their respective affiliates, advisors and attorneys, effective as of the Effective Date, will be deemed exculpated by Holders of Claims and Equity Interests and other parties in interest to these Cases, from any and all claims, causes of action and other assertions of liability (including, without limitation, breach of fiduciary duty), arising out of or related to the Debtors, these Cases or the exercise by such entities of their functions and duties as members of or advisors to or attorneys for any such individuals, the Debtors, the SNTL Acquiror, JPMC or the Creditors' Committee or otherwise under applicable law, in connection with or related to these Cases and the formulation, negotiation, preparation, dissemination, Confirmation and consummation of this Plan and any agreement, instrument or other document issued hereunder or related hereto. This provision will have no effect on liability for any act or omission of the Debtors and their officers and directors, the SNTL Acquiror and its officers and directors, JPMC and its officers and directors, the members of the Creditors' Committee, and each of their respective affiliates, advisors and attorneys to the extent that such act or omission is ultra vires or constitutes gross negligence or willful misconduct.

        11.    Cancellation of Existing Securities and Agreements

        On the Effective Date, all promissory notes, share certificates, uncertificated interests, bonds, and other instruments evidencing any Claim against or Equity Interest in the Debtors shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors under the agreements, indentures, and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

        12.    Reservation of Rights Regarding Substantive Consolidation

        The Debtors reserve the right to seek substantive consolidation of the Debtors if necessary to resolve or address any objections to Confirmation of the Plan. In the event substantive consolidation is approved by the Court, the assets and liabilities of each of the Debtors shall be consolidated and the Holders of Class 3 General Unsecured Claims against multiple Debtors shall hold a single General Unsecured Claim against the substantively consolidated Debtors.

        13.    Issuance of EON

        On the Effective Date, Reorganized SNTL will issue the EON to the Litigation Trust.

        14.    Establishment Administration of Litigation Trust, Termination and Management Duties

        The Litigation Trust shall be established on the Effective Date pursuant to the Plan.

          (a)  General Provisions.

              (i)  The Effective Date of the Plan shall also be the Effective Date of the Litigation Trust established pursuant to this Plan and the Litigation Trust Agreement.

            (ii)  The Litigation Trust shall serve the following purposes: (1) to control, prosecute, settle and/or pursue the litigation of all claims, rights, and causes of action of the Transferred Assets; (2) to cause the proceeds of such claims, rights, and causes of action to be deposited into the Litigation Trust; (3) to oversee and, where appropriate, initiate actions to resolve any remaining issues regarding the allowance and payment of Claims, including, as necessary initiation and/or participation in proceedings before the Bankruptcy Court; (4) to take such actions necessary or useful to maximize the value of the Litigation Trust including, without limitation, the borrowing of funds and the retention of employees; and (5) to liquidate and dispose of Transferred Assets. The Litigation Trust shall conduct its operations in an efficient and effective manner, with the object of minimizing its expenses and maximizing recoveries for its creditors.

            (iii)  The Litigation Trust shall not be required to pay any fees to the United States Trustee based on any transfers of assets to or from the Litigation Trust.

          (b)    Trustee

              (i)  The Trustee shall manage the Litigation Trust subject to the advice of the Oversight Committee, as more specifically set forth in section (d), below.

            (ii)  Any Trustee appointed to replace a previously appointed Trustee need only be approved by an Oversight Committee, as described below.

            (iii)  The Trustee shall receive, solely from the Litigation Trust, as compensation for his services to the Litigation Trust, not more than $250,000 annually, payable in advance in equal monthly installments, until the settlement or completion of the trial of the FHS Litigation and, thereafter, $125 per hour, payable monthly in arrears, not to exceed annual calendar year remuneration of $250,000, plus, during both compensation periods, reimbursement of all reasonable expenses as provided for and set forth in the Litigation Trust Agreement; reimbursement of expenses shall be approved for reasonableness by the Oversight Committee.

          (c)    Oversight Committee.

              (i)  The Oversight Committee shall consist of three members, one of whom shall be selected by CIC and Centre Re, one of whom shall be appointed by the Lender Group, and one of whom shall be selected by the Creditors' Committee. The members of the Oversight Committee appointed to serve as of the Effective Date shall be approved by the Bankruptcy Court in the Confirmation Order. Each Oversight Committee member shall serve for the duration of the Litigation Trust subject to the earlier of death, resignation, incapacity or removal as provided in the Litigation Trust Agreement. Any vacancy on the Oversight Committee shall be filled as provided in the Litigation Trust Agreement. Decisions of the Oversight Committee shall be made by majority vote.

            (ii)  The Oversight Committee shall serve without any compensation, except that the Litigation Trust shall pay the members of the Oversight Committee their reasonable expenses, including travel and lodging expenses, incurred in connection with the performance of their duties as members of the Oversight Committee. The Litigation Trust shall procure (to the extent economically practical) liability insurance on behalf of the Trustee and the Oversight

    Committee members to their satisfaction. The Oversight Committee members shall only be liable for gross negligence, fraud, or intentional wrongdoing.

          (d)    The Operation of the Litigation Trust.

              (i)  The Trustee shall manage the Litigation Trust in the Trustee's sole discretion; provided, however, that the Trustee must obtain the express prior written consent of at least fifty percent (50%) of the non-interested members of the Oversight Committee prior to taking any action with respect to (a) retention of counsel other than Pachulski, Stang, Ziehl, Young & Jones P.C. (who shall serve as general counsel to the Litigation Trust) and those employed by the Debtors (or J. Chris Seaman as to matters and to the extent authorized by existing orders of the Court), and only with respect to matters for which such counsel were employed, as of the Effective Date; (b) settlement of any litigation or Disputed Claims, or determinations to prosecute any litigation or Disputed Claims in lieu of settlement; (c) initiation of litigation not pending at the Effective Date; (d) deposit of trust funds into a Reserve for Disputed Funds or an expense reserve; (e) payment of the Trustee's expenses; (f) except for payments set forth under section (ii) below, payment of Litigation Trust expenses in excess of $10,000.00; and (g) borrowing funds or retaining employees other than in accordance with the Trustee's Budget (as defined below). The Trustee is not authorized to, and shall not seek approval of the Bankruptcy Court with respect to any action requiring approval of at least fifty percent (50%) of the non-interested members of the Oversight Committee as to which approval of the Oversight Committee has not first been obtained.

            (ii)  The Trustee shall present to the Oversight Committee quarterly budgets at least thirty days in advance of the beginning of each quarter during which the Litigation Trust shall operate ("Trustee's Budget"). Trustee's Budget shall include the salaries, expenses, and other overhead of each of the persons set forth as "Litigation Trust Employees" in the Litigation Trust Agreement, and detail listing of estimated legal and other professional fees, and the sum of all other expenses. If a majority of the Oversight Committee within twenty days of receipt of Trustee's Budget requests clarification or states an objection thereto, the Trustee shall provide a reasonable quantity of supplementary information to the Oversight Committee in support of the Trustee's Budget. The Oversight Committee shall not unreasonably or arbitrarily withhold approval of the Trustee's Budget. The Trustee's Budget shall be deemed approved by the Oversight Committee if a majority of the Oversight Committee has not disapproved the budget by the commencement of the quarter to which the budget pertains; provided, however, that the Oversight Committee may approve the budget in whole or in part, or amend or modify the budget, by majority vote of the Oversight Committee prior to commencement of the quarter, in which event the budget as so modified shall become the budget for the quarter to which the budget pertains.

            (iii)  Within twenty (20) days following the end of each calendar quarter, the Trustee shall provide each member of the Oversight Committee with a reconciliation of actual expenses to the expenses set forth in the Trustee's Budget for the previous quarter and, from time to time, such other financial information the Oversight Committee may reasonably request.

            (iv)  The Trustee shall have no duty or responsibility, either initially or on a continuing basis, to provide any Person with any credit or other information with respect to the Reorganized Debtors.

            (v)  Subject to paragraphs (vi) and (vii) below and subject to Section 4.2(1) of the Plan, monies received by the Litigation Trust shall be reserved in the Litigation Trust or distributed to the Disbursing Agent at the discretion of the Trustee.

            (vi)  Except as set forth with respect to paragraph (vii) below, the Trustee shall be obligated to release to the Disbursing Agent for Distribution to the Holders of Litigation Trust Certificates any Cash held by the Litigation Trust (after the satisfaction of expenses and the creation of appropriate expense reserves) only when the amount of Cash held by the Litigation Trust at any one time (after the satisfaction of expenses and the creation of appropriate expense reserves) is equal to or greater than the minimum cash distribution amounts set forth below with respect to the corresponding series of Litigation Trust Certificates:

Series of Litigation Trust Certificate	Minimum Cash Distribution Amount
Series A	$100,000
Series B	$500,000
Series C	$1,000,000
Series D	$500,000

          (vii)  Immediately upon receipt of Gross Litigation Proceeds, the Litigation Trust shall, immediately upon, but in no event more than ten days after receipt, pay from the Gross Litigation Proceeds to the Disbursing Agent for immediate payment to CIC and Centre Re any Gross Litigation Proceeds to which CIC or Centre Re are entitled under the Plan.

          (viii)  With respect to any acts or approvals which are not required of the Litigation Trust or the Trustee under this Plan, the Litigation Trust or the Trustee may at all times act in accordance with the instructions of fifty percent of the non-interested members of the Oversight Committee. With approval of the majority of the Oversight Committee, the Trustee shall be absolutely entitled to refrain from taking any discretionary action or to withhold any discretionary approval and shall not be under any liability whatsoever to any Person for refraining from any discretionary action or withholding any discretionary approval. The Trustee shall also be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by the Oversight Committee for that purpose. The Trustee shall be personally liable only for gross negligence, fraud, or intentional wrongdoing.

          (e)    Distributions to Litigation Trust And Possible Sources of Recovery By The Litigation Trust.    The following Distributions shall be made by the Reorganized Debtors to the Litigation Trust on the Effective Date:

              (i)  The Litigation Trust Funding Requirements;

            (ii)  The Litigation including, without limitation, the FHS Litigation;

            (iii)  Debtors' Mexican real estate;

            (iv)  Debtors' computers;

            (v)  The non-exclusive right to object to Claims;

            (vi)  The ownership interests in Superior (Bermuda) Ltd., Superior National Capital Trust I, Superior National Capital Holding Corporation and Superior National Capital, L.P.; and

          (vii)  The EON (collectively, the "Transferred Assets").

        15.    United States Federal Income Tax Treatment of the Holders of Litigation Trust Certificates.

        For all United States federal income tax purposes, the Distributions by the Reorganized Debtors of the Transferred Assets will be treated by the Reorganized Debtors as a transfer or issuance of the Transferred Assets by the Reorganized Debtors to those Creditors and Holders of Equity Interests in SNTL receiving Litigation Trust Certificates or uncertificated interests in the Litigation Trust, followed by a transfer of the Transferred Assets by such Creditors and Holders to the Litigation Trust. Such Creditors and Holders (the "Trust Beneficiaries") will be treated as the grantors and deemed owners of the Litigation Trust for United States federal income tax purposes. The Trustee and the Trust Beneficiaries are required to consistently value the assets that are considered to have been transferred to the Litigation Trust by SNTL for United States federal income tax purposes and use such valuations for all such purposes. The Litigation Trust Agreement will provide for consistent valuations of such assets by the Trustee and the Trustee Beneficiaries, and will provide that the Trustee will determine the fair market value of such assets and send such determination to each Trust Beneficiary and to the Reorganized Debtors.

        16.    Exculpation

        Neither the Debtors, the Reorganized Debtors, the SNTL Acquiror, JPMC, the Creditors' Committee, the Disbursing Agent, the Trustee, the Litigation Trust, nor any of their respective members, affiliates, representatives, officers, directors, employees, attorneys, financial advisors, or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and, in all respects, the Debtors, the Reorganized Debtors, the SNTL Acquiror, JPMC, the Creditors' Committee, the Disbursing Agent, the Trustee, the Litigation Trust, and each of their respective members, affiliates, officers, directors, employees, financial advisors, and agents shall be entitled to rely in good faith upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing contained herein shall be deemed to release or otherwise exculpate any such party for any liability under any contract of insurance or reinsurance or other similar agreement. This provision will have no effect on liability for any act or omission of the Debtors and their officers and directors, the SNTL Acquiror and its officers and directors, JPMC and its officers and directors, the members of the Creditors' Committee, and each of their respective affiliates, advisors and attorneys to the extent that such act or omission is ultra vires or constitutes gross negligence or willful misconduct.

        17.    Termination of Creditors' Committee

        The appointment of the Creditors' Committee shall terminate on the later of the sixtieth (60) day following the Effective Date and the first date on which there exists a Final Order with respect to the applications for final allowances of compensation and reimbursement of expenses of the attorneys and financial advisors to the Creditors' Committee.

        18.    Post-Confirmation Date Fees And Expenses

        From and after the Confirmation Date, the Debtors until the Effective Date and thereafter the Reorganized Debtors, the Disbursing Agent and/or the Litigation Trust shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Debtors, the Reorganized Debtors, the Disbursing Agent and/or the Litigation Trust including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

        19.    Payment Of Statutory Fees

        All fees due and payable pursuant to section 1930 of title 28 of the United States Code, including, without limitation, any U.S. Trustee quarterly fees incurred pursuant to section 1930(a)(6) of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any and all such fees due and payable after the Effective Date shall be the sole and exclusive liability of the Litigation Trust. After confirmation, the Litigation Trust shall file with the court and serve on the U.S. Trustee a quarterly financial report regarding all income and disbursements, including all plan payments, for each quarter (or portion thereof) the case remains open.

        20.    Amendment Or Modification Of The Plan

        Alterations, amendments, or modifications of the Plan may be proposed in writing by the Debtors and the Creditors' Committee, with the consent of the SNTL Acquiror, at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended, or modified at any time after the Confirmation Date and before substantial consummation with the consent of the SNTL Acquiror provided that the Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such Holder.

        21.    Provisions Concerning Voting and Method Of Distributions Under The Plan/Disputed Claims

          (a)    Voting Of Claims.    Each Holder of an Allowed Claim in an impaired Class of Claims, other than holders of Claims deemed to have rejected the Plan, and each holder of a Class 8 Equity Interest shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

          (b)    Nonconsensual Confirmation.    The Debtors hereby request confirmation of the Plan, as it may be modified from time to time in accordance with its terms, under section 1129(b) of the Bankruptcy Code in the event that any impaired Class votes against the Plan and the Plan does not meet the standards of Section 1129(a)(8) of the Bankruptcy Code.

          (c)    Confirmation of All Cases.    The Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed in each of the Debtors' Chapter 11 Cases.

          (d)    Additional Provisions Concerning and Method Of Distributions Under The Plan.

            (i)    Timing of Distributions.    On the Initial Distribution Date the Litigation Trust (through the Disbursing Agent (as defined below)) will distribute the Litigation Trust Certificates as set forth in Article IV of the Plan. Subsequent thereto, the Litigation Trust (through the Disbursing Agent) will, in accordance with the terms of the Plan, make distributions of Litigation Trust Certificates and/or Cash as applicable. Distributions shall be conclusively deemed by the Litigation Trust to be applied in the order that Distributable NOL Utilization Value and Litigation proceeds are received by the Litigation Trust. If a Claim or Equity Interest is not an Allowed Claim or Allowed Interest as of the applicable Distribution Date (including, the Initial Distribution Date), no Distribution shall be made in respect of such Claim or Equity Interest unless and until such Claim or Equity Interest becomes an Allowed Claim or an Allowed Equity Interest, as applicable.

            (ii)    Transmittal of Distributions.    Subject to Bankruptcy Rule 9010, all Distributions to Creditors or Equity Holders under the Plan, including all Beneficiary Distributions, shall be made by the Disbursing Agent to such Persons at the addresses of such Persons as listed on the Schedules as of the Record Date, unless the Debtors or the Disbursing Agent has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules.

            (iii)    Disbursing Agent.    The Disbursing Agent shall fulfill the obligations of the Litigation Trust under the Plan with respect to Beneficiary Distributions and Distributions of Litigation Trust Certificates to, among others, Holders of Allowed General Unsecured Claims and Allowed Equity Interests, including, without limitation, holding all reserves and accounts pursuant to the Plan, including the Reserve. As mentioned, David Gottlieb shall be the initial Disbursing Agent, as approved by the Bankruptcy Court pursuant to the Confirmation Order. The Disbursing Agent may retain, from any funds received for Beneficiary Distribution, funds in an amount sufficient to satisfy the expenses of making any Beneficiary Distribution including the compensation payable to the Disbursing Agent. The terms of employment of the Disbursing Agent, except as otherwise set forth in the Plan, will be submitted to the Bankruptcy Court for approval at the Confirmation Hearing. In the event of the resignation of the Disbursing Agent, a replacement shall be appointed in accordance with the terms of the Litigation Trust Agreement, without need for further Bankruptcy Court approval.

            (iv)    Distributions Of Cash.    Any payment of Cash made pursuant to the Plan shall be made by check or wire transfer drawn on a domestic bank.

            (v)    No Distributions on Non-Business Days.    If the day when any payment or Distribution required to be made under the Plan is not a Business Day, such payment or Distribution shall be made on the next succeeding Business Day.

            (vi)    Minimum Distributions; Fractional Dollars.    No payment of Cash less than one hundred dollars ($100) shall be made by the Disbursing Agent to any Holder of a Claim or Equity Interest unless a request therefore is made in writing to the Disbursing Agent. Notwithstanding any other provisions of the Plan, payments of fractional dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

            (vii)    Unclaimed Distributions.    Any Unclaimed Property shall revest in the Litigation Trust and be distributed to the Holders of the Litigation Trust Certificates as though such property were Litigation Recoveries, any Litigation Trust Certificates shall be deemed canceled, and any entitlement of such holders of Allowed Unsecured Claims or Equity Interests to such property shall be extinguished and forever barred. Nothing contained in the Plan shall require the Reorganized Debtors, the Litigation Trust or the Disbursing Agent to attempt to locate any Holder of an Allowed Claim or Allowed Interest other than by reviewing the records of the Reorganized Debtors.

            (viii)    Distributions To Holders As Of The Record Date.    As at the close of business on the Record Date, all transfer ledgers, transfer books, registers and any other records maintained with respect to Claims or Equity Interests shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests. The Debtors, the Reorganized Debtors, the Litigation Trust and the Disbursing Agent shall have no obligation to recognize any transfer of any Claims or Equity Interests occurring after the Record Date. The Debtors, the Reorganized Debtors, the Litigation Trust and the Disbursing Agent shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 5.1 of the Plan) with only those record holders stated on such transfer ledgers, transfer books, registers and other records as of the close of business on the Record Date.

            (ix)    Disputed Distributions.    If any dispute arises as to the identity of a Holder of an Allowed Claim or an Allowed Equity Interest who is to receive any Distribution, the Disbursing Agent shall, in lieu of making such Distribution to such entity, either make such Distribution into an escrow account or delay such Distribution until the disposition of such dispute shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

            (x)    Calculation of Distributions Under the EON.    Not more than fifteen (15) nor less than ten (10) days prior to any anticipated payment of Distributable NOL Utilization Value to the Litigation Trust under the EON, the Trustee shall notify Reorganized SNTL in writing of the amount and sources of the expense holdback the Trustee will make upon receipt of such payment, taking into account the Litigation Trust's cash reserves, previous expenditures and payments on the Priority Tax Claims and projected expenditures and payments on the Priority Tax Claims, all as of such date, which expense holdback shall be capped, in the aggregate, at $5 million (the "Expense Holdback"). Upon receipt from the Trustee of the amount of the Expense Holdback, Reorganized SNTL shall (i) pay an amount of NOL Utilization Value equal to the Expense Holdback to the Litigation Trust at the applicable Distribution Date in which it is required to make its anticipated payment of Distributable NOL Utilization Value to the Litigation Trust and (ii), in determining the amount of Distributable NOL Utilization Value to be paid at such applicable Distribution Date, calculate the First Level Net NOL Utilization Value or the Net NOL Utilization Value (as applicable) based on the amount to be paid in clause (i) above. Notwithstanding the foregoing, with respect to any EON Payments to the Litigation Trust under the EON on account of Litigation Trust Series B or Series C Certificates, the Trustee shall not less than twenty (20) days prior to the anticipated payment date under the EON, provide Reorganized SNTL with (i) a statement specifying the amount of Allowed and Disputed Claims holding Litigation Trust Series B and Series C Certificates as of such date, (ii) a statement specifying the amount of Beneficiary Distributions previously made to the holders of Litigation Trust Series B and Series C Certificates and (iii) the information used by the Trustee to make such calculations (collectively, the "Claim Information") so as to permit Reorganized SNTL to make the calculations set forth in Section 4.1 and Section 5.4(j) of the Plan; provided that the Trustee shall promptly provide Reorganized SNTL with any updates regarding the Claim Information prior to the anticipated payment date under the EON.

        22.    Objections to and Resolution of Claims, Administrative Claims and Equity Interests

        Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Trustee, the Creditors' Committee and the Oversight Committee shall have the exclusive right to make and file objections to Administrative Claims and other Claims, subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that each of the Trustee and the Oversight Committee shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, with the consent of the other party, and without any requirement of approval by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Trustee or the Oversight Committee shall file all objections to Claims (including Administrative Claims) that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the holder of the Administrative Claim or Claim as to which the objection is made as soon as is practicable, but, with respect to Administrative Claims, in no event later than sixty (60) days after the Effective Date and, with respect to Claims other than Administrative Claims, in no event later than one hundred and twenty (120) days after the Effective Date, or, in either case, such later date as may be approved by the Bankruptcy Court upon request made before or after expiration of such applicable objection period. The Litigation Trust will establish with the Disbursing

Agent a reserve for Disputed Priority Tax Claims, Other Priority Claims and projected or actual Administrative Claims which have not been Allowed by the Bankruptcy Court. The Beneficiary Distributions due in respect of Priority Tax Claims, Other Priority Claims, Administrative Claims and Disputed Claims based on the calculations required by this Plan will be placed by the Disbursing Agent into the Reserve for Disputed Claims for the benefit of the Holders of such Disputed Claims.

        23.    Beneficiary Distributions Withheld For Disputed Unsecured Claims

          (a)    No Distribution Pending Allowance.    Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Unsecured Claim unless and until some portion thereof has become an Allowed Unsecured Claim.

          (b)    Establishment And Maintenance Of Reserve.    On each applicable Distribution Date, the Disbursing Agent shall deposit into a segregated bank account or accounts in the name of the Litigation Trust and designated as held in trust for the benefit of holders of Disputed Unsecured Claims (the "Reserve for Disputed Claims") an amount of Cash equal to the Pro Rata share of such Distribution of Cash to which the holders of Disputed Unsecured Claims as of such Distribution Date would be entitled under the Plan if such Disputed Unsecured Claims were Allowed Unsecured Claims in their Disputed Unsecured Claim Amounts as if the Holders of such Disputed Unsecured Claims had received Litigation Trust Certificates in respect of such Claims on the Initial Distribution Date. Such amount shall be determined by reference to the aggregate Face Amount of all Disputed Unsecured Claims as of such date that have Face Amounts, plus an amount to be determined by the Bankruptcy Court to be reserved for any given Disputed Unsecured Claims as of such date that do not have Face Amounts; provided that the Disbursing Agent may use any estimated reserve amounts previously determined by the Bankruptcy Court pursuant to Section 5.6(b) of the Plan or otherwise. The Litigation Trust shall maintain a register of all Disputed Unsecured Claims and the amounts upon which to base reserves for such Disputed Unsecured Claims pursuant to the preceding sentence. The Disbursing Agent shall invest all Cash in a manner consistent with investment guidelines applicable to a chapter 11 debtor in possession. The Litigation Trust shall pay, or cause to be paid, out of the funds held in the Reserve for Disputed Claims, any tax imposed on the Reserve for Disputed Claims by any governmental unit with respect to income generated by the property held in the Reserve for Disputed Claims. The yield earned on such invested Cash (net of applicable taxes) shall be distributed to Holders of Claims in the same manner as principal.

          (c)    Distributions Upon Allowance Of Disputed Unsecured Claims.    The Holder of a Disputed Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall, on the next Distribution Date, receive Distributions of (i) the applicable Litigation Trust Certificate and (ii) the amount of Cash, if any, previously reserved on account of such Claim in the Reserve for Disputed Claims. Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such holder under the Plan if the Disputed Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon (without regard to interest earned on property held in the Reserve for Disputed Claims pursuant to Section 5.6 of the Plan), except to the extent the Holder of any such Claim may subsequently become entitled to receive post-Effective Date interest on such Holder's Claim pursuant to Section 5.7 of the Plan.

          (d)    Excess Reserves.    Upon any Disputed Unsecured Claim becoming a Disallowed Claim, in whole or in part, the Cash, if any, reserved for the payment of or distribution on the Disallowed portion of such Disputed Unsecured Claim, including any interest attributable thereto, shall revest in the Litigation Trust and be distributed to the Holders of the Litigation Trust Certificates as though such amounts were Litigation Recoveries.

        24.    Post-Effective Date Interest

        The Holder of the Class 7 Claim shall be entitled to receive payment of interest (at the rate of 6% per annum without compounding) on the amount that remains to be paid in respect of its Litigation Trust Series A Certificate from the Effective Date until it has been satisfied in full before any Beneficiary EON Distributions are made to the Holders of Litigation Trust Series B-1 Certificates. All Holders of Allowed Class 3 and Class 4 Claims shall be entitled to receive payment of interest (at the rate of 6% per annum without compounding) on the Allowed amount of their Claims from the Effective Date, to the extent such Claims remain outstanding, through the date such Claims have been satisfied in full before any payments are made to Cap Z on account of its Litigation Trust Series D Certificate or to any Holders of Equity Interests; provided, however, that the amount outstanding on the Claim represented by the Litigation Trust Series C-2 Certificate shall be determined in accordance with Section 4.2(f) of the Plan (as set forth in Section IX.A.4.a.(6) above).

        25.    Surrender of Existing Securities and Agreements

        Each holder of a promissory note, bond, or other instrument evidencing a Claim shall surrender such promissory note, bond, or instrument to the Litigation Trust, unless this requirement is waived by the Litigation Trust. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, bond, or instrument is received by the Litigation Trust or the unavailability of such promissory note, bond, or instrument is established to the reasonable satisfaction of the Litigation Trust or such requirement is waived by the Litigation Trust. The Litigation Trust may require any holder which is unable to surrender or cause to be surrendered any such promissory notes, bonds, or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Litigation Trust. Any Holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim (i) if possible, to surrender or cause to be surrendered such promissory note, bond, or instrument, (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Litigation Trust, and (iii) if requested, to furnish a bond reasonably satisfactory to the Litigation Trust, shall be deemed to have forfeited all rights, claims, and causes of action against the Debtors, the Reorganized Debtors and the Litigation Trust and shall not participate in any Distribution hereunder.

        26.    Reporting.

        In connection with its operation of the Reorganized Debtors, the SNTL Acquiror will (a) on or before October 1st of each year (commencing on or before October 1, 2003), provide the Litigation Trust with a certificate setting forth (i) the total Operating Loss Amount, (ii) the gross amount of the SNTL Group's NOLs in existence and available immediately after the Effective Date, (iii) the cumulative amount of such NOLs utilized as of the preceding December 31st and the applicable Utilization Year, and (iv) a list of any extensions of the statute(s) of limitations that have been granted for any applicable Utilization Year, (b) on or before the end of each calendar quarter in which a Litigation Recovery is received by the Litigation Trust, provide the Litigation Trust with a certificate setting forth the total Operating Loss Amount as of the end of such quarter, and (c) upon the calculation of an anticipated EON Payment by the SNTL Acquiror, in accordance with Section 5.4(j) of the Plan, provide the Litigation Trust with an estimation of the Turnaround Amount as of the preceding December 31st. Each such certificate shall include reasonable explanations as to the basis upon which such amounts were determined; provided, however, that in no event will any party, including, without limitation, the Litigation Trust, the Trustee, the Oversight Committee or the Disbursing Agent, have any access to (a) the tax returns, working papers upon which such tax returns are based, or the books and records, in each case, of JPMC or any of its affiliates or direct or indirect subsidiaries (including the Reorganized Debtors) or (b) KPMG or any of its working papers with respect to JPMC, or any of its affiliates or direct or indirect subsidiaries (including the Reorganized Debtors).

        27.    Document Access.

        The Reorganized Debtors agree to provide the Litigation Trust with reasonable access to information, records and witnesses for the purpose of assisting it in resolving certain pending or future disputes, known and unknown, with third parties arising from the operation of the Reorganized Debtors, prior to filing of the Chapter 11 Cases, including but not limited to claims, and disputes involving Insurance Litigation and the FHS Litigation; provided, however, that the Litigation Trust shall reimburse the Reorganized Debtors for any out of pocket expenses incurred pursuant to this provision, including, but not limited to compensation for time reasonably expended by any witnesses under this provision.

H.    Certain Federal Income Tax Consequences of the Plan

        THE DISCUSSION BELOW IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS.

        THIS SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE IRC, FINAL, TEMPORARY, AND PROPOSED TREASURY REGULATIONS THEREUNDER ("TREASURY REGULATIONS") AND APPLICABLE JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME, WHICH CHANGES MAY BE RETROACTIVELY APPLIED IN A MANNER THAT COULD ADVERSELY AFFECT THE DEBTORS AND HOLDERS OF CLAIMS AGAINST THE DEBTORS AND OF EQUITY INTERESTS IN SNTL. MANY OF THE TAX ISSUES INVOLVED RAISE UNSETTLED AND COMPLEX LEGAL ISSUES, AND ALSO INVOLVE VARIOUS FACTUAL DETERMINATIONS, SUCH AS VALUATIONS, THAT RAISE ADDITIONAL UNCERTAINTIES. ALTHOUGH NO RULINGS OR OPINIONS HAVE BEEN OR ARE EXPECTED TO BE REQUESTED FROM THE IRS OR COUNSEL CONCERNING ANY OF THE MATTERS DESCRIBED HEREIN, THE DEBTORS INTEND TO ASK THE BANKRUPTCY COURT TO ENTER CERTAIN FINDINGS WITH RESPECT TO THE EFFECT OF THE CONSUMMATION OF THE PLAN ON THE DEBTORS' NOLS. HOWEVER, THERE IS NO ASSURANCE THAT THE BANKRUPTCY COURT WILL ENTER SUCH FINDINGS OR, IF SUCH FINDINGS ARE ENTERED BY THE BANKRUPTCY COURT, THAT THEY WILL BE BINDING ON THE IRS. IN ADDITION, THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE THE OTHER POSITIONS EXPRESSED HEREIN OR THAT A COURT WOULD NOT SUSTAIN SUCH A CHALLENGE. MOREOVER, DEVELOPMENTS SUBSEQUENT TO THE DATE HEREOF COULD AFFECT THE TAX CONSEQUENCES OF THE PLAN.

        THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (FOR EXAMPLE, BROKER-DEALERS, TAX-EXEMPT ENTITIES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, AND FOREIGN CORPORATIONS AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) AND DOES NOT DISCUSS ANY ASPECT OF STATE, LOCAL, OR FOREIGN TAXATION. THIS SUMMARY ALSO DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO HOLDERS OF ADMINISTRATIVE CLAIMS OR PRIORITY TAX CLAIMS OR TO THE HOLDERS OF ANY OF THE CHASE CLAIM, THE CLASS 6 CLAIMS AND THE CLASS 7 CLAIM AND

GENERALLY DOES NOT DISCUSS ANY DIFFERING OR ADDITIONAL FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF DISPUTED CLAIMS.

        THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. HOLDERS OF CLAIMS AGAINST THE DEBTORS AND OF EQUITY INTERESTS IN SNTL ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MATTERS DISCUSSED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

        1.    Federal Income Tax Consequences To The Debtors

          a.    Cancellation Of Indebtedness Income

          A taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent payment of such indebtedness would have given rise to a deduction. Such amounts, however, are not included in income where the discharge of indebtedness is accomplished pursuant to a plan approved by the court in a case under the Bankruptcy Code. Instead, the amount of discharged indebtedness that would otherwise have been required to be included in income will be applied to reduce certain tax attributes of the taxpayer in the following order: NOLs, general business credit carryovers, the amount of available minimum tax credit, capital loss carryovers, the taxpayer's basis in property, passive activity loss and credit carryovers and foreign tax credit carryovers.

          Under the Plan, satisfaction of the Claims would give rise to discharge of indebtedness income to the Debtors in an amount equal to the difference between (i) the sum of the adjusted issue prices (as generally described below under "Federal Income Tax Treatment of Payments on the Litigation Trust Certificates") of those Claims that are subject to the original issue discount ("OID") rules of the IRC, and, in general, the outstanding amount of those Claims that are not subject to the OID rules and (ii) the sum of (a) the amount of Cash, if any, paid by the Debtors in partial satisfaction of such Claims and (b) the issue price of any debt instrument and the fair market value of stock and other consideration issued in satisfaction of such Claims, except to the extent that the discharged Claims would have given rise to a deduction had they been paid in full and a deduction for such amount has not already been claimed.

          As of the date of the Plan, the Debtors estimate that the aggregate amount of their indebtedness that would be impaired under the Plan is approximately $222 million (excluding amounts, such as guarantee liabilities, which the Debtors believe would have given rise to a future deduction when paid) and that the aggregate amount of consideration to be issued in satisfaction of such indebtedness is between $164 million and $222 million, resulting in discharge of indebtedness (or, in the case of the transfer of assets, including the FHS Litigation, to Holders for contribution to the Litigation Trust, gain in respect of such transfer) of between $0 and $58 million. The appropriate valuation of the consideration to be paid is subject to both legal and factual uncertainty (including issues relating to the proper classification of the securities to be issued, whether or not they are publicly traded and other factors).

          Because the discharge is being accomplished pursuant to a plan approved by a court in a case under the Bankruptcy Code, the Debtors will not be required to recognize income in respect of such discharge, although the Debtors will be required to recognize gain in respect of the transfer of assets, including the FHS Litigation to Holders for contribution to the Litigation Trust. Instead, the amount of such discharge (less the amount of discharged accruals that have not been previously deducted in computing taxable income) will reduce tax attributes existing after the determination of the Debtors' taxable income for the taxable year in which the discharge occurs.

          b.    Net Operating Loss Carryovers; Limitations

          Based on its tax returns as filed for taxable years through 2000, the Debtors had approximately $1.026 billion of consolidated NOLs at December 31, 2000, and estimate that the consolidated NOLs are $1.076 billion as of June 30, 2001, in each case prior to taking into account reductions for discharge of indebtedness discussed above (see "Cancellation of Indebtedness Income") and any additional reductions required pursuant to the Title 11 Exception discussed below. After taking into account such reductions, the Debtors expect that the net amount of consolidated NOLs will exceed $420 million. As discussed below (see "Section 382—In General"), the utilization of any remaining consolidated NOLs that arose in taxable periods prior to the ownership change of the Debtors that occurred in 1998 will be subject to a section 382 limitation. It also should be noted that the Debtors' Federal income tax returns have not been audited by the IRS; thus there can be no assurance that an audit of one or more of those returns (including tax returns to be filed for 2001 and later taxable years) would not result in the reduction in the amount or complete elimination of the remaining consolidated NOLs available for future use or further limitations on the ability to utilize the remaining consolidated NOLs. In addition, SNTL will recognize gain on the distribution of the Litigation Trust Certificates pursuant to the Plan based upon the estimated value of the FHS Litigation, which will reduce the amount of the consolidated NOLs available for future use. Moreover, the IRC and the Treasury Regulations contain several other limitations on the utilization of NOLs in addition to those imposed under section 382, including sections 269 and 384 of the IRC and certain provisions of the consolidated return regulations. In addition, as discussed above under VI.B., Debtors' Assets, Tax Net Operating Loss Carryforwards, if the Conserved Companies were to be deconsolidated most, if not all, of the consolidated NOLs of the Debtors would become unavailable for use by the JPMC consolidated group. ACCORDINGLY, THERE ARE SUBSTANTIAL RISKS THAT THE CONSOLIDATED NOLS MAY BE REDUCED OR ELIMINATED, OR THAT JPMC'S ABILITY TO UTILIZE THE CONSOLIDATED NOLS MAY BE LIMITED. HOLDERS RECEIVING A LITIGATION TRUST CERTIFICATE SHOULD BE AWARE THAT ANY SUCH REDUCTION OR ELIMINATION OR LIMITATION ON UTILIZATION OF THE CONSOLIDATED NOLS WILL AFFECT THE AMOUNTS PAID WITH RESPECT TO THE EON AND THEREFORE, THE LITIGATION TRUST CERTIFICATES. THESE LIMITATIONS ARE DISCUSSED BELOW.

            (1)  Section 382

              (a)  In General

              Section 382 of the IRC provides in general that when a corporation with certain tax attributes such as NOLs undergoes an "ownership change" (as defined in section 382(g) of the IRC), the corporation's ability to utilize such NOLs and other tax attributes to offset income earned following such change may be subject to limitations unless the so-called "Title 11 Exception" under section 382(l)(5) of the IRC (discussed below) is available. Generally, an ownership change occurs when the percentage of stock (determined on the basis of value) owned by one or more holders of at least 5% of such stock increases by more than 50 percentage points (in relationship to the corporation's total stock considered to be outstanding for this purpose) from the lowest percentage of stock that was owned by such 5% shareholders at any time during the applicable "testing period." The testing period is ordinarily the shorter of (i) the three-year period preceding the date of testing or (ii) the period of time since the most recent ownership change of the corporation. In general, for purposes of determining stock ownership under section 382, stock owned by an entity is deemed owned proportionately by its owners and, with certain exceptions, all persons holding less than 5% of the value of the corporation's stock are treated as a single 5% shareholder.

              Subject to the application of the Title 11 Exception, a corporation that undergoes an "ownership change" may use pre-change NOLs in any taxable year or period following an ownership change only to the extent of its "section 382 limitation" for such taxable year or period. (Similar limitations apply with respect to built-in losses, and, under section 383, tax credits.) The section 382 limitation for a taxable year equals, in general and subject to adjustments, the product of (i) the "long-term tax-exempt rate" (5.01% for the month of April, 2002) as determined at the time of the ownership change and (ii) the equity value of the corporation immediately before the ownership change. In general, in the case of a corporation that undergoes an ownership change in a bankruptcy proceeding (to which the Title 11 Exception is not applied), the value of the corporation, for purposes of calculating the section 382 limitation, is increased to reflect the surrender or cancellation of creditors' claims for stock as a result of the ownership change. If the limitation under section 382 of the IRC applies with respect to an ownership change, and the corporation does not continue its historic business (as defined in the IRC) at all times during the two-year period following the date of such ownership change, the NOLs are eliminated in their entirety. NOLs not utilized in a given year because of the section 382 limitation remain available for use in future years until their normal expiration dates, but subject to the section 382 limitation in such later years. To the extent that a corporation's section 382 limitation in a given year exceeds its taxable income for such year, such excess will be carried over to the immediately succeeding taxable year and increase the section 382 limitation in such taxable year.

              The Debtors underwent an ownership change in late 1998 as a result of the issuance of stock in connection with the acquisition of SNTLHC. As a result, the consolidated NOLs of the Debtors that arose in taxable periods prior to the ownership change of approximately $204 million are subject to a section 382 limitation of approximately $8 million per year. SNTL has taken the position in filing its tax returns to date that the Debtors have not otherwise undergone an ownership change subsequent to the 1998 ownership change and prior to the Effective Date of the Plan. However, there can be no assurance as to this conclusion. If the IRS were successfully to assert that any Debtor had previously undergone another ownership change, the resulting section 382 limitation could severely limit or eliminate the deductibility of all or a substantial portion of the Debtors' existing consolidated NOLs.

              (b)  Application To The Plan

              Pursuant to the Plan, all existing stock of SNTL will be exchanged for an interest in the assets to be transferred to the Litigation Trust, and all of the New SNTL Common Stock will be issued to Chase in partial satisfaction of the Chase Unsecured Claim. As a result of such exchange, an ownership change, within the meaning of section 382 of the IRC, will occur. Unless the Title 11 Exception applies to the ownership change that results from the Plan, the operation of section 382 will significantly reduce or eliminate the amount of NOLs that may be utilized by the Debtors and JPMC in any taxable period after the Effective Date. The Debtors intend to take the position that the Title 11 Exception applies with respect to the Plan. However, the application of the Title 11 Exception to the Plan is uncertain in several respects, and it is possible that the IRS may disagree with the Debtors' analysis.

              The Title 11 Exception (Section 382(l)(5) of the IRC) provides that the section 382 limitation does not apply if (i) a corporation that is otherwise subject to section 382 of the IRC is under the jurisdiction of a court in a case under the Bankruptcy Code, (ii) the shareholders and "qualified creditors" of the corporation (determined immediately before the ownership change) together own, after such ownership change, and as a result of being shareholders or qualified creditors immediately before such change, stock having 50% or more of the value and voting power of the reorganized corporation and (iii) the corporation does not make an election not to have the Title 11 Exception apply. For this purpose "qualified creditors" include (i) persons who held indebtedness for at least 18 months before the date the Chapter 11 petition was filed (the "Commencement Date") and (ii) holders of indebtedness that arose in the ordinary course of business of the corporation and who have at all times held the beneficial interest in such indebtedness.

              The Debtors and the Holder of the Chase Claim intend to take the position that the Chase Claim arose in the ordinary course of business and therefore that the Holder of the Chase Claim is and will remain a "qualified creditor." Based on the foregoing, the Debtors and the SNTL Acquiror intend to take the position that the reorganization of the Debtors pursuant to the Plan would qualify for the Title 11 Exception. However, there is no authority addressing the application of the qualified creditor rules in circumstances similar to those of the Debtors and the Plan, and due to this uncertainty and the complex nature of the Plan, the securities being issued thereunder, and the identity of the recipients thereof, there is a substantial risk that the IRS could challenge the Debtors' conclusion that the Plan meets the requirements of the Title 11 Exception.

              If the Title 11 Exception applies, the use of the Debtors' post-change NOLs will not be subject to the section 382 limitation, but the NOLs will be reduced by the amount of interest paid or accrued by the Debtors relating to any indebtedness that is converted into stock and for which the Debtors claimed a deduction during the three-year period preceding the taxable year of the ownership change, plus the portion of the year of the ownership change prior to the Effective Date of the Plan. The Debtors estimate the amount of this reduction to be approximately $4.4 million, assuming that the ownership change occurred on March 31, 2002, although it is possible that the IRS will disagree with the Debtors' calculation. Under the Title 11 Exception, if there were a second ownership change during the two-year period following the ownership change that results from the Plan, the Title 11 Exception would not apply with respect to the first ownership change and the NOLs and other tax attributes of the Debtors would be subject to a section 382 limitation of $0 for all taxable years ending after the date of the second ownership change (thereby, in effect, eliminating entirely the Debtors' ability to utilize such tax attributes).

            (2)  Other Limitations

            In addition to section 382, certain other sections of the IRC and Treasury Regulations could apply to limit the Debtors' utilization of their tax attributes, including their consolidated NOLs, following their reorganization under the Plan. The Debtors' tax attributes could be further limited under certain sections of the IRC and the Treasury Regulations to the extent that one or more of the Debtors engages in future mergers or acquisition transactions that are found not to have non-tax business purposes or are found to have tax avoidance as their principal purpose. In addition, if a Debtor engages in a merger or restructuring transaction in which it is not the surviving entity for tax purposes and which transaction does not constitute a reorganization or other transaction described in section 381 of the IRC, the NOLs of such Debtor will be eliminated. It is possible that one or more transactions pursuant to the Plan could have this effect.

            Section 269 of the IRC provides generally that where (i) a person or persons acquire, directly or indirectly, control of a corporation, or (ii) any corporation acquires, directly or indirectly, property of another corporation not controlled by the acquiring corporation or its shareholders prior to the acquisition, the basis of which property in the hands of the acquiring corporation is determined in whole or in part by reference to the basis of the property in the hands of the transferor corporation, in either case for the principal purpose of the avoidance or evasion of Federal income tax by securing the benefit of a deduction, credit, or other allowance which such person or other corporation would not otherwise enjoy, the IRS may disallow such deduction, credit or other allowance. If the IRS determined that the acquisition by Chase of SNTL under the Plan, or any future acquisition of or by any of the Debtors, had, as its principal purpose, the avoidance or evasion of Federal income tax, the IRS could disallow the utilization of certain tax attributes, including all or a portion of the Debtors' consolidated NOLs.

            Treasury Regulations under section 269 of the IRC provide that when control of a corporation is acquired in a transaction that qualifies for the Title 11 Exception, the principal purpose of such acquisition will, absent strong evidence to the contrary, be presumed to be the avoidance or evasion of Federal income tax unless the corporation carries on more than an insignificant amount of an active trade or business during and subsequent to the Title 11 case (the "active business requirement"). The Treasury Regulations provide that when the corporation continues to utilize a significant amount of its business assets or work force, the requirement of carrying on more than an insignificant amount of an active trade or business may be met even though all trade or business activities temporarily cease for a period of time in order to address business exigencies. The Debtors believe that the MGA and TPA business of SNIS and SNIA should satisfy the active business requirement of section 1.269-3(d) of the Treasury Regulations even though such business substantially reduced its activity, and may have temporarily ceased, in connection with the seizure and conservation of the Conserved Companies. However, due to the absence of interpretive authority with respect to the amount of business activity required to meet the active business requirement of the section 269 regulations, there is no certainty that the IRS will determine that the Debtors meet the active business requirement, or that meeting the active business requirement is sufficient to avoid the application of Section 269.

            Pursuant to the Plan, the Debtors will become members of the JPMC consolidated group. The Debtors and Chase intend to take the position that the conversion of SNTL into a limited liability company, all of the membership interests in which will be owned by Chase, will be treated for Federal income tax purposes as a liquidation of SNTL under section 332 of the IRC and that, as a result, the JPMC consolidated group will be able to utilize the Debtors' NOLs against certain income of the group under successor rules contained in the separate return limitation year rules of the consolidated return regulations. It is possible that the IRS could dispute this position.

            If, subsequent to the reorganization of the Debtors under the Plan, any Debtor acquired control of a corporation that has unrealized built-in-gains, section 384 of the IRC would apply to prevent the use of the Debtors' pre-acquisition NOLs to offset any gains realized within the five years following the acquisition that are attributable to the acquired corporation's built-in-gains.

            (3)  Alternative Minimum Tax

            An alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income (to the extent income exceeds any applicable exemption amount, which is currently $40,000 subject to complete phase-out if alternative minimum taxable income exceeds $310,000) at a 20% rate to the extent such tax exceeds the corporation's regular Federal income tax for the taxable year. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular tax purposes by available NOLs, only 90% of a corporation's taxable income for AMT purposes may be offset by available net operating loss carryforwards (as computed for these purposes). Previous legislative proposals would have permanently repealed the corporate AMT. No prediction can be made as to the likelihood of passage of any such future proposal affecting the application of the AMT.

        2.    Federal Income Tax Consequences To Holders of Claims

          a.    Class 1 and 2 Claims

          On the exchange of its Claim for Cash, each Holder of a Class 1 or Class 2 Claim will recognize gain or loss measured by the difference between the amount of Cash received in the exchange, other than any amount allocable to interest (see "Treatment of Accrued Interest" below), and its tax basis in the Claim. The character and taxation of any recognized gain or loss will depend on the status of the Holder, the nature of the Claim in its hands, and its holding period.

          b.    Class 3 and 5 Claims

          The Federal income tax consequences of the implementation of the Plan to a Holder of a Class 3 or 5 Claim receiving a Litigation Trust Certificate under the Plan will depend on a number of factors, including in part whether the EON is properly classified as debt or equity for Federal income tax purposes, whether the Litigation Trust is properly treated for Federal tax purposes as a "liquidating trust" and whether the EON is properly treated as an asset separate from the other assets of the Litigation Trust, whether, in the case of a Class 3a and Class 5a Claim, the exchanged Class 3a Claim or Class 5a Claim, as applicable, is an obligation that constitutes a "security" for Federal income tax purposes (a "Tax Security"), and, if a Class 3a Claim or Class 5a Claim, as applicable, constitutes a Tax Security, whether the EON constitutes a Tax Security, and whether either the Class 3 Claim, Class 5 Claim or the EON is considered traded on an established securities market ("publicly traded") for purposes of the OID rules, as well as on whether the Class 3 Claim, Class 5 Claim or the EON is a marketable security or the EON is readily tradable, in each case for purposes of the installment sale rules of the IRC.

          The term "security" is not defined in the IRC or the Treasury Regulations. Whether a Class 3a Claim or Class 5a Claim constitutes a Tax Security is based on the facts and circumstances surrounding the origin and nature of the Class 3a Claim or Class 5a Claim and its maturity date. Generally, stock, and bonds or debentures with an original term of at least ten years have been considered to be Tax Securities. In contrast, instruments with terms of five years or less rarely qualify as Tax Securities. SNTL intends to take the position that the EON is a debt instrument for Federal income tax purposes. However, because of the unique features of the EON, its characterization as debt or equity is unclear, and, if the EON is properly characterized as debt, it is unclear whether such debt would constitute a Tax Security of SNTL.

          The Debtors and the Trustee intend to treat the Litigation Trust as a liquidating trust within the meaning of Section 301.7701-4(d) of the Treasury Regulations. Accordingly, Distributions made by the Reorganized Debtors to the Litigation Trust on the Effective Date will be treated by the Reorganized Debtors for Federal income tax purposes as a transfer or issuance of the Transferred Assets to Holders of Claims and Equity Interests receiving Litigation Trust Certificates or uncertificated interests in the Litigation Trust, including the Holders of Class 3 Claims, Class 5 Claims and Class 8 Equity Interests followed by a deemed transfer of the Transferred Assets by such Holders to the Litigation Trust. Such Holders, as beneficiaries of the Litigation Trust (each, a "Trust Beneficiary") will be treated as the grantors and deemed owners of the Litigation Trust and each Trust Beneficiary shall be treated for federal income tax purposes as the direct owner of that portion of the Transferred Assets attributable to such Trust Beneficiary's Litigation Trust Certificate or uncertificated interest. The Litigation Trust Agreement will provide for consistent valuations by the Trustee and the Trust Beneficiaries of the assets that are considered to have been transferred to the Litigation Trust by the Debtors for federal income tax purposes, and will provide that the Trustee will determine the fair market value of such assets and send such determination to each Trust Beneficiary and to the Reorganized Debtors. Trust Beneficiaries will be required to use such valuation for all federal income tax purposes, including, without limitation, in computing any gain or loss recognized pursuant to the exchange of such Holder's Claim or Equity Interest.

          No rulings or opinions have been requested from the IRS or counsel with respect to the Federal tax classification of the EON or the Litigation Trust. In addition, as described below (see "Federal Income Tax Treatment of Payments on The Litigation Trust Certificates and uncertificated interests—Litigation Trust Certificates and uncertificated interests"), the treatment of the EON as an asset separate from the other assets of the Litigation Trust also is subject to uncertainty. Accordingly, the Federal income tax consequences of the implementation of the Plan to a Holder of a Class 3 Claim or Class 5 Claim exchanging its Claim for Litigation Trust Certificates are unclear.

            (1)  Holders of Class 3b, 3c, 3d, 3e, 3f and 5b Claims

              (a)  EON Is Indebtedness

              SNTL intends to take the position that the EON issued under the Plan is indebtedness of SNTL and that the Litigation Trust is a liquidating trust of which the Trust Beneficiaries are the grantors and deemed owners. If this position is correct, the exchange of a Class 3b, 3c, 3d, 3e, 3f or 5b Claim (a "Subsidiary Claim") for Litigation Trust Certificates will be a taxable event for Holders of Class 3b, 3c, 3d and 5b Claims (each, a "Subsidiary Creditor"). However, even though a Subsidiary Creditor will be required to recognize gain, if any, with respect to the exchange of its Subsidiary Claim, due to the contingent nature of payments to be made in future years with respect to the Litigation Trust Certificates, it is not clear whether the transaction would be sufficiently closed such that a Subsidiary Creditor would be able to recognize a loss at the time of the exchange.

              Because the EON provides for payments in future years, gain recognized by a Subsidiary Creditor on the exchange of its Subsidiary Claim for Litigation Trust Certificates may, under certain circumstances, qualify for the installment sale rules under section 453 of the IRC (see "Installment Sales," below).

              If the EON is readily tradable within the meaning of section 453(f) of the IRC, the exchange will not be treated as an installment sale for Federal income tax purposes. In addition, even if the EON is not readily tradable within the meaning of section 453(f) of the IRC, a Subsidiary Creditor may elect under section 453(d) of the IRC not to have the installment sale rules apply to the exchange. If the installment sale rules do not apply to the exchange, a Subsidiary Creditor will recognize gain, if any, at the time of the exchange measured by the difference between the Subsidiary Creditor's tax basis in its Subsidiary Claim and the sum of the fair market value of the portion of the EON (unless the EON is a debt instrument whose fair market value is not reasonably ascertainable) and the amount of cash and fair market value of the other assets of the Litigation Trust deemed received by the Subsidiary Creditor, other than any amount allocable to interest (see "Treatment of Accrued Interest" below). The character and taxation of any recognized gain will depend on the status of the Subsidiary Creditor, the nature of the Subsidiary Claim in its hands and its holding period. A Subsidiary Creditor's aggregate tax basis in its portion of the Transferred Assets represented by Litigation Trust Certificates thus received will generally equal the fair market value of such Litigation Trust Certificates at the time gain is recognized, and the holding period for its portion of the Transferred Assets represented by Litigation Trust Certificates will commence on the day following the exchange.

              Future payments with respect to the EON will be subject to the OID rules if such security constitutes indebtedness for Federal income tax purposes (see "Federal Income Tax Treatment Of Payments On The Litigation Trust Certificates—The EON—OID," below). If the EON became worthless before the Subsidiary Creditor fully recovered its tax basis, such Subsidiary Creditor would be entitled to a loss at that time equal to its adjusted basis, if any, in such security.

              (b)  EON is Characterized as Equity or Litigation Trust is a Taxable Trust

              As stated above, SNTL intends to take the position that the EON issued under the Plan constitutes indebtedness of SNTL and that the Litigation Trust is a liquidating trust of which the Trust Beneficiaries are the grantors and deemed owners. If it were determined that the EON constitutes equity of SNTL or that the Litigation Trust was properly treated as a taxable trust for Federal tax purposes (see "Federal Income Tax Treatment of Payments on The Litigation Trust Certificates—Litigation Trust Certificates," below), the Federal income tax consequences to Holders of the exchange of a Subsidiary Claim for Litigation Trust Certificates generally would be similar to those described above under "EON Is Indebtedness", except that the installment sale rules would not apply to the exchange and, if the EON were equity, future payments with respect to the EON would not be subject to the original discount rules, but instead could be treated as dividends or payments in redemption of equity under the complex rules of section 302 of the IRC.

              (c)  Assumption of the EON by JPMC

              The assumption by JPMC of the obligations of SNTL under the EON in connection with the conversion of SNTL into a limited liability company will be a taxable event for holders of the EON through the Litigation Trust. However, whether or not the installment sale rules apply, due to the contingent nature of the payments to be made in future years with respect to the JPMC EON, it is not clear whether the holders of the EON would be able to recognize any loss with respect to the EON upon the assumption by JPMC.

              If the installment sale rules do not apply to the assumption because the EON after assumption by JPMC (the "JPMC EON") is readily tradable or constitutes equity of JPMC or because the Subsidiary Creditor makes an election not to have the installment rules apply to the assumption, a Subsidiary Creditor generally will recognize gain, if any, at the time of the assumption by JPMC measured by the difference between the Holder's tax basis in its portion of the EON immediately after the receipt of such portion in partial exchange for its Subsidiary Claim, as described above under "EON Is Indebtedness", and the fair market value of its portion of the JPMC EON (unless the JPMC EON is a debt instrument whose fair market value is not reasonably ascertainable) at the time of the assumption.

              The Holder's tax basis in its portion of the JPMC EON will generally equal its fair market value at the time of the assumption and the holding period for the JPMC EON will commence on the day following the assumption.

            (2)  Holders of Class 3a and 5a Claims

              (a)  EON Is a Tax Security or Equity and the Class 3a or 5a Claim Is a Tax Security

              If the EON is a Tax Security or equity of SNTL and the Class 3a or 5a Claim is a Tax Security, the exchange of a Class 3a or 5a Claim for Litigation Trust Certificates pursuant to the Plan may constitute a recapitalization under section 368(a)(1)(E) of the

      IRC, for which the portion of the Transferred Assets (other than the portion of the EON) (the "Other Transferred Assets") deemed received by the Class 3a Creditor, if properly treated as assets separate from the EON, will constitute "boot" to the Class 3a Creditor.

              A Class 3a or 5a Creditor will not recognize loss if the exchange constitutes a recapitalization, but may recognize gain in an amount equal to the lesser of: (a) the fair market value of the Other Transferred Assets deemed received and (b) the total gain realized in the recapitalization, which amount would be equal to the difference between the Class 3a or 5a Creditor's tax basis in its Class 3a or 5a Claim and the sum of the fair market value of the portion of the EON (unless the fair market value of the EON is not reasonably ascertainable) and the amount of cash and fair market value of the Other Transferred Assets deemed received in the exchange.

              If the exchange constitutes a recapitalization, a Class 3a or 5a Creditor's tax basis in the portion of the EON deemed received in the exchange will generally equal its tax basis in the Class 3a or 5a Claim, decreased by the fair market value of the Other Transferred Assets deemed received and increased by the amount of any gain recognized on the exchange.

              A Class 3a or 5a Creditor's basis in its portion of the Other Transferred Assets will generally equal their fair market value, and the holding period for such portion of the Other Transferred Assets will commence on the day following the exchange.

              If instead the EON was not treated as a separate asset, the appropriate tax treatment is not clear. Under one theory, a Class 3a or 5a Creditor would not recognize any gain or loss on the exchange of the Class 3a Claim for Litigation Trust Certificates. The Class 3a or 5a Creditor's tax basis in its portion of the Transferred Assets deemed received would equal its tax basis in its Class 3a or 5a Claim and the holding period for its portion of the Other Transferred Assets deemed received in the exchange (other than in respect of interest) would generally include the Class 3a or 5a Creditor's holding period for its Class 3a or 5a Claim. Alternatively, the exchange might be a fully taxable event for an exchanging Class 3a or 5a Creditor, generally with similar Federal income tax consequences to those for Subsidiary Creditors except that the OID rules would not apply to future payments with respect to the EON (see "Holders of Class 3b, 3c, 3d and 5b Claims—EON Is Characterized As Equity or Litigation Trust is a Taxable Trust", above).

              (b)  EON is Neither a Tax Security Nor Equity or the Class 3a or 5a Claim is Not a Tax Security

              If the EON is characterized as debt not constituting a Tax Security of SNTL or the Class 3a or 5a Claim being exchanged is not a Tax Security, the exchange of a Class 3a or 5a Claim for Litigation Trust Certificates will be a taxable event for an exchanging Class 3a or 5a Creditor, with similar Federal income tax consequences to those for Subsidiary Creditors (see "Holders of Class 3b, 3c, 3d and 5b Claims" above).

              (c)  Assumption of the EON by JPMC

              The assumption by JPMC of the obligations of SNTL under the EON in connection with the conversion of SNTL into a limited liability company will be a taxable event for holders of the EON. However, whether or not the installment sale rules apply, due to the contingent nature of the payments to be made in future years with respect to the JPMC EON, it is not clear whether the holders of the EON would be able to recognize any loss with respect to the EON upon the assumption by JPMC.

              If the JPMC EON is properly treated as indebtedness, because the JPMC EON provides for payments in future years, gain recognized by a Class 3a or 5a Creditor with respect to such assumption may, under certain circumstances, qualify for the installment sale rules under section 453 of the IRC (see "Installment Sales," below). If the JPMC EON is readily tradable within the meaning of section 453(f) of the IRC or constitutes equity of JPMC, the assumption will not be treated as an installment sale for Federal income tax purposes. In addition, even if the JPMC EON is not readily tradable within the meaning of section 453(f) of the IRC and is properly treated as indebtedness of JPMC, a Class 3a or 5a Creditor may elect under section 453(d) of the IRC not to have the installment sale rules apply to the assumption. If the installment sale rules do not apply to the assumption, a Class 3a or 5a Creditor generally will recognize gain, if any, at the time of the assumption by JPMC measured by the difference between the Holder's tax basis in its portion of the EON immediately after the receipt of such portion in partial exchange for its Class 3a or 5a Claim, as described above under "Holders of Class 3a or 5a Claims," and the fair market value of its portion of the JPMC EON (unless the JPMC EON is a debt instrument whose fair market value is not reasonably ascertainable) at the time of the assumption.

              The Holder's tax basis in its portion of the JPMC EON will generally equal its fair market value at the time of the assumption and the holding period for the JPMC EON will commence on the day following the assumption.

              Future payments with respect to the EON will be subject to the OID rules if such security constitutes indebtedness for Federal income tax purposes (see "Federal Income Tax Treatment Of Payments On The Litigation Trust Certificates—The EON-OID," below). If the EON became worthless before the Class 3a or 5a Creditor fully recovered its tax basis, such Class 3a or 5a Creditor would be entitled to a loss at that time equal to its adjusted basis, if any, in such security.

          c.    Installment Sales

          If the EON qualifies as indebtedness, in any situation where the exchange of a Class 3 Claim, Class 5 Claim or Class 8 Equity Interest is a taxable event to the exchanging Holder and upon the assumption by JPMC of the obligations of SNTL under the EON, the installment sale rules will apply to gain realized on the exchange unless either: (i) the EON is "readily tradable" within the meaning of section 453(f) of the IRC; (ii) in the case of an exchange of a Class 3 Claim, Class 5 Claim or Class 8 Equity Interest, the Class 3 Claim, Class 5 Claim or Class 8 Equity Interest, as applicable, constitutes a marketable security or, in the case of the assumption by JPMC of the obligations of SNTL under the EON, the EON constitutes a marketable security; or (iii) the Holder of the Class 3 Claim, Class 5 Claim or Class 8 Equity Interest or portion of the EON, as applicable, elects out of the installment rules pursuant to section 453(d). It is not clear whether the EON will be "readily tradable" under section 453(f) of the IRC, nor is it clear whether the Class 3 Claims or Class 5 Claims are marketable securities or the EON is a marketable security; accordingly, the applicability of the installment sale rules to gain recognition on the exchange of a Class 3 Claim, Class 5 Claim or Class 8 Equity Interest for Litigation Trust Certificates and to the assumption by JPMC of the obligations of SNTL under the EON is uncertain.

          If the EON is not "readily tradable" within the meaning of section 453(f) of the IRC, and the Class 3 Claim, Class 5 Claim or Class 8 Equity Interest or EON, as applicable, does not constitute a marketable security, the exchange or assumption will be treated as an installment sale for Federal income tax purposes, and the Holder will be required to report any gain on the transaction using the installment method under section 453 of the IRC (unless the Holder elects out of the installment rules under section 453(d) of the IRC). In such case, the Holder will be required to

  "spread" its tax basis in the asset that has been exchanged or assumed ratably over a 15-year period and the Holder should recognize gain on a portion of each payment received over the term of the EON equal to the principal portion of such payment, as computed under the OID rules, minus the tax basis allocated to such payment. If the EON qualifies for installment reporting and the treatment of the Litigation Trust as a liquidating trust owned by the Trust Beneficiaries and the EON as a separate asset is respected, the receipt of a portion of the Other Transferred Assets in partial exchange for a Class 3 Claim, Class 5 Claim or Class 8 Equity Interest will be treated as a payment on the installment sale. As a result, unless the Holder elects out of the installment sale rules, because of the requirement to allocate tax basis over a 15-year period, such Holder could be subject to federal income taxation for the taxable year in which the Litigation Trust Certificates are received on all or a significant portion of the fair market value of such Trust Beneficiary's portion of the Other Transferred Assets.

          The character of a Holder's gain will depend upon the nature and holding period of the asset exchanged for the Litigation Trust Certificates, except that payments with respect to the EON will be, and payments with respect to the Other Transferred Assets may be, subject to the OID rules (see "Federal Income Tax Treatment Of Payments On The Litigation Trust Certificates—EON-OID", below). A Holder of a Class 3 Claim, Class 5 Claim or Class 8 Equity Interest will not be able to claim a loss in a year in which no payment is received, or if the payment received is less than the basis allocated to the year (unless the EON has become worthless). If this situation occurs, the excess basis will be allocated ratably over the balance of the 15-year period. Any basis not recovered at the end of the 15th year will be carried forward to the next succeeding year until all basis has been recovered or the EON is determined to be worthless. If the EON becomes worthless before the holder has fully recovered its tax basis, the holder would be entitled to a loss at that time.

          If the Holder of a Class 3 Claim, Class 5 Claim or Class 8 Equity Interest or Litigation Trust Certificate, as applicable, elects out of the installment method, or if the EON is readily tradable, or the Class 3 Claim, Class 5 Claim or Class 8 Equity Interest or EON exchanged constitutes a marketable security, the exchange will not constitute an installment sale.

          d.    Treatment Of Accrued Interest

          A Holder of a Claim will be treated as receiving interest with respect to its Claim to the extent that the Cash, Litigation Trust Certificates or common stock in Reorganized SNTL received is "attributable to" unpaid interest since the beginning of the Holder's holding period. A Holder will recognize interest income to the extent that the amount received attributable to its unpaid interest exceeds the amount, if any, that such Holder had previously included in income with respect to such interest, and will recognize a loss to the extent that the amount of interest previously included in income exceeds the amount received that is treated as attributable to interest.

        Neither the IRC nor the Treasury Regulations specify how a creditor who receives consideration with respect to a Claim that is less than the amount of the Claim should allocate such consideration between principal and interest. The Report of the House Ways and Means Committee on the Bankruptcy Tax Act of 1980 indicates that if an allocation is reflected in the plan of reorganization, both the debtor and creditor must utilize the allocation. The Plan provides that the entire consideration paid to Holders of Claims will be allocated to the principal portion first and then to the interest portion. The IRS could, however, take the view that the consideration must be allocated proportionately between the portion of any Claim representing principal and the portion of the Claim representing interest. Holders of Claims should consult their tax advisors as to the proper allocation.

        3.    Federal Income Tax Consequences To Holders of Equity Interests in SNTL

        The Federal income tax consequences of the implementation of the Plan to Holders of Class 8 Equity Interests (each, a "Class 8 Holder") exchanging an Equity Interest in SNTL for Litigation Trust Series E Interests depends primarily on whether, for Federal income tax purposes, the EON is properly classified as debt or equity and whether the EON is properly treated as an asset separate from the other assets of the Litigation Trust. As noted above (see "Federal Income Tax Consequences to Holders of Claims—Class 3 and 5 Claims"), the tax classification of the EON and the Litigation Trust is uncertain. Accordingly, the Federal income tax consequences of the implementation of the Plan to a Class 8 Holder exchanging a Class 8 Equity Interest for Litigation Trust Series E Interests are unclear.

          a.    EON Is Indebtedness

          SNTL intends to take the position that the EON issued under the Plan is indebtedness of SNTL. If this position is correct, the exchange of a Class 8 Equity Interest for Litigation Trust Series E Interests will be a taxable event for Class 8 Holders. However, even though a Class 8 Holder will be required to recognize gain, if any, with respect to the exchange of its Class 8 Equity Interest, due to the contingent nature of payments to be made in future years with respect to the Litigation Trust Series E Interests, it is not clear whether the transaction would be sufficiently closed such that a Class 8 Holder would be able to recognize a loss at the time of the exchange.

          A Class 8 Holder (other than any such Holder that is treated under section 318 of the IRC as constructively owning stock in Chase or a person or entity related to Chase) should recognize gain, if any, on the exchange of its Class 8 Equity Interest measured by the difference between the Class 8 Holder's tax basis in its Class 8 Equity Interest and the sum of the fair market value of the portion of the EON (unless such fair market value is not reasonably ascertainable) and the amount of cash and fair market value of the Other Transferred Assets deemed received in the exchange. Gain recognized might qualify for treatment under the installment sale rules as described above (see "Federal Income Tax Consequences to Holders of Claims—Installment Sales"). Such gain should be capital gain if the Class 8 Equity Interest is held as a capital asset. A Class 8 Holder's aggregate tax basis in its portion of the Transferred Assets represented by Litigation Trust Series E Interests thus received will generally equal their fair market value at the time gain is recognized and the holding period for its portion of the Transferred Assets represented by the Litigation Trust Series E Interests will commence on the day following the exchange.

          b.    EON Is Characterized as Equity

          As stated above, SNTL intends to take the position that the EON issued under the Plan constitutes indebtedness of SNTL. However, if it were determined that the EON constitutes equity of SNTL, the exchange of a Class 8 Equity Interest for Litigation Trust Series E Interests may constitute a recapitalization under section 368(a)(1)(E) of the IRC, for which the portion of the Other Transferred Assets deemed received, if properly treated as assets separate from the EON, will constitute "boot" to the Class 8 Holder.

          A Class 8 Holder will not recognize loss if the exchange constitutes a recapitalization, but may recognize gain in an amount equal to the lesser of: (a) the fair market value of the Other Transferred Assets deemed received and (b) the total gain realized in the recapitalization, which amount would be equal to the difference between the Class 8 Holder's tax basis in its Class 8 Equity Interest and the sum of the fair market value of the portion of the EON and the amount of cash and fair market value of the Other Transferred Assets deemed received in the exchange.

          If the exchange constitutes a recapitalization, a Class 8 Holder's tax basis in its portion of the EON deemed to be received in the exchange will generally equal its tax basis in the Class 8 Equity Interest, decreased by the fair market value of the Other Transferred Assets deemed received and increased by the amount of any gain recognized on the exchange.

          A Class 8 Holder's basis in its portion of the Other Transferred Assets will generally equal their fair market value, and the holding period for such portion of the Other Transferred Assets will commence on the day following the exchange.

          If instead the EON was not treated as a separate asset, the appropriate tax treatment is not clear. Under one theory, a Class 8 Holder would not recognize any gain or loss on the exchange of the Class 8 Equity Interest for Litigation Trust Series E Interests. The Class 8 Holder's tax basis in its portion of the Transferred Assets deemed received would equal its tax basis in its Class 8 Equity Interest and the holding period for its portion of the Other Transferred Assets deemed received in the exchange would include the Class 8 Holder's holding period for its Class 8 Equity Interest. Alternatively, the exchange might be a fully taxable event for an exchanging Class 8 Holder, with the same Federal income tax consequences as those described above under "EON Is Indebtedness", except that the installment sale rules would not apply to the exchange.

          c.    Assumption of EON by JPMC

          The assumption by JPMC of the obligations of SNTL under the EON in connection with the conversion of SNTL into a limited liability company will be a taxable event for holders of the EON. However, whether or not the installment sale rules apply, due to the contingent nature of the payments to be made in future years with respect to the JPMC EON, it is not clear whether the holders of the EON would be able to recognize any loss with respect to the EON upon the assumption by JPMC.

          If the JPMC EON is properly treated as indebtedness, because the JPMC EON provides for payments in future years, gain recognized by a Class 8 Holder with respect to such assumption may, under certain circumstances, qualify for the installment sale rules under section 453 of the IRC (see "Federal Income Tax Consequences to Holders of Claims—Installment Sales").

          If the JPMC EON is readily tradable within the meaning of section 453(f) of the IRC or constitutes equity of JPMC, the assumption will not be treated as an installment sale for Federal income tax purposes. In addition, even if the JPMC EON is not readily tradable within the meaning of section 453(f) of the IRC and is properly treated as indebtedness of JPMC, a Class 8 Holder may elect under section 453(d) of the IRC not to have the installment sale rules apply to the assumption. If the installment sale rules do not apply to the assumption, a Class 8 Holder generally will recognize gain, if any, at the time of the assumption by JPMC measured by the difference between the Holder's tax basis in its portion of the EON immediately after the receipt of such portion in partial exchange for its Class 8 Equity Interest, as described above under "Federal Income Tax Consequences to Holders of Equity Interests in SNTL," and the fair market value of its portion of the JPMC EON (unless the JPMC EON is a debt instrument whose fair market value is not reasonably ascertainable) at the time of the assumption.

          The holder's tax basis in its portion of the JPMC EON will generally equal its fair market value at the time of the assumption and the holding period for such portion will commence on the day following the assumption.

          Future payments with respect to the EON will be subject to the OID rules if such security constitutes indebtedness for Federal income tax purposes (see "Federal Income Tax Treatment Of Payments On The Litigation Trust Certificates and uncertificated interests—the EON—OID," below). If the EON became worthless before the Class 8 Holder fully recovered its tax basis, a Class 8 Holder would be entitled to a loss at that time equal to its adjusted basis, if any, in such security.

        4.    Federal Income Tax Treatment Of Payments On The Litigation Trust Certificates

          a.    Litigation Trust Certificates and Uncertificated Interests

          As discussed above (see "Federal Income Tax Consequences to Holders of Claims—Class 3 and 5 Claims"), the Federal income tax treatment of future payments with respect to the Litigation Trust Certificates and uncertificated interests will depend in part on whether the Litigation Trust is properly treated for federal tax purposes as a liquidating trust and in part on whether the Trust Beneficiaries are properly treated as directly owning the Other Transferred Assets separately from the EON. If, consistent with the position that the Debtors and the Trustee intend to take, the Litigation Trust is properly treated for Federal tax purposes as a liquidating trust within the meaning of Section 301.7701-4(d) of the Treasury Regulations, the rules summarized in the next paragraph will apply. However, no ruling has been requested from the IRS with respect to the Federal tax classification of the Litigation Trust and it is possible that the IRS might successfully assert that the Litigation Trust should be otherwise classified. In addition, because of the interrelationship between payments made on the EON and payments made in respect of the Other Transferred Assets, the distributions made with respect to the Other Transferred Assets might be treated as additional payments made on the EON. In such case, such amounts would be included in income by Holders of Class 3 Claims, Class 5 Claims and Class 8 Equity Interests in accordance with the rules provided below (see "The EON").

          Assuming that the Litigation Trust is properly treated for Federal tax purposes as a liquidating trust, Holders of Claims and Equity Interests receiving Litigation Trust Certificates or uncertificated interests in the Litigation Trust, including the Holders of Class 3 Claims, Class 5 Claims and Class 8 Equity Interests, as Trust Beneficiaries, will be treated as the grantors and deemed owners of the Litigation Trust. Pursuant to the Litigation Trust Agreement, the Trustee will be required to file federal tax returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) or 1.671-4(b), as appropriate. In computing its taxable income, each Trust Beneficiary will be required to include those items of income, deductions and tax credits that are attributable to its Litigation Trust Certificate or uncertificated interest generally to the extent that such items would be taken into account under the IRC in computing the taxable income or credits against the tax of an individual. For this purpose, the Litigation Trust Certificate or uncertificated interest of each Trust Beneficiary will be determined for periods during which there are Disputed Claims by assuming that each Holder of a Disputed Claim owns a Litigation Trust Certificate determined as if the Claim had been Allowed in an amount equal to the Disputed Claim Amount. Although the Litigation Trust Agreement will require distributions of Available Cash as defined therein to be made to the Trust Beneficiaries (or, in the case of the Holders of Disputed Claims, to the Disbursing Agent) at least annually, Holders of Class 3 Claims, Class 5 Claims and Class 8 Equity Interests should be aware that their taxable income with respect to the Litigation Trust might not be accompanied by distributions of Cash or other Litigation Trust assets. In addition, Holders of Disputed Claims will be required to include in their taxable income amounts that will not be distributed to them until their Claim is resolved and, to the extent that the Claim is Allowed in an amount that is less than the Disputed Claim Amount, such Holders will be required to include in their taxable income amounts that will never be distributed to them.

          If it were determined that the Litigation Trust was not properly classified for Federal tax purposes as a liquidating trust, the Litigation Trust might instead be treated as an entity classified as a partnership or as an ordinary trust for Federal tax purposes. If the Litigation Trust were classified as a partnership, the Holders of Class 3 Claims, Class 5 Claims and Class 8 Equity Interests would be treated as owning partnership interests in such partnership rather than as the direct owners of the portion of the assets of the Litigation Trust represented by their Litigation Trust Certificate or uncertificated interest. A partnership is not a taxable entity for federal income tax purposes. Instead, each partner is required to take into account its allocable share of the partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending with or within the taxable year of the partner, without regard to whether the partner has received or will receive any distribution from the partnership. Such allocable share would normally be determined in accordance with the Litigation Trust Agreement if such allocations had "substantial economic effect" and otherwise would be determined in accordance with the Trust Beneficiary's Litigation Trust Certificates or uncertificated interest. Because of the unique circumstances of the creation of the Litigation Trust and its projected operations, the proper method for allocating the income of the Litigation Trust if it were classified as a partnership for Federal tax purposes would be unclear.

          If the Litigation Trust were instead properly classified as an ordinary trust for Federal tax purposes, the Litigation Trust would be treated as a separate taxable entity. Under the general rules applicable to such trusts, required distributions to Trust Beneficiaries should be deductible in computing the taxable income of the Litigation Trust and the Trust Beneficiaries would include such amounts in income whether or not distributed. However, it is possible that the IRS might assert that such distributions with respect to Trust Beneficiaries that previously were Holders of Class 3 Claims and Class 5 Claims would not be deductible in computing the taxable income of the Litigation Trust, in which case it is possible that both the Litigation Trust and the Trust Beneficiaries could be subject to Federal income tax on such amounts. In such event, the funds of the Litigation Trust available to be distributed to the Trust Beneficiaries could be substantially reduced.

          Under certain circumstances, including the manner and quantity of transfer of interests in the Litigation Trust, it is possible that the Litigation Trust could be treated as a corporation for Federal tax purposes. If the Litigation Trust were treated as a corporation, the net income of the Litigation Trust would be subject to tax and the funds of the Litigation Trust available for distribution to the Trust Beneficiaries could be substantially reduced. The uncertificated interests in the Litigation Trust will not be transferable and the Litigation Trust Certificates will be subject to certain restrictions on transferability intended in part to prevent the Litigation Trust from being treated as a corporation for Federal tax purposes (see "IX.A.4. SUMMARY OF THE PLAN OF REORGANIZATION—Overriding Plan Concepts—Litigation Trust Certificates and Interests"). If the IRS were to successfully assert that the Litigation Trust was not properly classified for Federal tax purposes as a liquidating trust, however, it is not entirely clear whether such restrictions on transfer would be sufficient to avoid treatment of the Litigation Trust as a corporation for Federal tax purposes.

          As discussed above, potential significant differences exist with respect to amounts includible in income and the timing of such income inclusion by Holders of Litigation Trust Certificates, depending in part upon the proper classification of the Litigation Trust for Federal income tax purposes. Such potential differences are greater with respect to a Holder of a Disputed Claim. Given the uncertainty with respect to the treatment of the Litigation Trust Certificates, Holders are urged to consult their tax advisors with respect to such assets.

          b.    The EON

          The Federal income tax treatment of future payments on the EON will depend on whether such security is properly classified as debt or equity and, if the EON is debt, on a variety of other factors discussed below under "OID" and above under "Litigation Trust Certificates". If, consistent with the position that the Debtors currently intend to take, the EON is indebtedness for Federal income tax purposes, the OID rules will apply, and holders, as discussed below, could be required to include amounts in taxable income substantially in advance of receiving corresponding amounts of cash.

            (1)  OID

            The amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily-defined de minimis exception. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payment). The "issue price" of a debt instrument is determined under sections 1273(b) and 1274 of the IRC and, in the case of the EON, depends upon whether the Class 3 Claims, Class 5 Claims or Class 8 Equity Interests, as applicable, or the EON is publicly traded.

            In general, the holder of a debt instrument with OID must include in gross income for Federal income tax purposes the sum of the daily portions of OID with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. This could result in a holder recognizing taxable income prior to receiving payment with respect to the debt instrument. The daily portion is determined by allocating to each day of any accrual period a pro rata portion of the amount of OID allocable to such accrual period. The amount of OID that is allocable to an accrual period is generally an amount equal to (x) the product of the "adjusted issue price" of the debt instrument at the beginning of such accrual period times its yield to maturity less (y) any qualified stated interest allocable to such accrual period. The "adjusted issue price" is the issue price of a debt instrument increased by the accrued OID for all prior accrual periods (other than qualified stated interest payments) and decreased by certain payments made by the issuer to the holder. The "yield to maturity" is the discount rate, which when applied to all payments under the debt instrument results in a present value equal to the issue price. The tax basis of the debt instrument in the hands of the holder will be increased by the amount of OID, if any, on the debt instrument that is included in the holder's gross income and will be decreased by the amount of cash payments (other than qualified stated interest payments) received with respect to the debt instrument, whether such payments are denominated as principal or interest.

            Because the EON does not bear any qualified stated interest, payments made with respect to the EON will be subject to the OID rules, and because the amount and timing of the payments to be made with respect to the EON are contingent, the payments will be subject to the contingent payment OID rules of the Treasury Regulations. The effect and manner of application of the contingent payment OID rules depends on whether either the Class 3 Claim, Class 5 Claim or the Class 8 Equity Interest, as applicable, or the EON is "publicly traded" within the meaning of section 1273 of the IRC. The determination of whether a debt instrument is publicly traded for the purposes of section 1273 is factual, based on whether certain types of market activity occur with respect to debt instruments within a certain time frame (30 days before and after the Effective Date), and it is not known whether the EON or the outstanding Class 3 Claims, Class 5 Claims or Class 8 Equity Interests would be considered "publicly traded" for purposes of the OID rules.

            If neither a Class 3 Claim, Class 5 Claim or a Class 8 Equity Interest, as applicable, nor the EON, is publicly traded, under the rules set forth in section 1.1275-4(c) of the Treasury Regulations, a portion of each payment made with respect to the EON would be treated as principal, with such amount calculated by discounting the payment at the applicable Federal rate from the payment date to the issue date, and the remainder of the payment would be treated as interest. If the amount and timing of a contingent payment becomes fixed more than six months prior to payment, special rules apply; however, under the terms of the EON, payments are to be made 30 days after being fixed as to amount, and accordingly, it is expected that these special rules would not apply to the EON.

            If either a Class 3 Claim, Class 5 Claim or a Class 8 Equity Interest, as applicable, or the EON, is publicly traded within the meaning of section 1273 of the IRC, the EON will be subject to the noncontingent bond method of calculating interest accruals under section 1.1275-4(b) of the Treasury Regulations. Under the noncontingent bond method, interest accruals on the EON would be computed by setting up a payment schedule as of the issue date based on the hypothetical yield of a comparable fixed rate debt instrument of Reorganized SNTL and applying the OID rules according to that payment schedule. The payment schedule generally consists of all fixed payments on the debt and a projected amount for each contingent payment. Because the payments to be made with respect to the EON are wholly contingent, the payment schedule for the EON would consist of a projected amount for each payment. The Debtors will provide such a projected payment schedule in the event that they determine that any Class 3 Claim, Class 5 Claim or the Class 8 Equity Interests, as applicable, or the EON was, in fact, publicly traded during the relevant time frame.

            If a holder's initial tax basis in its portion of the EON is in excess of all amounts payable thereon after the acquisition date, the excess might be subject to amortization as "bond premium" under section 171 of the IRC. The application of the bond premium rules in the case of contingent payment debt instruments such as the EON is unclear.

            (2)  Treatment As Equity

            In the event that the EON is treated as equity for Federal income tax purposes, the treatment of payments on such security would be unclear due to the unique nature of the EON and the lack of authority as to the treatment of such security. Holders are urged to consult their tax advisors in this regard.

            THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. IN ADDITION, THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR CREDITOR OR HOLDER OF AN EQUITY INTEREST IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME

    TAX SITUATION AND GENERALLY DOES NOT DISCUSS ANY DIFFERING OR ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS THAT MIGHT APPLY TO HOLDERS OF DISPUTED CLAIMS. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN.

X.

CONFIRMATION REQUIREMENTS AND PROCEDURES

        PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THIS PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about basic confirmation issues, which they may wish to consider, as well as certain deadlines for filing claims. The Proponents CANNOT and DO NOT represent that the discussion contained below is a complete summary of the law on this topic.

        Many requirements must be met before the Bankruptcy Court can confirm a Plan. Some of the requirements include that the Plan must be proposed in good faith, acceptance of the Plan by Holders of Claims and Interests, whether the Plan pays Creditors at least as much as Creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements are not the only requirements for confirmation.

A.    Who May Vote or Object

        1.    Who May Object to Confirmation of the Plan

        Any party in interest may object to the confirmation of the Plan, but, as explained below, not everyone is entitled to vote to accept or reject the Plan.

        2.    Who May Vote to Accept/Reject the Plan

        The Holder of a Claim or Interest has a right to vote for or against the Plan if that Holder has a Claim or Interest which is both (1) allowed or allowed for voting purposes and (2) classified in an impaired Class.

          a.    What Is an Allowed Claim/Interest

          As noted above, a Creditor or Interest Holder must first have an Allowed Claim or Interest to have the right to vote. Generally, any proof of Claim or Interest will be Allowed, unless a party in interest brings a motion objecting to the Claim or Interest. When an objection to a Claim or Interest is filed, the Creditor or Interest Holder holding the Claim or Interest cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection or allows the Claim or Interest for voting purposes.

        THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE WAS NOVEMBER 13, 2000 (other than in respect to InfoNet and Pacific; a subsequent deadline was established by the Court in those cases). A Creditor or Interest Holder may have an Allowed Claim or Interest even if a proof of Claim or Interest was not timely filed. A Claim is deemed allowed if (1) it is scheduled on the Debtors' schedules and such Claim is not scheduled as disputed, contingent, or unliquidated, and (2) no party in interest has objected to the Claim. An Interest is deemed Allowed if it is scheduled and no party in interest has objected to the Interest.

          b.    What Is an Impaired Claim/Interest

          As noted above, an Allowed Claim or Interest only has the right to vote if it is in a Class that is impaired under the Plan. A Class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that class. For example, a Class comprised of General Unsecured Claims is impaired if the Plan fails to pay the members of that class 100% of what they are owed.

          In this case, the Proponent believes that all Classes of Claims and Equity Interests are impaired, except Classes 1, 9, 10, 11, 12 and 13 (Other Priority Claims and Equity Interests in SNTLHC, SNIS, SNIA, InfoNet and Pacific, respectively, and that Holders of Claims or Equity Interests in each such Class are therefore entitled to vote to accept or reject the Plan.

        3.    Who is Not Entitled to Vote

        The following four types of Claims are not entitled to vote: (1) Claims that have been disallowed; (2) Claims in unimpaired Classes; (3) Claims entitled to priority pursuant to Bankruptcy Code sections 507(a)(1), (a)(2), and (a)(8); and (4) Claims in Classes that do not receive or retain any value under the Plan. Claims in unimpaired Classes are not entitled to vote because such classes are deemed to have accepted the Plan. Claims entitled to priority pursuant to Bankruptcy Code sections 507(a)(1), (a)(2), and (a)(8) are not entitled to vote because such claims are not placed in classes and are required to receive certain treatment specified by the Bankruptcy Code. Claims in classes that do not receive or retain any value under the Plan do not vote because such classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

        4.    Who Can Vote in More Than One Class

        A Creditor whose Claim has been allowed in part as a secured claim and in part as an unsecured claim is entitled to accept or reject a Plan in both capacities by casting one ballot for the secured part of the Claim and another ballot for the unsecured Claim. Additionally, a Creditor who has a Claim against more than one Debtor may vote such Claim in respect of each Class in which such Creditor has a Claim. As set forth above, however, pursuant to the Plan, such Creditor shall receive a Distribution as the Holder of only one Claim.

        5.    Votes Necessary to Confirm the Plan

        If impaired Classes exist, the Bankruptcy Court cannot confirm the Plan unless, in respect of each Debtor, (1) at least one impaired class has accepted the Plan without counting the votes of any insiders within that Class, and (2) all impaired Classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by "cramdown" on non-accepting Classes, as discussed below in Section X.A.7.

        6.    Votes Necessary for a Class to Accept the Plan

        A Class of Claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the Claims which actually voted, voted in favor of the Plan. A Class of Interests is considered to have accepted the Plan when at least two-thirds (2/3) in amount of the Interest Holders of such Class which actually voted, voted to accept the Plan.

        7.    Treatment of Nonaccepting Classes

        As noted above, even if all impaired Classes do not accept the proposed Plan, the Bankruptcy Court may nonetheless confirm the Plan if the nonaccepting classes are treated in the manner required by the Bankruptcy Code. The process by which nonaccepting Classes are forced to be bound by the terms of the Plan is commonly referred to as "cramdown." The Bankruptcy Code allows the Plan to be "crammed down" on nonaccepting Classes of Claims or Interests if it meets all consensual requirements except the voting requirements of Section 1129(a)(8) of the Bankruptcy Code and if the Plan does not "discriminate unfairly" and is "fair and equitable"(2) toward each impaired Class that has not voted to accept the Plan as referred to in Section 1129(b) of the Bankruptcy Code and applicable case law. The Creditors of each Debtor other than SNTL could object to Confirmation of the Plan as not being "fair and equitable" in that Holders of Interests in such Debtors are retaining their Interests although the Claims against these Debtors are not necessarily being satisfied in full. In each such case, of course, the Holder of the Equity Interest in question is another of the Debtors. The Debtors and the SNTL Acquiror believe that the retention of the Equity Interests in the Subsidiaries of SNTL is prudent and beneficial to maintenance of the value of the NOLs. In the event that a Creditor raises such an objection—which objection would accomplish nothing beneficial to any Creditor in economic terms—the Debtors reserve the right to substantively consolidate their Estates, thereby rendering the Plan confirmable through the extinguishment of the Equity Interests in the Debtors other than SNTL by reason of such substantive consolidation.

(2)
The requirements for whether a chapter 11 plan is "fair and equitable" with respect to a dissenting class depends on the claims and interests in such class. With respect to a class of secured claims that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that either (a) the holders of such claims are retaining the liens securing such claims and that each holder of a claim in such class will receive deferred cash payments totaling at least the allowed amount of such claim, of a value of at least the value of such holder's interest in its collateral, or (b) the holders of such claims will realize the indubitable equivalent of such claims under the Plan. With respect to a class of unsecured claims that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that either (a) each holder of an unsecured claim in the dissenting class receives or retains under the Plan property of a value equal to the allowed amount of its unsecured claim or (b) the holders of claims or interests that are junior to the claims of the holders of such unsecured claims will not receive or retain any property under the Plan. With respect to a class of Interests that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that (a) each holder of an interest in such dissenting class receives or retains on account of such interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holders is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (b) the holders of any interest that is junior to the interests of the holders in the dissenting class of interests will not receive or retain any property under the Plan.

        8.    Request for Confirmation Despite Nonacceptance by Impaired Class(es)

        The Debtors ask the Bankruptcy Court to confirm the Plan by cramdown on each impaired Class that does not vote to accept the Plan.

B.    Liquidation Analysis

        Another confirmation requirement is the "Best Interest Test", which requires a liquidation analysis. Under the Best Interest Test, if a claimant or interest holder is in an impaired Class and that claimant or interest holder does not vote to accept the Plan, then that creditor or Interest Holder must receive or retain under the Plan property of a value not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

        In a Chapter 7 case, a debtor's assets are usually sold by a Chapter 7 trustee. Secured Creditors are paid first from the sales proceeds of properties on which the secured creditor has a lien. Administrative claims are paid next. Next, Holders of Unsecured Claims are paid from any remaining sales proceeds, according to their rights to priority. Holders of Unsecured Claims with the same priority share in proportion to the amount of their Allowed Claim in relationship to the amount of total allowed unsecured claims. Finally, Interest Holders receive the balance that remains after all Creditors are paid, if any.

        For the Bankruptcy Court to be able to confirm this Plan, the Bankruptcy Court must find that all Creditors and Interest Holders who do not accept the Plan will receive at least as much under the Plan as such Holders would receive under a Chapter 7 liquidation of each Debtor. The Debtors maintain that this requirement is met here because the EON and Litigation Trust Certificates have a value far in excess of what would be distributed to Creditors at liquidation.

        Attached hereto as Exhibit "3" is a demonstration, in balance sheet format, that all Creditors and Interest Holders of each Debtor will receive at least as much under the Plan as such Creditor or Interest Holder would receive under a Chapter 7 liquidation. Exhibit "3" is based upon two fundamental assumptions: (a) the value of the NOLs would be lost in the chapter 7 liquidation of any Debtor, and (b) in a liquidation, the chapter 7 trustee would be unable to administer or effectively prosecute the FHS Litigation. As such, the liquidation analysis contemplates a simple distribution of assets on hand to Creditors, and the dismissal of the FHS Litigation.

        The Debtors believe that each of the foregoing assumptions is wholly justified. The loss of the value of the NOLs is a necessary consequence of any liquidation, as discussed in more detail in the Tax Analysis set forth in Section IX.H., above. Put simply, under the IRC, the Debtors simply cannot liquidate and simultaneously maintain the value of the NOLs. Among other things, the "more than an insignificant amount of business" requirement for preservation of the NOLs could not be satisfied. As such, millions of dollars of value available to Creditors through the Plan would be lost.

        Additionally, the Debtors believe that the FHS Litigation is simply too complex to be properly administered by a chapter 7 trustee that would, unavoidably, be a complete stranger to the facts and circumstances which give rise to SNTL's causes of action. Moreover, absent the Plan, it is likely that crucial witnesses necessary to advance SNTL's case would move on to other endeavors, making the advancement of the FHS Litigation even more unwieldy. Again, potentially millions of dollars of value to Creditors would therefore be lost in a liquidation.

C.    Feasibility

        Another requirement for Confirmation involves the feasibility of the Plan, which means that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

        There are at least two important aspects of a feasibility analysis. The first aspect considers whether a debtor will have enough cash on hand on the Effective Date of the Plan to pay all the claims and expenses which are entitled to be paid on such date. The Debtors maintain that this aspect of feasibility is satisfied as illustrated on Exhibit "2".

        The second aspect considers whether the Debtors will have enough cash over the life of the Plan to make the required Plan payments. This element is satisfied herein that the Plan does not provide for any guaranteed Cash payments on any Claims. Rather, Distributions will be made in respect of EON Payments and Litigation Trust Certificates if and only when Cash is generated by reason of the transaction set forth in the Plan.

XI.

EFFECT OF CONFIRMATION OF PLAN

A.    Discharge

        The Plan provides that upon the Effective Date, the Debtors shall be discharged of liability for payment of debts incurred before confirmation of the Plan, to the extent specified in Section 1141 of the Bankruptcy Code. However, the discharge will not discharge any liability imposed by the Plan.

B.    Revesting of Property in the Debtor

        Except as provided in the Plan, the Confirmation of the Plan revests all of the property of the estates in the Debtors.

C.    Modification of Plan

        The Debtors may, with the prior written consent of the SNTL Acquiror, modify the Plan at any time before Confirmation. However, the Bankruptcy Court may require a new disclosure statement and/or revoting on the Plan.

        The Debtors may also, with the prior written consent of the SNTL Acquiror, seek to modify the Plan at any time after confirmation only if (1) the Plan has not been substantially consummated and (2) the Bankruptcy Court authorizes the proposed modifications after notice and a hearing.

D.    Post-Confirmation Status Report

        Within 120 days of the entry of the order confirming the Plan, the Debtors and/or the Litigation Trust shall file a status report with the Bankruptcy Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured Creditors, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entities.

E.    Post-Confirmation Conversion/Dismissal

        A Creditor or party in interest may bring a motion to convert or dismiss the case under Section 1112(b) of the Bankruptcy Code, after the Plan is confirmed, if there is a default in performing the Plan. If the Bankruptcy Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7 estate. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Bankruptcy Court during this case.

        The order confirming the Plan may also be revoked under very limited circumstances. The Bankruptcy Court may revoke the order if the order of Confirmation was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the order of confirmation.

F.    Final Decree

        Once the estate has been fully administered as referred to in Bankruptcy Rule 3022, the Debtors and/or the Trustee, or such other party as the Bankruptcy Court shall designate in the Plan Confirmation Order, shall file a motion with the Bankruptcy Court to obtain a final decree to close the case.

Dated: May 6, 2002	PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.
	By	/s/ Brad R. Godshall Brad Godshall Attorneys for Debtors STNL, Inc.

DEBTORS:	SNTL CORPORATION
	By:	/s/ J. Chris Seaman J. Chris Seaman
SNTL HOLDINGS CORPORATION
	By:	/s/ J. Chris Seaman J. Chris Seaman
SN INSURANCE SERVICES, INC.
	By:	/s/ J. Chris Seaman J. Chris Seaman
SN INSURANCE ADMINISTRATORS, INC
	By:	/s/ J. Chris Seaman J. Chris Seaman
INFONET MANAGEMENT SYSTEMS, INC
	By:	/s/ J. Chris Seaman J. Chris Seaman
PACIFIC INSURANCE BROKERAGE, INC
	By:	/s/ J. Chris Seaman J. Chris Seaman

EXHIBIT 1—FINANCIAL STATEMENTS

        The historical financial statements for the two years preceding the petition date and projected financial statements for the life of the Plan are attached.

EXHIBIT 2—CASH FLOW/FEASIBILITY ANALYSIS

QuickLinks

Exhibit 99.182
TABLE OF CONTENTS
I. INTRODUCTION
II. OVERVIEW
III. BACKGROUND
IV. DEBTORS' CREDITORS
V. POST-PETITION EVENTS
VI. DEBTORS' ASSETS
VII. MANAGEMENT OF THE DEBTORS BEFORE AND AFTER THE BANKRUPTCY
VIII. CURRENT AND HISTORICAL FINANCIAL CONDITIONS
IX. SUMMARY OF THE PLAN OF REORGANIZATION
X. CONFIRMATION REQUIREMENTS AND PROCEDURES
XI. EFFECT OF CONFIRMATION OF PLAN
EXHIBIT 1—FINANCIAL STATEMENTS
EXHIBIT 2—CASH FLOW/FEASIBILITY ANALYSIS